  As filed with the Securities and Exchange Commission on February 10, 1999.
                                                      Registration No. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  -----------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                  -----------
                               NRT INCORPORATED
            (Exact Name of Registrant as Specified in Its Charter)

       Delaware                      6531                  33-0769705
   (State or Other       (Primary Standard Industrial   (I.R.S. Employer
   Jurisdiction of        Classification Code Number) Identification No.)
   Incorporation or
    Organization)

                                 6 Sylvan Way
                         Parsippany, New Jersey 07054
                                (973) 496-5700
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                            Steven L. Barnett, Esq.
             Senior Vice President, General Counsel and Secretary
                               NRT Incorporated
                                 6 Sylvan Way
                         Parsippany, New Jersey 07054
                                (973) 496-5700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                  -----------

                                  Copies to:
     Stephen F. Arcano, Esq.                   Mark L. Weissler, Esq.
 Skadden, Arps, Slate, Meagher &           Milbank, Tweed, Hadley & McCloy
             Flom LLP                         One Chase Manhattan Plaza
         919 Third Avenue                     New York, New York 10005
     New York, New York 10022                      (212) 530-5000
          (212) 735-3000                        (212) 530-5219 (fax)
       (212) 735-2000 (fax)

                                  -----------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                                  -----------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                  -----------
                           CALCULATION OF FILING FEE
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
                 Title of Each Class of                     Proposed Maximum     Amount of
               Securities to be Registered                 Offering Price (1) Registration Fee
----------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share.................      $225,000,000        $62,550

-------------------------------------------------------------------------------
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(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

                                  -----------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by U.S. federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the registration statement filed with the Securities and Exchange Commission + +relating to these securities has been declared "effective" by the SEC. This + +prospectus is not an offer to sell these securities or our solicitation of + +your offer to buy these securities in any State or other jurisdiction where +
+that would not be permitted or legal.                                         +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                      SUBJECT TO COMPLETION--      , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus

     , 1999

                                NRT Incorporated

                               Shares of Common Stock

--------------------------------------------------------------------------------

    Certain Data on the   Certain Terms of
    Company:              the Offering:


    . NRT is the          . NRT is offering
    largest residential        of the shares
    real estate           and Apollo is
    brokerage company     offering
    in the United         of the shares.
    States, with
    approximately          . The underwriters
    690 offices            have an option to
    operating under the    purchase an
    COLDWELL BANKER(R),    additional
    ERA(R) and CENTURY     shares from Cendant
    21(R) brand names.     and Apollo to cover
                           over-allotments.
    . NRT has grown
    rapidly, in large      . This is NRT's
    part through its       initial public
    acquisitions of 64     offering, and
    residential real       no public market
    estate brokerage       currently exists
    companies              for NRT's shares.
    (including 6 of the
    25 largest based on    . NRT plans to use
    home sales volume),    the net proceeds
    representing a         from this offering
    total of over 500      (1) to redeem its
    offices.               outstanding junior
                           preferred stock
    . Affiliates of        held by Apollo and
    Apollo Management,     (2) for general
    L.P. and Cendant       corporate purposes,
    Corporation            which may include
    currently own all      acquisitions.
    of NRT's               NRT will not
    outstanding capital    receive any
    stock and are          proceeds from the
    parties to various     shares sold by
    agreements with        Apollo or Cendant.
    NRT.
                         . Closing:        ,
    . Principal           1999.
    Executive Offices:
    NRT Incorporated
    6 Sylvan Way
    Parsippany, New
    Jersey 07054
    (973) 496-5700

    Proposed
    Symbol/Proposed
    Market:

    . NRS/NYSE


    -------------------------------------------------
                                          Per
                                         Share  Total
    -------------------------------------------------
     Public offering price (estimated):  $      $
     Underwriting fees:                  $      $
     Proceeds to the Company:            $      $
     Proceeds to selling stockholders:   $      $
    -------------------------------------------------

    This investment involves risk. See "Risk Factors" beginning on Page 15.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette
          Bear, Stearns & Co. Inc.
                     Merrill Lynch & Co.
                                                      Morgan Stanley Dean Witter

                         [MAP OF NRT OFFICE LOCATIONS]



  NRT and its subsidiaries own and operate franchised real estate brokerage offices under the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names. COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) are registered service marks of a wholly owned subsidiary of Cendant Corporation. As used in this prospectus, unless the context otherwise requires, (1) "NRT" and the "Company" mean NRT Incorporated and its subsidiaries and predecessors, (2) "Cendant" means Cendant Corporation and its subsidiaries and predecessors, (3) the "Franchisors" means Coldwell Banker Real Estate Corporation, ERA Franchise Systems, Inc. and Century 21 Real Estate Corporation, each a wholly owned subsidiary of Cendant, and (4) "Apollo" means Apollo Management, L.P. and its affiliated investment funds, Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (UK) Partners III, L.P.

                                 ------------

                               TABLE OF CONTENTS

Prospectus Summary...................    3
Risk Factors.........................   15
Special Note Regarding Forward-
 Looking Statements..................   24
Use of Proceeds......................   25
Dividend Policy......................   25
Dilution.............................   26
Capitalization.......................   27
Unaudited Pro Forma Condensed
 Consolidated Financial Information..   28
Selected Consolidated Financial
 Data................................   38
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.......................   39
Business.............................   51

Management..........................   67
Principal and Selling Stockholders..   76
Certain Transactions................   78
Description of Capital Stock........   94
Description of Certain
 Indebtedness.......................  102
Shares Eligible for Future Sale.....  104
Certain United States Federal Tax
 Considerations Relating to Non-U.S.
 Holders............................  105
Underwriting........................  108
Notice to Canadian Residents........  112
Legal Matters.......................  115
Experts.............................  115
Additional Information..............  117
Index to Financial Statements.......  F-1

                               PROSPECTUS SUMMARY

  This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. Unless otherwise indicated, the information contained in this prospectus (1) gives effect to a
 -for-1 split of the Common Stock that will be effected immediately prior to the closing of the offering and (2) assumes the underwriters' over-allotment option is not exercised. Statistical information regarding the residential real estate brokerage industry has been derived from publicly available sources, which the Company has not independently verified but believes to be reliable.

                                  The Company

  NRT is the largest residential real estate brokerage company in the United States, with approximately 690 offices and over 30,000 sales associates throughout the country. The Company is approximately five times larger than its next largest competitor in terms of the dollar volume of home sales and believes that it is the only national residential real estate brokerage company. The Company operates in 18 of the 30 largest domestic markets measured by population and believes, based on reported revenues and number of offices, that it is either the largest or second largest residential real estate brokerage in each market in which it operates.

  NRT operates full service brokerage offices under the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names. As a full service brokerage, the Company offers, either directly or through third party arrangements, a wide variety of homeowner services in addition to traditional brokerage services, including mortgage, title, escrow and relocation services, home warranties, home security systems and other services. When compared to other real estate brokerages, NRT believes it benefits from several competitive advantages, including operating economies of scale, national brand identity, extensive training programs for its sales associates, more sophisticated technology and information systems, a wide variety of brokerage-related services and greater access to capital. With these competitive advantages, the Company recruits, retains and develops highly productive sales associates.

  In 1997, the Company acted as broker in transactions representing over $36.8 billion in home sales volume, $1.0 billion in gross commission income and 154,066 "sides" (each real estate transaction has two sides, the selling side and the buying side). For the twelve-month period ended September 30, 1998, after giving effect to certain acquisitions completed by the Company, the Company had pro forma revenues of $2.4 billion and operating income before depreciation and amortization (after eliminating redundant selling, general and administrative costs related to such acquisitions) of $84.6 million.

  The Company operates all of its brokerage offices under the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names pursuant to long-term franchise agreements with the Franchisors. The Company operates approximately 85% of its offices under the COLDWELL BANKER(R) brand name, 12% of its offices under the ERA(R) brand name and 3% of its offices under the CENTURY 21(R) brand name. The Company operates its COLDWELL BANKER(R) offices throughout the country, its ERA(R) offices in New Jersey and the Mid-Atlantic region and its CENTURY 21(R) offices in Northern California. Based on gross commission income, the Company is the largest individual real estate brokerage franchisee for each of these three brands. The Company believes that the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names provide the Company with consumer recognition and credibility on a national and international basis. Based on publicly available information, COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) are three of the five largest national real estate franchise systems in the United States, measured by the number of franchised real estate brokerage offices.

  NRT believes that the fragmented nature of the real estate brokerage industry offers substantial consolidation opportunities, and NRT's objective is to continue to expand its presence as the leading national real estate brokerage company. When it was formed in August 1997, the Company acquired the assets of National Realty Trust, which included the former real estate brokerage operations of Coldwell Banker Corporation. At that time, National Realty Trust was the largest residential real estate brokerage in the United States, with approximately 370 offices, $648 million of revenues and $21 million of operating income before depreciation and amortization for the year ended December 31, 1996. The operations acquired from National Realty Trust provided NRT with a strong core business and a proven operating history from which to expand by acquiring additional real estate brokerage firms.

  The Company has grown rapidly, in large part through its 28 acquisitions of multi-office brokerages and 36 acquisitions of single-office brokerages from September 1, 1997 through December 31, 1998, representing a total of over 500 brokerage offices and $1.14 billion in gross commission income on an annualized basis. The Company's significant acquisitions to date include Jon Douglas Real Estate Services Group, Inc., the third largest residential real estate brokerage company in the United States, Burnet Financial Group, the fourth largest, Hunneman Real Estate Corporation, the ninth largest, Cornish & Carey Residential, Inc., the tenth largest, and O'Conor, Piper & Flynn, Inc., the fifteenth largest (rankings based on the dollar volume of home sales in the last completed calendar year prior to being acquired by NRT).

  NRT and Cendant have an agreement that reduces the Company's effective purchase price for brokerage acquisitions in which Cendant agrees to participate. When NRT and Cendant cooperate to jointly fund an acquisition, the Company acquires the brokerage operations of the acquired brokerage, while Cendant acquires the trademarks and mortgage operations (if any). As with its existing offices, NRT is required to operate all acquired offices under one of the Franchisors' brand names and pay royalties for such offices under the franchise agreements. From NRT's formation through December 31, 1998, Cendant has provided an average of 66% of the total acquisition cost for all of NRT's brokerage acquisitions (excluding the National Realty Trust acquisition). While Cendant can decline to participate in any brokerage acquisition, it has participated in all of NRT's brokerage acquisitions to date (excluding the National Realty Trust acquisition).

  Upon NRT's formation in August 1997, Cendant committed approximately $445 million for the Company's brokerage acquisitions. Through December 31, 1998, Cendant had provided approximately $420 million of its original commitment and NRT had used approximately $230 million of its own capital for acquisitions. Cendant has committed an additional $1 billion for future brokerage acquisitions in which Cendant agrees to participate pursuant to an Acquisition Cooperation Agreement, which amends NRT's prior agreement with Cendant by reducing the percentage of the purchase price payable by Cendant in future NRT brokerage acquisitions. The $1 billion commitment is available in two $500 million tranches. The first $500 million (of which Cendant has provided approximately $23 million) is currently available, and the second $500 million would become available after the first $500 million has been completely used by NRT but in no case earlier than February 9, 2004, unless otherwise agreed to by Cendant. See "Business-- Acquisitions" and "Certain Transactions--Acquisition Cooperation Agreement."

  In addition to the franchise agreements with the Franchisors and the Acquisition Cooperation Agreement, the Company has entered into various other agreements with Cendant or its subsidiaries. These agreements include a Program Outsourcing Agreement under which Cendant acts as the Company's exclusive agent in negotiating arrangements with third party service and product providers, a Stockholders Agreement relating to the voting, transfer and registration of shares of the Company's capital stock owned by Apollo and Cendant, a Marketing Agreement relating to the marketing of Cendant's mortgage origination services and other agreements. NRT intends to enter into a joint venture with Cendant to provide mortgage services, at which time the Marketing Agreement will be terminated. See "Certain Transactions."

  NRT continually explores and discusses with third parties potential acquisitions and other strategic corporate transactions. NRT is currently engaged in discussions with third parties regarding possible acquisitions in the real estate brokerage industry. Completion of any such transactions would be subject to the negotiation and signing of final agreements, the receipt of any necessary regulatory approvals and third party consents and the satisfaction of other conditions. The Company cannot guarantee the timing, likelihood or financial or business effect of any possible transaction.

                                  The Industry

  According to industry data, the 1998 domestic residential real estate industry generated approximately $940 billion in home sales and over 11 million sides. Assuming an average commission rate of 5 1/2%, the industry generated over $50 billion of gross commission income in 1998. Existing home sales in the United States have exceeded 3.5 million homes sold every year since 1992 and over 4.0 million homes sold in each of 1996, 1997 and 1998. Since 1991, the number of new and existing homes sold per year in the United States has grown at an average annual rate of 5.4%. Recent years have been among the strongest ever for existing home sales. According to the National Association of Realtors, the 1993-1998 period represents six of the eight strongest years on record for annual existing home sales.

  Real estate brokerage companies typically realize revenues as a commission that is based on a percentage of the price of each home sold. As a result, the real estate brokerage industry generally benefits from rising home prices. In 1998, the national median price for existing, single-family homes, as reported by the National Association of Realtors, an industry trade association, was $130,600, up 5.2% from 1997. Since 1981, median home prices have increased an average of 4.0% annually.

  The highly fragmented real estate brokerage industry consists primarily of a large number of relatively small brokerage companies and a small number of multi-office regional brokerage companies. The 482 real estate brokerage firms included in the Real Facts (an industry publication) listing of the largest real estate brokerage companies in the United States represented less than 19% of the total number of sides closed in 1997. In addition, according to the National Association of Realtors, approximately 87% of all real estate brokerage firms existing on December 31, 1997 consisted of a single office.

  The Company believes that the future of the real estate brokerage industry will be dominated by (1) large companies offering multiple services and (2) smaller, niche-oriented firms. NRT believes that larger firms, such as NRT, will benefit from their ability to offer consumers a "full service brokerage" approach to the complex process of purchasing or selling a home by offering home buyers and sellers a wide variety of homeowner services.

                                Growth Strategy

  The Company's growth strategy is to expand its operations and improve profitability through the following strategic initiatives:

Internal Growth Strategy

  Leverage Well Known, National Brand Names. The Company believes that its ability to operate under the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names provides it with substantial benefits, including: (1) the enhanced name recognition and reputation of the brands among consumers for quality and consistency; (2) access to the Franchisors' well developed sales associate training and educational programs; and (3) the approximately $65 million of annual marketing expenditures by national advertising funds promoting the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names. The Company believes that brand recognition is important in the real estate business because (1) home buyers and sellers are generally infrequent users of brokerage services and typically rely on reputation as well as word-of-mouth recommendations and
(2) real estate sales associates believe that a brokerage firm's image with customers is its most important attribute.

  Continue to Broaden Range of Services Offered. As a full service brokerage company, NRT offers, either directly or through third party arrangements, a wide variety of homeowner services in addition to traditional brokerage services, including mortgage, title, escrow and relocation services, home warranties, home security systems, temporary housing, temporary storage, moving truck rentals and telephone services. The Company intends to capitalize on the purchasing power of home buyers and sellers and take advantage of the relationship between homeowners and the Company's sales associates to market a wide range of homeowner services. The Company believes that by offering a wide range of brokerage and related services it can improve the home purchase or sale experience, enhance its relationship with its customers and increase its service revenues. The Company intends to continue to broaden the range of services that it offers. See "Certain Transactions--Program Outsourcing Agreement," "--Marketing Agreement" and "--Relocation Management."

  Recruit, Retain and Develop High-Quality Sales Associates. The success of the Company's business is largely driven by its ability to recruit, retain and develop high-quality real estate sales associates. The Company believes that its strong reputation and ability to offer consumers a wide range of real estate brokerage-related services, coupled with its ability to provide its sales associates with extensive training and educational programs, marketing support, sophisticated information technology and other resources, help the Company recruit, retain and develop highly productive sales associates. The Company believes its sales associates generally have a reputation for quality of service and professionalism. While individual results vary widely, the productivity of the Company's sales associates has increased by 13.4% to an average of 9.3 closed sides per sales associate in 1997 from 8.2 closed sides per sales associate in 1996.

  Continue to Enhance Productivity with Information Technology. The Company's technology-based systems combine software applications with features such as prospective customer management, location mapping, financial analysis, property information, photographs and forms. The Company believes that these systems, which provide the Company's sales associates with quick access to current market information, are powerful productivity enhancing and marketing tools. The Company intends to continue to upgrade its information technology and to use technology to enhance the productivity of its sales associates.

Acquisition Strategy

  NRT intends to grow by making selected acquisitions of residential real estate brokerages, title insurance agencies and escrow operations in existing and new geographic markets. The Company believes that smaller brokerage firms, which comprise a large segment of the real estate brokerage industry, generally are not as well positioned as the Company to compete in their markets, do not have the same access to capital as does the Company and are less able to respond to changes in the real estate industry.

  Enter New Markets. NRT intends to enter new markets by selectively acquiring high-quality, leading real estate brokerage firms that it believes will enable it to establish a strong presence in target markets. In evaluating potential acquisitions, the Company considers a number of factors, including financial performance, quality of management and sales associates, demographics and economic conditions of the new market and competitive position of the acquisition target.

  Expand Within Existing Markets. NRT seeks to expand its presence within its existing markets through acquisitions of additional local and regional brokerages, as well as smaller "roll-in" acquisitions. "Roll-in" acquisitions are acquisitions of smaller firms, often consisting of a single office, whose businesses can be integrated into the Company's operations, while eliminating many duplicative costs, such as advertising, rent and administrative support. By utilizing its existing infrastructure to support a broader network of sales associates and revenue base, the Company believes it can enhance the profitability of its consolidated operations. Since its formation, NRT has completed over 35 "roll-in" acquisitions.

  Improve Operations of Acquired Companies. The Company seeks to improve the operating profitability of acquired companies through the consolidation of offices, elimination of duplicative costs, reduction in personnel and centralization of back office functions. The limited availability of capital has constrained expansion and modernization at many small and mid-sized real estate brokerage firms. The Company believes that it can increase internal growth at many of the acquired companies through its (1) affiliation with nationally recognized brand names, (2) offering of a wide range of brokerage-related services, (3) improved use of information technology, (4) sales associate training and educational programs, (5) marketing and business promotion and (6) skilled senior management. From September 1, 1997 through December 31, 1998, the Company completed 25 acquisitions of brokerages which each had over $5 million of annual gross commission income. Through September 30, 1998, the Company had taken actions to reduce the annual operating costs of acquired companies by an aggregate of approximately $55.4 million, representing approximately 15.7% of the acquired companies' selling, general and administrative expenses for the twelve month period preceding their acquisition.

Other Growth Opportunities

  The Company intends to seek other growth opportunities and has identified the following areas for possible expansion.

  International. The Company believes that the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names are highly regarded in a number of industrialized countries, including Canada, the United Kingdom and France, which have real estate brokerage industries that operate in a manner similar to the real estate brokerage industry in the United States. The Company may seek to enter such markets by (1) acquiring master franchise rights in such markets, (2) entering into partnerships with brokers operating in such markets or (3) making acquisitions of brokers operating in such markets.

  Commercial. Approximately 400 of the Company's sales associates concentrate principally on commercial real estate sales. The Company may pursue opportunities to expand its network of commercial real estate sales associates by making strategic acquisitions of regional and local commercial brokerage companies.

                                  The Offering

Common Stock offered by:
  The Company...........        shares
  The selling
   stockholders(a)......        shares
    Total...............        shares
Common Stock to be
 outstanding after the
 offering...............        shares(b)(c)
Use of proceeds.........  The Company intends to use the net proceeds of the offering (1) to redeem all outstanding shares of the
                          Company's junior preferred stock held by Apollo and (2)
                          for general corporate purposes, which may include
                          acquisitions. The Company will not receive any of the
                          proceeds from the sale of shares by the selling
                          stockholders.
Risk factors............  See "Risk Factors" for a discussion of certain risks you should consider before investing in the Common Stock.
Proposed New York Stock
 Exchange symbol........  NRS

--------------------
(a) Represents shares being offered by Apollo. If the underwriters' over-allotment option is exercised, additional shares of Common Stock will be offered by Cendant and Apollo.
(b) Excludes (1) currently outstanding options to purchase approximately shares of Common Stock pursuant to the Company's 1997 Equity Participation
    Plan at a weighted average exercise price of $    per share and (2)
    shares of Common Stock available for future awards under the 1997 Equity Participation Plan.
(c) Assumes the conversion by Cendant of all of the outstanding shares of the
    Company's convertible preferred stock held by it into     shares of Common
    Stock, based on an assumed offering price of $   , the mid-point of the
    expected range of initial public offering price per share.

                        Summary Financial and Other Data

  The following tables present summary historical, combined and pro forma financial and other data of the Company. For additional information, you should refer to "Selected Consolidated Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and its predecessors and related notes. The pro forma data are provided for informational purposes only and are not necessarily indicative of the financial position or the results of operations of the Company had the events described in the notes below occurred on the dates specified, nor are such data indicative of the Company's future financial condition or results of operations.

Historical Data

                                        Predecessors(a)
                         ---------------------------------------------
                            Coldwell Banker                                NRT
                         Residential Brokerage  National Realty Trust  Incorporated      NRT Incorporated
                         --------------------- ----------------------- ------------ ---------------------------
                                        Five      Seven       Eight        Four          One          Nine
                                       Months     Months      Months      Months        Month        Months
                          Year Ended   Ended      Ended       Ended       Ended         Ended         Ended
                         December 31, May 31,  December 31, August 31, December 31, September 30, September 30,
                             1995       1996       1996        1997        1997         1997          1998
                         ------------ -------- ------------ ---------- ------------ ------------- -------------
                                                             (in thousands)
Statement of Operations
 Data:
Real estate
 commissions............   $540,302   $228,005   $400,076    $570,150    $446,134     $100,592     $1,488,932
Other revenues..........     16,042      7,810     12,101      14,636      17,380        2,428         77,017
                           --------   --------   --------    --------    --------     --------     ----------
  Total revenues........    556,344    235,815    412,177     584,786     463,514      103,020      1,565,949
Commissions and
 royalties..............    333,869    141,404    276,364     393,235     330,169       73,346      1,091,039
Selling, general and
 administrative
 expenses...............    212,013     93,532    119,862     168,863     124,785       26,750        406,161
Amortization of good-
 will...................        532        482        104       1,162         637          160          3,220
Acquisition related
 costs(b)...............      4,240         26     22,188      10,735      78,462       32,264         48,225
                           --------   --------   --------    --------    --------     --------     ----------
  Operating income
   (loss)...............      5,690        371     (6,341)     10,791     (70,539)     (29,500)        17,304
Interest expense, net...       (137)        11         44         117      (2,843)        (757)        (2,068)
Provision (benefit) for
 income taxes...........      2,459        156        --        4,432     (25,453)     (11,656)         8,444
                           --------   --------   --------    --------    --------     --------     ----------
  Net income (loss).....   $  3,368   $    204   $ (6,385)   $  6,242    $(42,243)    $(17,087)    $   10,928
                           ========   ========   ========    ========    ========     ========     ==========
Other Data:
Acquisition Related
 Costs:
Amortization of pending
 real estate sales
 contracts and real
 estate listing
 contracts(b)...........   $  2,848   $     26   $ 21,449    $  9,314    $ 69,896     $ 26,221     $   32,170
Office conversion
 costs(b)...............      1,392        --         739       1,421       8,566        6,043         16,055
                           --------   --------   --------    --------    --------     --------     ----------
Total acquisition
 related costs..........   $  4,240   $     26   $ 22,188    $ 10,735    $ 78,462     $ 32,264     $   48,225
                           ========   ========   ========    ========    ========     ========     ==========
Operating income before
 amortization of
 goodwill and
 acquisition related
 costs(b)...............   $ 10,462   $    879   $ 15,951    $ 22,688    $  8,560     $  2,924     $   68,749
Depreciation............      9,111      3,812      1,129       3,026       2,998          557         12,964

--------------------
(a) In May 1996, Cendant acquired Coldwell Banker Corporation and contributed the real estate brokerage operations owned by Coldwell Banker Residential Brokerage Corporation to National Realty Trust. Cendant retained ownership of all trademarks utilized in connection with the transferred real estate brokerage operations and franchised the right to conduct business under the COLDWELL BANKER(R) brand name to National Realty Trust. Cendant subsequently franchised the right to conduct business under the ERA(R) and CENTURY 21(R) brand names to National Realty Trust. In August 1997, NRT Incorporated was formed and acquired all of the real estate brokerage operations owned by National Realty Trust, including real estate brokerage offices acquired after May 1996.
(b) Acquisition related costs reflect primarily the amortization of acquired companies' pending real estate sales contracts and real estate listing contracts and office conversion costs, which include primarily signage change, name change advertising and other transitional costs. NRT amortizes acquired companies' pending real estate sales contracts over a three-month period and real estate listing contracts over a six-month period, reflecting the respective periods over which the Company estimates that such contracts will result in closed real estate transactions.

Combined and Pro Forma Data

                                                                                                Pro Forma As Adjusted(e)
                                                                                        ----------------------------------------
                                                              Combined                                 Combined
                                    Combined     Combined    Nine Months   Nine Months    Combined    Nine Months   Nine Months
                      Year Ended   Year Ended   Year Ended      Ended         Ended      Year Ended      Ended         Ended
                     December 31, December 31, December 31, September 30, September 30, December 31, September 30, September 30,
                         1995       1996(b)      1997(c)       1997(d)       1998(d)        1997         1997          1998
                     ------------ ------------ ------------ ------------- ------------- ------------ ------------- -------------
                                                  (dollars in thousands, except per share amounts)
 Statement of
  Operations Data:
 Real estate
  commissions.....     $540,302     $628,081    $1,016,284    $ 670,742    $1,488,932    $2,006,418   $1,505,145    $1,763,269
 Other revenues...       16,042       19,911        32,016       17,064        77,017       115,312       83,204       111,847
                       --------     --------    ----------    ---------    ----------    ----------   ----------    ----------
  Total revenues..      556,344      647,992     1,048,300      687,806     1,565,949     2,121,730    1,588,349     1,875,116
 Commissions and
  royalties.......      333,869      417,768       723,404      466,581     1,091,039     1,499,196    1,114,356     1,340,339
 Selling, general
  and
  administrative
  expenses........      212,013      213,394       293,648      195,613       406,161       645,676      478,688       474,553
 Amortization of
  goodwill........          532          586         1,799        1,322         3,220         5,688        4,408         3,566
 Acquisition
  related costs...        4,240       22,214        89,197       42,999        48,225       151,822      151,822         1,255
                       --------     --------    ----------    ---------    ----------    ----------   ----------    ----------
  Operating income
   (loss)(a)......        5,690       (5,970)      (59,748)     (18,709)       17,304      (180,652)    (160,925)       55,403
 Interest expense,
  net.............         (137)          55        (2,726)        (640)       (2,068)          349        4,352        (1,424)
 Provision
  (benefit) for
  income taxes....        2,459          156       (21,021)      (7,224)        8,444       (71,232)     (66,843)       23,613
                       --------     --------    ----------    ---------    ----------    ----------   ----------    ----------
 Net income
  (loss)..........     $  3,368     $ (6,181)   $  (36,001)   $ (10,845)   $   10,928    $ (109,769)  $  (98,434)   $   33,214
                       ========     ========    ==========    =========    ==========    ==========   ==========    ==========
 Weighted average
  shares outstanding(f):
 Basic............
 Diluted..........
 Income (loss) per share:
 Basic............
 Diluted..........
 Other Data:
 Sides(g).........      100,339      109,994       154,066      105,936       220,297
 Average sales
  price per
  home(h).........     $  192.8     $  205.4    $    239.0    $   232.2    $    247.3
 Home sales
  volume(i) (in
  millions).......     $ 19,345     $ 22,593    $   36,822    $  24,598    $   54,479
 Average sales
  commission rate
  per side(j).....         2.77%        2.78%         2.76%        2.74%         2.73%
 Number of offices
  (at period
  end)............          325          353           463          366           630
 Number of sales
  associates (at
  period end).....       13,368       13,765        19,914       18,939        29,078
 Real estate
  listing
  contracts (at
  period end)(k)..       28,877       27,170        33,256       36,370        65,248
 Cash Flow Data:
 Net cash provided
  by operating
  activities......     $ 12,756     $ 34,665    $   30,152    $  19,402    $   19,576
 Net cash used in
  investing
  activities......      (12,933)     (33,190)     (152,270)    (140,180)     (117,692)
 Net cash provided
  by (used in)
  financing
  activities......         (936)      10,624       294,067      295,254        (3,199)

                                                   As of September 30, 1998
                                                   -----------------------------
                                                   Historical      Pro Forma(l)
                                                   --------------  -------------
                                                        (in thousands)
Balance Sheet Data:
Cash and cash equivalents..............  $ 64,045   $      108,473
Total assets...........................   470,418          514,846
Long-term debt.........................    13,753           13,753
Redeemable preferred stock.............   242,875          181,591
Stockholders' equity (deficit).........   (50,623)          25,089

                                                   (Footnotes on following page)

(a) EBITDA is defined as operating income (loss) plus depreciation and amortization of goodwill and other intangibles. Adjusted EBITDA is defined as EBITDA plus office conversion costs (i.e., the costs of converting acquired brokerages operating under the franchise agreements with the Franchisors), which include primarily signage change, name change advertising and other transitional costs, plus the effect of eliminating redundant selling, general and administrative costs that have resulted or will result from the implementation of plans to restructure and consolidate certain operations of acquired companies, had the acquisitions and related restructuring and consolidation actions taken place on January 1, 1997. These actions include the involuntary termination and relocation of employees, the consolidation and closing of facilities and the elimination of duplicative operating and overhead activities. See Note (i) under "Unaudited Pro Forma Condensed Consolidated Financial Information." EBITDA and Adjusted EBITDA are calculated as follows:

                                                                                                 Pro Forma As Adjusted
                                                                                        ----------------------------------------
                                                              Combined                                 Combined
                                    Combined     Combined    Nine Months   Nine Months    Combined    Nine Months   Nine Months
                      Year Ended   Year Ended   Year Ended      Ended         Ended      Year Ended      Ended         Ended
                     December 31, December 31, December 31, September 30, September 30, December 31, September 30, September 30,
                         1995         1996         1997         1997          1998          1997         1997          1998
                     ------------ ------------ ------------ ------------- ------------- ------------ ------------- -------------
                                                            (in thousands)
   Operating income
    (loss).........    $ 5,690      $(5,970)     $(59,748)    $(18,709)      $17,304     $(180,652)    $(160,925)     $55,403
   Depreciation....      9,111        4,941         6,024        3,583        12,964        18,824        14,149       15,610
   Amortization of
    goodwill.......        532          586         1,799        1,322         3,220         5,688         4,408        3,566
   Amortization of
    pending real
    estate
    contracts and
    real estate
    listing
    contracts......      2,848       21,475        79,210       35,535        32,170       125,317       125,317        1,225
                       -------      -------      --------     --------       -------     ---------     ---------      -------
   EBITDA..........     18,181       21,032        27,285       21,731        65,658       (30,823)      (17,051)      75,834
   Office
    conversion
    costs..........      1,392          739         9,987        7,464        16,055        26,505        26,505          --
                       -------      -------      --------     --------       -------     ---------     ---------      -------
   EBITDA before
    office
    conversion
    costs..........    $19,573      $21,771      $ 37,272     $ 29,195       $81,713        (4,318)        9,454       75,834
                       =======      =======      ========     ========       =======
   Selling, general
    and
    administrative
    cost savings...                                                                         61,807        46,356        7,066
                                                                                         ---------     ---------      -------
   Adjusted EBITDA
    before office
    conversion
    costs..........                                                                      $  57,489     $  55,810      $82,900
                                                                                         =========     =========      =======

  The Company believes that EBITDA is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA and Adjusted EBITDA are not intended to represent cash flows for the periods presented, nor have they been presented as alternatives to operating income as indicators of operating performance and measures of cash flow, and they should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The Company understands that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA and Adjusted EBITDA, as used above, are not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation.

(b) Summary financial information for the combined year ended December 31, 1996 represents the combined historical results of the Company's predecessors, Coldwell Banker Residential Brokerage Corporation from January 1, 1996 through May 31, 1996, and National Realty Trust from June 1, 1996 through December 31, 1996 and is not in conformity with generally accepted accounting principles because such combined results reflect different historical basis; however, the Company believes such information is appropriate and informative for certain comparative purposes. Such information does not include the pro forma effects of the Company's acquisitions or the offering.

(c) Summary financial information for the combined year ended December 31, 1997 represents the combined historical results of National Realty Trust from January 1, 1997 through August 31, 1997 and the Company from September 1, 1997 through December 31, 1997 and is not in conformity with generally accepted accounting principles because such combined results reflect different historical basis; however, the Company believes such information is appropriate and informative for certain comparative purposes. Such information does not include the pro forma effects of the Company's acquisitions or the offering.

(d) Summary financial information for the combined nine months ended September 30, 1997 represents the combined historical results of operations of National Realty Trust from January 1, 1997 through August 31, 1997 and the Company from September 1, 1997 through September 30, 1997 and is not in conformity with generally accepted accounting principles because such combined results reflect different historical basis; however, the Company believes such information is appropriate and informative for certain comparative purposes. Summary financial information for the nine months ended September 30, 1998 represents actual historical results of operations of the Company.

(e) The pro forma statement of operations data for the combined year ended December 31, 1997 and the nine-month periods ended September 30, 1997 and 1998 give effect to the following transactions as if such transactions occurred on January 1, 1997: (1) the offering at an assumed offering price per share of $ , the mid-point of the range of expected initial public offering price per share, and the application of the estimated net proceeds therefrom; and (2) the acquisitions described under "Unaudited Pro Forma Condensed Consolidated Financial Information." The Company has also completed certain smaller acquisitions that did not have a material effect on the Company's results of operations and are not reflected in the pro forma data. The pro forma statement of operations data do not give effect to the interest income that would have been earned on non-utilized proceeds of the offering had such transaction occurred on January 1, 1997.

(f) Weighted average shares outstanding (basic) represents the weighted average number of shares of Common Stock outstanding and is determined by measuring
    (1) the shares outstanding during each portion of the respective reporting period that shares of Common Stock have been outstanding relative to (2) the total amount of time in such reporting period. For purposes of the pro forma data, all shares issued in the offering are assumed to be outstanding for the entire period presented. Weighted average shares outstanding (diluted) represents the basic weighted average shares outstanding, adjusted to include the number of additional shares of Common Stock that would have been outstanding if the dilutive shares of Common Stock issuable upon conversion of the Company's convertible preferred stock and exercise of the Company's stock options had been issued.

(g) Each real estate transaction has two sides, the selling side and the buying side. The Company may participate as broker on one or both sides of a transaction.

(h) Represents the average sales price per home sold during the period presented and is calculated by dividing home sales volume by the aggregate number of homes sold.

(i) Represents the aggregate purchase price of all homes sold in transactions in which the Company participated as broker.

(j) Represents the average sales commission rate received by the Company per side in home sale transactions in which the Company participated as broker and is calculated by dividing (1) real estate sales commissions earned by the Company by (2) the product of the Company's total sides and the average sales price of homes sold by the Company.

(k) Represents the aggregate number of listing contracts entered into by the Company with homeowners.

(l) The pro forma balance sheet data as of September 30, 1998 give effect to the following transactions as if they had occurred on September 30, 1998:
    (1) the offering at an assumed offering price per share of $   , the mid-
    point of the range of expected initial public offering price per share, and the application of the estimated net proceeds therefrom; (2) the receipt by the Company on February 10, 1999 of a $30 million payment from Cendant for certain services that the Company is obligated to perform under an Acquisition Services Agreement in connection with future acquisitions by the Company pursuant to the Acquisition Cooperation Agreement; and (3) the payment by the Company of $45 million of cash dividends on its Common Stock to Apollo prior to the closing of the offering.

                                  RISK FACTORS

  You should consider carefully the following factors and other information in this prospectus before deciding to invest in shares of Common Stock.

Limited Operating History

  While the Company's predecessors have conducted real estate brokerage operations for a significant period of time, NRT Incorporated has conducted operations only since August 1997, when it acquired the assets of National Realty Trust. Through December 31, 1998, the Company completed an additional 28 acquisitions of multi-office brokerages and 36 acquisitions of single-office brokerages, including 55 acquisitions in 1998. As a result, the Company and its acquired brokerages have a limited operating history on a combined basis upon which an evaluation of the Company and its prospects can be based.

Recent Operating Losses

  The Company recorded operating losses of approximately $70.5 million for the four months ended December 31, 1997 and $6.3 million for the seven months ended December 31, 1996. In addition, on a combined pro forma as adjusted basis, the Company had an operating loss of $180.7 million for the year ended December 31, 1997. The Company's operating losses were due primarily to the large number of acquisitions completed by NRT and NRT's amortization of a significant portion of the purchase price for such acquisitions during the first year following completion of the acquisition. As a result, while the Company recorded operating income rather than operating loss for the nine months ended September 30, 1998, the Company may incur significant operating losses in the future. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Royalty Payments; Franchisee Status

  As a franchisee of the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) real estate franchise systems, the Company is required to pay royalties to the Franchisors. The Company paid royalties of $57.7 million for the year ended December 31, 1997 and $89.9 million for the nine months ended September 30, 1998. Under its franchise agreements with the Franchisors (the "Franchise Agreements"), following the closing of the offering, the Company will be required to pay certain additional royalties that were not payable during such periods. On an unaudited pro forma basis, if the Company had paid such additional royalties beginning on January 1, 1997, the Company would have been required to pay approximately $80.8 million for the year ended December 31, 1997 and $107.3 million for the nine-month period ended September 30, 1998. In addition, net income would have been reduced by approximately $13.7 million for the year ended December 31, 1997 and $10.3 million for the nine-month period ended September 30, 1998. Because the Company's royalties are based in large part on a percentage of the Company's gross commission income, the Company's strategy to increase profitability may conflict with the Franchisors' interest in increasing gross commission income. See "Certain Transactions--Franchise Agreements--Royalties."

  As a franchisee, the Company operates each of its offices under one of the Franchisors' brand names, but does not own any of the brand names under which it operates. The Franchisors have significant rights with respect to the use of the franchised service marks by the Company and the conduct of the Company's business. Under the Franchise Agreements, the Company is required, among other things, to:

  . coordinate with the Franchisors significant matters relating to the Company's operations, including the opening and closing of offices;

  . contribute significant amounts to national advertising funds maintained by the Franchisors;

  . indemnify the Franchisors against losses arising out of its business; and

  . maintain certain standards and comply with certain guidelines relating to its operations which are applicable to all franchisees of the Franchisors' real estate franchise systems.

  The Franchise Agreements also restrict the Company's ability to incur indebtedness and pay dividends, and permit the Franchisors to prevent the Company's acquisition of one or more new offices if, among other things, such acquisition would have an adverse impact on existing franchisees of the Franchisors. In addition, subject to certain limitations, Cendant has the right to cause the Company to sell one or more of the brokerage offices that were acquired in connection with a brokerage acquisition. See "Certain Transactions--Franchise Agreements" and "--Acquisition Cooperation Agreement."

  Each of the Franchisors has the right to terminate the Company's franchise for certain violations of its Franchise Agreement, including certain bankruptcy or insolvency events, any transfer by the Company of any right or obligation under the Franchise Agreement, a change in control of the Company, the affiliation by NRT with another real estate franchisor that is not an affiliate of any of the Franchisors or the failure of the Company to promptly pay monies owed to the Franchisor under the stated terms of the Franchise Agreement. If a Franchisor terminates any of the Franchise Agreements due to (1) a change in control of the Company, (2) the affiliation by NRT with another real estate franchisor that is not an affiliate of any of the Franchisors, (3) a payment default, (4) the willful closure of a number of offices by the Company without the prior consent of Cendant in excess of the number of offices permitted to be closed under the Franchise Agreement, or (5) any other breach by the Company that has, or is reasonably expected to have, a material adverse effect on the relevant Franchisor's brand, the Company could be required to pay liquidated damages equal to the Franchisor's lost future royalties for the remaining term of the Franchise Agreement, up to 25 years, based on the average monthly royalty paid. In addition, the Company would be required to pay liquidated damages (calculated in the same manner) if it failed to operate one or more of its offices under a Franchisor's brand name or closed one or more of its offices in violation of the Franchise Agreement, except that the liquidated damages in respect of such violation would be limited to the offices involved. The Franchisors can seek damages and/or equitable relief for other violations of the Franchise Agreements. Any termination of the Franchise Agreements would have a material adverse effect on the Company. See "Certain Transactions-- Franchise Agreements."

Cyclical Nature of Residential Real Estate Market; Impact of Seasonality

  In recent years, existing home sales have risen to their highest levels in history. The National Association of Realtors has cited lower mortgage interest rates, higher median family income and low unemployment as reasons for historically strong existing home sales. However, the residential real estate market tends to be cyclical and typically is affected by changes in general economic conditions which are beyond the Company's control. Periods of economic slowdown or recession, rising interest rates, decreasing home ownership rates or declining demand for real estate could have a material adverse effect on the Company's business by causing a general decline in the number of home sales and/or prices which, in turn, would adversely affect revenues and profitability. A reduction in home sales could also lead to a reduction in the Company's revenues. In addition, the Company would be adversely affected if economic conditions do not continue to be favorable or an economic slowdown in the United States or elsewhere occurs. In this regard, the National Association of Realtors has forecasted that existing home sales will be lower in 1999 than in 1998, although higher than every other year on record.

  The residential real estate brokerage business is subject to seasonal fluctuations. Historically, revenues have been strongest in the second and third quarters of the calendar year. While the Company pays commissions to its sales associates only upon the sale of a home, many of the Company's other expenses, such as rent and personnel, are fixed and cannot be reduced during a seasonal slowdown. The Company may be required to borrow in order to fund its operations during seasonal slowdowns or at other times. The Franchise Agreements and the Company's bank facility restrict the ability of the Company to incur indebtedness. See "Certain Transactions--Franchise Agreements" and "Description of Certain Indebtedness." The Company's inability to finance its funding needs could have a material adverse effect on the Company.

Geographic Concentration of the Company's Operations

  The Company owns real estate brokerage offices located in and around large metropolitan markets in the United States. Substantially all of the Company's offices operate within these markets. Local and regional economic conditions in these markets could differ materially from prevailing conditions in other parts of the country. While the Company believes that its offices are located in geographically diverse metropolitan markets of the United States, the Company has more offices and realizes more of its revenues in Northern and Southern California and the New York metropolitan area than any other regions of the country. In 1997, the Company realized approximately 71% of its gross commission income in California and the New York metropolitan area. A downturn in residential real estate markets or economic conditions in these regions could have a material adverse effect on the Company.

Risks in Pursuing Acquisitions

  The Company has pursued an active acquisition strategy as a means of entering or strengthening its position within various metropolitan markets and integrating acquisitions within the Company's operations to achieve economies of scale. As a result, the Company has derived a substantial portion of its revenues and profits from acquired brokerages. The success of the Company's future acquisition strategy will continue to depend upon the Company's ability to find suitable acquisition candidates on favorable terms and finance and complete these transactions. The inability of the Company to complete such brokerage acquisitions could have a material adverse effect on the Company.

  The Company's ability to complete future acquisitions will depend in large part on Cendant's continued participation in such acquisitions pursuant to the Acquisition Cooperation Agreement. The Company cannot guarantee, however, that Cendant will participate in any future brokerage acquisition or that the Company will obtain alternative sources of financing if Cendant does not participate in any brokerage acquisition. In addition, Cendant and the Company may agree to pursue an acquisition on terms different from those set forth in the Acquisition Cooperation Agreement, in which case the Company may be required to pay a greater share of the total purchase price than it otherwise would pay. If Cendant does not participate in an acquisition that the Company wishes to pursue, the Company would be required to pay the total purchase price for such acquisition, although the franchise royalty rate payable by the Company with respect to the acquired offices would be lower than the rate payable if Cendant were to participate in such acquisition. In addition, due to a change in the purchase price calculation applicable to Cendant's $1 billion commitment for future brokerage acquisitions under the Acquisition Cooperation Agreement, NRT is expected to pay a higher percentage of the total purchase price in such brokerage acquisitions than it historically has paid. As a result, the terms of Cendant's additional $1 billion commitment may adversely affect the Company's ability to find acquisition candidates on terms acceptable to the Company and to finance and complete such transactions. See "Certain Transactions--Acquisition Cooperation Agreement."

  The Franchise Agreements limit the ability of the Company to incur indebtedness and, in certain circumstances, open new offices. These restrictions may prevent the Company from completing acquisitions that it otherwise wishes to pursue. See "Certain Transactions--Franchise Agreements." The Company may finance future brokerage acquisitions with internally generated funds, bank borrowings, public offerings or private placements of equity or debt securities (including payment of purchase price in stock), or a combination of these financing sources. Any issuance of Common Stock in connection with an acquisition could result in dilution to the Company's stockholders.

  The Company cannot guarantee that it will successfully complete any future acquisitions. In addition, upon completion of an acquisition, the Company will encounter various associated risks, including risks related to the possible inability of the Company to integrate the acquired business and accounting systems into the Company's operations, the possible defection of a significant number of sales associates, the increased amortization of intangibles, the diversion of management's attention and unanticipated problems or liabilities, which could have a material adverse effect on the Company. These risks may adversely affect the Company's ability to realize anticipated synergies from its acquisitions.

Restrictions Imposed by Program Outsourcing and Marketing Agreements

  Under the Program Outsourcing Agreement with Cendant, the Company has appointed Cendant as its exclusive outsourcing agent to negotiate the terms of the Company's participation in purchasing and marketing programs. The Program Outsourcing Agreement restricts the ability of the Company to pursue alternative marketing arrangements and, in certain cases, product and service providers. Under the Program Outsourcing Agreement, Cendant negotiates with third party providers fee arrangements applicable to each program (which typically include fees payable by third parties to Cendant), as well as the other terms of such arrangements. In addition, Cendant may cancel or modify existing programs in its sole discretion. The inability of the Company to pursue alternative arrangements or the termination or modification of any program or fee arrangement could have a material adverse effect on the Company. The terms of the programs established under the Program Outsourcing Agreement may differ materially from the terms of programs that the Company could have obtained absent the Program Outsourcing Agreement. See "Certain Transactions-- Program Outsourcing Agreement."

  Under the Marketing Agreement with Cendant Mortgage Corporation ("Cendant Mortgage"), a subsidiary of Cendant, the Company assists in the marketing of Cendant Mortgage's mortgage origination services. The Marketing Agreement restricts the ability of the Company to enter into alternative mortgage marketing arrangements with other parties. In addition, although Cendant Mortgage may terminate the Marketing Agreement at any time in its sole discretion, the Company may terminate the Marketing Agreement only for cause. NRT intends to enter into a joint venture with Cendant to provide mortgage services, at which time the Marketing Agreement will be terminated. See "Certain Transactions--Marketing Agreement."

Risks of Expansion into New Markets

  As part of its business strategy, the Company from time to time evaluates opportunities involving businesses in which the Company has little or no prior operating experience, but which the Company believes to be a natural extension of its existing business. These opportunities include, for example, expanding the Company's commercial real estate operations and acquiring master franchise rights and/or operating brokerage offices in international markets. The Company cannot guarantee that it will enter any of such markets or, upon entry, that it will be able to compete successfully in such markets. In general, the entry of the Company into new businesses or markets would require the consent of the Franchisors. See "Certain Transactions--Franchise Agreements." In addition, the expansion of the Company's business into international markets would subject the Company to certain additional risks associated with economic, political and governmental conditions in the countries in which such business is conducted, including currency exchange rate fluctuations, trade barriers, exchange controls, national labor strikes, increased taxes on earnings, and laws and policies governing operations of foreign-based companies. Such risks could have a material adverse effect on the Company.

Dependence on Key Employees and Sales Associates

  The ability of the Company to continue to expand its business largely depends on the skills, experience and efforts of its key employees and sales associates. The loss of the services of the Company's key employees or a significant number of sales associates could have a material adverse effect on the Company's growth and development. In 1997, the Company experienced turnover of sales associates who collectively generated approximately 10% of the Company's gross commission income. The Company believes this level of turnover is consistent with the industry average. The Company generally replaces departing sales associates through the recruitment of new sales associates.

Competitive Nature of Industry

  The residential real estate brokerage industry is highly competitive, particularly in the densely populated metropolitan markets in which the Company competes. In addition, the industry has relatively low barriers to entry for new participants, including participants pursuing non-traditional methods of marketing real estate, such as internet-based listing services. The Company competes primarily with (1) franchisees of local and regional real estate franchisors, (2) franchisees of the Franchisors and other national franchisors, such as RE/MAX, Prudential Real Estate and Better Homes and Gardens, (3) regional independent real estate organizations, such as Weichert, Realtors

Long & Foster and Fred Sands Realtors, and (4) smaller niche companies competing in local areas. Companies compete for sales and marketing business primarily on the basis of services offered, reputation, personal contacts and, to a lesser extent, brokerage commissions.

Compliance with Government Regulation

  The Company's business activities are subject to substantial regulation by governmental authorities. The jurisdictions in which the Company does business have established requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses. In addition, the Real Estate Settlement Procedures Act and comparable state statutes impose certain restrictions on the manner in which the Company may conduct its business. There is a risk that the Company could be adversely affected by current laws, regulations or interpretations or that more restrictive laws, regulations or interpretations will be adopted in the future that could make compliance more difficult or expensive. In addition, regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, such regulatory authorities could prevent or temporarily suspend the Company from carrying on some or all of its activities or otherwise penalize the Company in a given jurisdiction if its practices were found not to comply with the then current regulatory or licensing requirements or any interpretation of such requirements by the regulatory authority. The Company's failure to comply with any of these requirements or interpretations could have a material adverse effect on the Company's operations and financial performance. See "Business--Government Regulation."

Year 2000 Compliance

  Many existing computer programs will be unable to properly recognize dates in the year 2000 and beyond. In the course of executing its strategy, both internally and through acquisitions, the Company determined that its existing systems did not contain the features and capacity necessary to implement its business plan. Accordingly, the Company is in the process of completing the installation of a new financial accounting and reporting system. The Company anticipates that installation will be substantially completed by the first quarter of 1999 and will not have a material adverse effect on the Company's financial condition or results of operations. The new system is year 2000 compliant and therefore will enable data from and after January 1, 2000 to be recognized and processed correctly.

  In connection with each of the Company's acquisitions, NRT evaluates the systems of the acquired company to determine whether such systems are year 2000 compliant. If an acquired company's systems are not year 2000 compliant, the Company will prepare a plan to bring the systems into compliance. While the Company cannot guarantee that all acquired companies will be year 2000 compliant on a timely basis, the cost of bringing such companies into compliance is not expected to have a material adverse effect on the Company's financial condition or results of operations.

  The Company is in the process of contacting third party vendors and service providers on whom it relies to confirm that their systems will be converted in a timely fashion to ensure year 2000 compliance. However, the Company cannot guarantee that the systems of such companies will be converted in a timely fashion, or that any such failure to convert by another company would not have an adverse effect on the Company's systems. Furthermore, the Company cannot guarantee that the installation of the Company's system will be completed on a timely basis, that it will be fully effective or that year 2000 issues will not have a material adverse effect on the Company.

Restrictions Imposed by the Terms of the Company's Indebtedness

  The Company has entered into a $50 million bank credit facility, the terms and conditions of which restrict the Company's ability, among other things, to incur debt, pay dividends and other distributions, create liens, sell assets and make certain investments. The terms of the bank credit facility also require the Company to maintain specified financial ratios. Such provisions will limit the Company's ability to obtain additional funds for its operations or future acquisitions and pay dividends, which could have a material adverse effect on the Company and the rights of holders of the Common Stock. The Company will seek to replace its bank credit facility with a new facility providing for approximately $150 million of borrowing capacity, which may have terms that are different from or more restrictive than those of the current facility. See "Description of Certain Indebtedness."

No Public Market for Common Stock; Determination of Public Offering Price

  Prior to the offering, there has not been a public market for the Common Stock. Although the Company intends to apply to have the Common Stock approved for listing on the New York Stock Exchange, the Company does not know whether its listing application will be approved or, if it is approved, whether a liquid trading market for the Common Stock will develop. Investors may not be able to resell their shares at or above the initial public offering price. The initial public offering price for the shares of Common Stock will be determined through negotiations among the Company, Apollo, Cendant and representatives of the underwriters, and may not be indicative of the market price of the Common Stock after the offering. See "Underwriting."

Immediate and Substantial Dilution to New Investors

  New investors will experience immediate dilution of $   per share in the net
tangible book value per share of the Common Stock from the initial public offering price. See "Dilution."

No Dividend Payments are Expected

  The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any payment of future dividends and the amounts thereof will depend upon the Company's earnings, financial requirements and other factors deemed relevant by the Company's Board of Directors. In addition, future dividends will be subject to the terms of the Company's bank credit facility, which restricts the Company's ability to pay dividends on its Common Stock, and the Franchise Agreements, which prevent the Company from incurring indebtedness to pay dividends and prohibit the payment of certain extraordinary dividends unless certain financial ratio tests are satisfied. See "Certain Transactions--Franchise Agreements" and "Description of Certain Indebtedness." The terms of the Company's preferred stock also restrict the ability of the Company to pay dividends on its Common Stock in certain circumstances. See "Description of Capital Stock--Preferred Stock." The Company has declared a total of $45 million of cash dividends on its Common Stock to Apollo, which will be paid prior to the closing of the offering. Past dividends are not indicative of the dividends, if any, that may be paid by the Company in the future. See "Dividend Policy."

Relationship with Apollo and Cendant

  The ownership of the Company's capital stock by Apollo and Cendant, the ownership of Cendant's common stock or options to purchase Cendant's common stock by certain directors or officers of the Company and the service by certain directors and officers of the Company as directors or officers of both the Company and Apollo or Cendant could create conflicts of interest when those directors and officers are faced with decisions that could have different implications for the Company and Apollo or Cendant. Such decisions could impact potential acquisitions of businesses, the issuance of additional securities, the entry into or modification of contractual or other arrangements, the election of new or additional directors, the payment of dividends by the Company and other matters. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest that may arise among the Company, Apollo, Cendant and their affiliates. However, under Delaware law, officers and directors of the Company owe fiduciary duties to the Company and its stockholders. See "Certain Transactions" and "Principal and Selling Stockholders."

  In addition, the Company has entered into various agreements with Cendant, including the Franchise Agreements, the Stockholders Agreement (to which Apollo is also a party), the Acquisition Cooperation Agreement, the Program Outsourcing Agreement, the Marketing Agreement, lease agreements and an information services agreement. Each of these agreements was entered into when Apollo and Cendant owned all of the outstanding capital stock of the Company. The Company and Cendant also intend to implement a joint venture that will provide mortgage services, at which time the Marketing Agreement will be terminated. The terms of such agreements may be materially different from the terms that would have been obtained absent such ownership. See "Certain Transactions."

  Following the discovery of accounting irregularities in the former CUC International Inc. business units of Cendant, lawsuits have been filed against Cendant, its predecessor, HFS Incorporated, certain of their current and former officers and directors and others, including Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, asserting various claims under the federal securities laws and state common and statutory law. If, as a result of these proceedings, Cendant is unable to perform its obligations under its agreements with the Company, including its obligations under the Acquisition Cooperation Agreement, its failure to perform could have a material adverse effect on the Company's operations and financial performance, including the Company's ability to implement its growth strategy. See "Certain Transactions."

Control of NRT by Apollo and Cendant

  Immediately following the offering, after giving effect to the conversion of the Convertible Preferred Stock held by Cendant, Apollo will beneficially own
  % of the Common Stock (  % if the underwriters' over-allotment option is
exercised in full) and Cendant will beneficially own   % of the outstanding
Common Stock ( % if the underwriters' over-allotment option is exercised in full). Apollo and Cendant, acting together, will have the power to elect the entire Board of Directors of the Company and approve other matters submitted to a vote of the Company's stockholders, including extraordinary corporate matters. In addition, pursuant to the Stockholders Agreement, the Board of Directors will consist of twelve directors, including five directors designated by Apollo, five directors designated by Cendant and two directors jointly designated by

Apollo and Cendant. Apollo and Cendant have agreed to vote all of their shares in favor of the other's director designees. As a result of restrictions imposed by the Franchise Agreements, the voting agreement of Apollo and Cendant under the Stockholders Agreement and the exclusivity provisions of the Program Outsourcing Agreement and the Marketing Agreement, Apollo and Cendant will likely continue to exercise significant influence over the Company and its operations for the foreseeable future. See "Management--Directors and Executive Officers," "Principal and Selling Stockholders," "Certain Transactions-- Stockholders Agreement," "--Program Outsourcing Agreement" and "--Marketing Agreement."

Shares Eligible for Future Sale by Apollo and/or Cendant

  Subject to applicable federal securities laws, the transfer restrictions of the Stockholders Agreement and the restrictions described below, Apollo and Cendant may sell any or all of the shares of Common Stock (or, in the case of Cendant, the Company's convertible preferred stock) owned by them. In addition, under the Stockholders Agreement, Apollo and Cendant have certain registration rights with respect to the shares of Common Stock and convertible preferred stock owned by them, which would facilitate any future disposition. See "Certain Transactions--Stockholders Agreement--Registration Rights." The Company does not know what effect future sales of Common Stock, or the availability of Common Stock for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales in the public market of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Apollo, Cendant, the Company and certain executive officers and directors of the Company have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, as representative of the underwriters. The Company cannot predict the period of time during which Apollo and Cendant will maintain their ownership of Common Stock following the offering. See "Shares Eligible for Future Sale."

Certain Anti-Takeover Effects

  Following the offering, the Company's certificate of incorporation and by-laws will contain certain provisions which could delay or impede the removal of incumbent directors or discourage a third party from attempting to acquire control of the Company. Such provisions could limit the price that certain investors might be willing to pay for shares of the Common Stock. See "Description of Capital Stock--Anti-Takeover Provisions." Similarly, the Stockholders Agreement limits Apollo's ability to transfer its shares of Common Stock to certain persons that Cendant believes may have an intent to acquire or influence control of the Company. The Franchise Agreements include as an event of default the acquisition by any person or group (other than Apollo and Cendant) of over 30% of the outstanding Common Stock and provide that liquidated damages would be payable if such beneficial ownership were acquired. See "Certain Transactions--Stockholders Agreement" and "--Franchise Agreements."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements contained herein under "Prospectus Summary," "Risk Factors," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" constitute forward-looking statements, including, without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import. Such statements relate to, among other things, (1) the Company's strategy, (2) the Company's acquisition plans and expectation of benefits from prior or future acquisitions, (3) factors affecting the markets in which the Company operates and (4) cross-marketing opportunities with Cendant and other third party product and service providers. Because such statements involve risks and uncertainties, actual results may differ materially from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors" in this prospectus. The forward-looking statements are made as of the date of this prospectus, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                USE OF PROCEEDS

  The net proceeds to the Company from the offering, after deducting applicable underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be approximately $140.3 million. The Company expects that (1) approximately $84.5 million of the net proceeds from the offering will be used to redeem all of the outstanding shares of the Company's 18.00% Series C Cumulative Junior Redeemable Preferred Stock (the "Junior Preferred Stock") held by Apollo, including a redemption premium of $12.3 million, and (2) the remainder of the net proceeds of the offering to the Company will be used for general corporate purposes, which may include acquisitions. The Company will not receive any proceeds from the sale of shares by Apollo and Cendant.

                                DIVIDEND POLICY

  The Company currently intends to retain all of its earnings for use in the operation and expansion of its business and does not anticipate paying cash dividends to its common stockholders in the foreseeable future. The timing, amount and form of dividends, if any, will be at the discretion of the Board of Directors and will depend, among other things, on the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors. The Company's ability to pay dividends is restricted under the Franchise Agreements, the terms of its preferred stock and the Company's bank credit facility. See "Risk Factors--No Dividend Payments are Expected" "--Restrictions Imposed by the Terms of the Company's Indebtedness," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Capital Stock-- Preferred Stock," "Description of Certain Indebtedness" and "Certain Transactions--Franchise Agreements."

  The Company has paid dividends to the holders of the Company's 9.00% Series A Cumulative Senior Redeemable Preferred Stock (the "Senior Preferred Stock"), 5.00% Series B Cumulative Convertible Redeemable Preferred Stock (the "Convertible Preferred Stock") and Junior Preferred Stock in accordance with the terms thereof since issuance. See "Description of Capital Stock--Preferred Stock." The Company intends to use a portion of the proceeds of the offering to redeem all outstanding shares of the Junior Preferred Stock and intends to continue to pay regularly scheduled dividends on the Senior Preferred Stock and Convertible Preferred Stock when due. The Company has declared a total of $45 million of cash dividends on its Common Stock to Apollo, which will be paid prior to the closing of the offering. Past dividends are not indicative of the dividends, if any, that may be paid by the Company in the future.

                                    DILUTION

  At September 30, 1998, the net tangible book value of the Company was
approximately $32.7 million, or $   per share. "Net tangible book value" is
defined as the book value of all assets of the Company, less (1) all liabilities and (2) intangible assets, which consist primarily of goodwill and real estate listing contracts. Without taking into account any changes in net tangible book value after September 30, 1998, other than to give effect to the offering and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Common Stock as of September 30, 1998
would have been approximately $47.2 million, or $    per share. The following
table gives effect to the offering as if it had occurred on September 30, 1998
at an assumed initial public offering price of $    and illustrates the
immediate increase in net tangible book value of $    per share to the
Company's existing stockholders and an immediate dilution of $    per share to
new investors:

   Public offering price per share....................................     $
   Net tangible book value per share as of September 30, 1998......... $
   Increase in net tangible book value per share attributable to the offering..........................................................
                                                                       ---
   Pro forma net tangible book value per share as of September 30,
    1998, after giving effect to the offering.........................     $
                                                                           ---
   Immediate dilution per share to new investors......................     $
                                                                           ===

  The calculation in the table above includes   shares issuable upon conversion
of the Convertible Preferred Stock held by Cendant, but excludes      shares
reserved for issuance under the Company's 1997 Equity Participation Plan. See "Management--Equity Participation Plan." In addition, the above calculations do not give effect to dividends paid by the Company on its Common Stock prior to the closing of the offering. See "Dividend Policy."

  The following table sets forth as of September 30, 1998, on a pro forma basis after giving effect to the offering, the respective positions of existing common stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid therefor and the average price paid per share, at an assumed initial public offering
price of $   per share, assuming no participation by Cendant in the offering.

                             Shares Purchased Total Consideration         Average
                            ----------------- -----------------------    Price per
                            Number Percentage Amount      Percentage       Share
                            ------ ---------- ---------   -----------    ---------
   New investors...........              %     $                      %     $
   Existing common
    stockholders...........
                             ---      ---      ---------     ---------      ---
     Total.................              %     $                      %     $
                             ===      ===      =========     =========      ===

                                 CAPITALIZATION

  The following table sets forth the Company's cash and cash equivalents, short-term debt and capitalization as of September 30, 1998 (1) on an actual basis and (2) on a pro forma basis after giving effect to the offering and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Company's consolidated financial statements and the notes thereto, "Unaudited Pro Forma Condensed Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                              As of September
                                                                  30, 1998
                                                             -------------------
                                                              Actual   Pro Forma
                                                             --------  ---------
                                                               (in thousands)
Cash and cash equivalents(a)...............................  $ 64,045  $108,473
                                                             ========  ========
Restricted cash(b).........................................  $ 68,157  $ 68,157
                                                             ========  ========
Short-term debt:
  Cash secured bank loans(b)...............................  $ 68,157  $ 68,157
  Other....................................................    11,238    11,238
                                                             --------  --------
    Total short-term debt..................................  $ 79,395  $ 79,395
                                                             ========  ========
Long-term debt(c)..........................................  $ 13,753  $ 13,753
Redeemable preferred stock, $0.01 par value, 405,000 shares
 authorized:
  9.00% Series A Cumulative Senior Redeemable Preferred
   Stock, 157,591 shares issued and outstanding............   157,591   157,591
  5.00% Series B Cumulative Convertible Redeemable
   Preferred Stock, 24,000 shares issued and outstanding...    24,000    24,000
  18.00% Series C Cumulative Junior Redeemable Preferred
   Stock, net, 68,510 shares issued and outstanding
   (redemption value of $80,822)...........................    61,284        --
                                                             --------  --------
    Total redeemable preferred stock.......................   242,875   181,591
                                                             --------  --------
Stockholders' equity (deficit):
  Common Stock, $0.01 par value, 50,000,000 shares
   authorized; 10,000,000 shares issued and outstanding
   (actual);      shares issued and outstanding (pro
   forma)(d)...............................................       100       100
  Additional paid-in capital...............................        --   120,712
  Retained earnings (accumulated deficit)(a)...............   (50,723)  (95,723)
                                                             --------  --------
    Total stockholders' equity.............................   (50,623)   25,089
                                                             --------  --------
    Total capitalization...................................  $206,005  $220,433
                                                             ========  ========

---------------------
(a) Pro forma balance gives effect to (1) the offering and the application of the estimated net proceeds therefrom, (2) the payment of $45 million of cash dividends by the Company on its Common Stock to Apollo prior to the offering and (3) the receipt of a $30 million payment on February 10, 1999 from Cendant for certain services to be performed by the Company under the Acquisition Services Agreement in connection with future acquisitions by the Company pursuant to the Acquisition Cooperation Agreement. See "Certain Transactions--Acquisition Services Agreement."
(b) Restricted cash, which represents proceeds from cash secured bank loans, is invested in cash equivalents and cannot be used for purposes other than to repay the cash secured bank loans.
(c) The Company entered into a $50 million bank credit facility on January 7, 1999 and will seek to replace its existing facility with a new facility providing for approximately $150 million of borrowing capacity. See "Description of Certain Indebtedness."
(d) Excludes 1.34 million shares of Common Stock reserved for issuance under the Company's 1997 Equity Participation Plan. See "Management--Equity Participation Plan."

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma condensed consolidated financial information of the Company presents the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and the nine-month periods ended September 30, 1997 and 1998 and the unaudited pro forma condensed consolidated balance sheet as of September 30, 1998.

  The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and the nine-month periods ended September 30, 1997 and 1998 give effect to the following transactions as if such transactions occurred on January 1, 1997: (1) the offering at an assumed offering price per share of $ , the mid-point of the expected range of initial public offering price per share, and the application of the estimated net proceeds therefrom; and (2) the following acquisitions (the "Acquisitions"): (a) Del Monte Realty Company on February 10, 1997, (b) Contempo Realty, Inc. on March 1, 1997, (c) Marie Powell & Associates, Inc. on July 24, 1997, (d) Cornish & Carey Residential, Inc. on September 10, 1997, (e) Jon Douglas Real Estate Services Group, Inc. on September 11, 1997, (f) Barbara Sue Seal Properties, Inc. on October 10, 1997, (g) the Residential Division of West Shell, Inc. on October 16, 1997, (h) John M. Grubb Real Estate Corporation on October 16, 1997, (i) Seville Properties, Inc. on October 17, 1997, (j) Metro Real Estate Services, Inc. on October 29, 1997, (k) Continental Development Corp. on November 8, 1997, (l) Waterside Property Sales, Inc. on January 6, 1998, (m) Polley, Polley & Madsen, Inc. on January 7, 1998, (n) TAM-BAY Realty, Inc. on January 14, 1998, (o) Gimelstob Realty, Inc. on January 15, 1998, (p) Joseph J. Murphy Realty, Inc. on January 21, 1998, (q) Buckhead Brokers of Georgia, Inc. on January 26, 1998, (r) the Burnet Financial Group on February 13, 1998,
(s) O'Conor, Piper & Flynn, Inc. on February 23, 1998, (t) Coker, Ewing, Cook & Cook on August 3, 1998, (u) Coldwell Banker 1st American Realtors, L.L.C. on August 20, 1998, (v) Higgins & Heath, Inc. on September 4, 1998, (w) Moore and Company on September 30, 1998, (x) Premier Van Schaak, Inc. on September 30, 1998, (y) Hunneman Real Estate Corporation on October 14, 1998 and (z) Pardoe & Graham Real Estate, Inc., Pardoe Real Estate, Inc. and Graham Realty, Inc. on December 8, 1998. The pro forma statement of operations data do not give effect to the interest income that would have been earned on non-utilized proceeds of the offering or the initial capitalization of the Company had such transactions occurred on January 1, 1997. The unaudited pro forma condensed consolidated balance sheet as of September 30, 1998 gives effect to the following transactions as if such transactions had occurred on September 30, 1998:
(1) the offering and the application of the estimated net proceeds therefrom;
(2) the receipt by the Company on February 10, 1999 of a $30 million payment from Cendant for certain services that the Company is obligated to perform under the Acquisition Services Agreement in connection with future acquisitions by the Company pursuant to the Acquisition Cooperation Agreement; and (3) the payment by the Company of $45 million of cash dividends prior to the closing of the offering.

  The Acquisitions have been accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair values, which are subject to further refinement, including appraisals and other analyses. Management does not expect that the final allocations of the purchase prices for the above acquisitions will differ materially from the preliminary allocations. The Company has also completed certain smaller transactions that did not have a material effect on the Company's financial condition or results of operations and are not reflected in the unaudited pro forma condensed consolidated statements of operations.

  The pro forma adjustments reflect the Company's determination of all adjustments necessary to present fairly the Company's pro forma financial position and results of operations and are based upon available information and certain assumptions considered reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and is not necessarily indicative of the financial position or the results of operations of the Company had the transactions referred to above occurred on the dates specified, nor is it necessarily indicative of the financial condition or results of operations which may be expected to exist in the future. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements of the Company, its predecessors and certain of the acquired companies, and the notes thereto, included elsewhere in this prospectus.

  The accompanying unaudited pro forma condensed consolidated statements of operations also do not reflect cost savings that have resulted or are expected to result from the implementation of plans to restructure and consolidate operations of the aforementioned acquired companies. The synergies and related cost savings are more fully described in Note (i) to the unaudited pro forma condensed consolidated statements of operations.

                                NRT INCORPORATED
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          Year Ended December 31, 1997
                  (in thousands, except per share information)

                                      NRT
                     Predecessor  Incorporated
                     ------------ ------------
                                                                                            Pro Forma
                     Eight Months Four Months                                                Before     Pro Forma
                        Ended        Ended                                   Pro Forma      Offering     Offering     Pro Forma
                      August 31,  December 31,                              Acquisition      Related     Related          As
                         1997         1997      Combined   Acquisitions(a)  Adjustments    Adjustments  Adjustment     Adjusted
                     ------------ ------------ ----------  ---------------  -----------    -----------  ----------    ----------
REVENUES:
Real estate
 commissions.....      $570,150     $446,134   $1,016,284     $ 991,993      $ (1,859)(d)  $2,006,418                 $2,006,418
Other revenues...        14,636       17,380       32,016        83,296                       115,312                    115,312
                       --------     --------   ----------     ---------      --------      ----------    --------     ----------
 Total revenues..       584,786      463,514    1,048,300     1,075,289        (1,859)      2,121,730                  2,121,730
                       --------     --------   ----------     ---------      --------      ----------    --------     ----------
EXPENSES:
Commissions and
 royalties.......       393,235      330,169      723,404       693,125        (1,311)(d)   1,476,071    $ 23,125 (e)  1,499,196
                                                                               60,853 (e)
Selling, general
 and
 administrative(i)..    168,863      124,785      293,648       352,028                       645,676                    645,676
Amortization of
 goodwill........         1,162          637        1,799                       3,889 (f)       5,688                      5,688
Acquisition
 related costs...        10,735       78,462       89,197                      46,107 (f)     151,822                    151,822
                                                                               16,518 (g)
                       --------     --------   ----------     ---------      --------      ----------    --------     ----------
 Operating income
  (loss).........        10,791      (70,539)     (59,748)       30,136      (127,915)       (157,527)    (23,125)      (180,652)
Interest expense,
 net.............           117       (2,843)      (2,726)        3,075                           349                        349
Provision
 (benefit) for
 income taxes....         4,432      (25,453)     (21,021)       10,960 (h)   (51,805)(h)     (61,866)     (9,366)       (71,232)
                       --------     --------   ----------     ---------      --------      ----------    --------     ----------
 Net income
  (loss)(i)......      $  6,242     $(42,243)  $  (36,001)    $  16,101      $(76,110)     $  (96,010)   $(13,759)    $ (109,769)
                       ========     ========   ==========     =========      ========      ==========    ========     ==========
Per share
 information:
Income (loss) per
 share:
 Basic...........
 Diluted.........
Weighted average
 shares
 outstanding:
 Basic...........
 Diluted.........


     See notes to unaudited pro forma condensed consolidated statements of operations.

                                NRT INCORPORATED
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   Nine-Month Period Ended September 30, 1997
                  (in thousands, except per share information)

                                               NRT
                             Predecessor  Incorporated
                             ------------ -------------
                                                                                                    Pro Forma
                             Eight Months   One Month                                                Before     Pro Forma
                                Ended         Ended                                  Pro Forma      Offering     Offering
                              August 31,  September 30,                             Acquisition      Related     Related
                                 1997         1997      Combined   Acquisitions(b)  Adjustments    Adjustments  Adjustment
                             ------------ ------------- ---------  ---------------  -----------    -----------  ----------
REVENUES:
Real estate commissions..      $570,150     $100,592     $670,742     $834,950       $    (547)(d) $1,505,145
Other revenues..                 14,636        2,428       17,064       66,140                         83,204
                               --------     --------    ---------     --------       ---------     ----------    --------
 Total
  revenues......                584,786      103,020      687,806      901,090            (547)     1,588,349
EXPENSES:
Commissions and
 royalties......                393,235       73,346      466,581      579,380            (379)(d)  1,097,011    $ 17,344 (e)
                                                                                        51,430 (e)
Selling, general
 and
 administrative(i)..            168,863       26,750      195,613      283,075                        478,688
Amortization of
 goodwill.......                  1,162          160        1,322                        3,086 (f)      4,408
Acquisition related costs..      10,735       32,264       42,999                       89,783 (f)    151,823
                                                                                        19,040 (g)
                               --------     --------    ---------     --------       ---------     ----------    --------
 Operating
  income
  (loss)........                 10,791      (29,500)     (18,709)      38,635        (163,507)      (143,581)    (17,344)
Interest
 expense, net...                    117         (757)        (640)       4,992                          4,352
Provision
 (benefit) for
 income taxes...                  4,432      (11,656)      (7,224)      13,625 (h)     (66,220)       (59,819)     (7,024)(h)
                               --------     --------    ---------     --------       ---------     ----------    --------
 Net income (loss)(i)..        $  6,242     $(17,087)   $ (10,845)    $ 20,018       $ (97,287)    $  (88,114)   $(10,320)
                               ========     ========    =========     ========       =========     ==========    ========
Per share
 information:
Income (loss)
 per share:
 Basic..........
 Diluted........
Weighted average
 shares
 outstanding:
 Basic..........
 Diluted........
                             Pro Forma
                                 As
                              Adjusted
                             -----------
REVENUES:
Real estate commissions..    $1,505,145
Other revenues..                 83,204
                             -----------
 Total
  revenues......              1,588,349
EXPENSES:
Commissions and
 royalties......              1,114,356

Selling, general
 and
 administrative(i)..            478,688
Amortization of
 goodwill.......                  4,408
Acquisition related costs..     151,822
                             -----------
 Operating
  income
  (loss)........               (160,925)
Interest
 expense, net...                  4,352
Provision
 (benefit) for
 income taxes...                (66,843)
                             -----------
 Net income (loss)(i)..      $  (98,434)
                             ===========
Per share
 information:
Income (loss)
 per share:
 Basic..........
 Diluted........
Weighted average
 shares
 outstanding:
 Basic..........
 Diluted........


     See notes to unaudited pro forma condensed consolidated statements of operations.

                                NRT INCORPORATED
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   Nine-Month Period Ended September 30, 1998
                  (in thousands, except per share information)

                                                                       Pro Forma
                                                                        Before      Pro Forma
                                                        Pro Forma      Offering     Offering      Pro Forma
                                                       Acquisition      Related      Related          As
                          Historical  Acquisitions(c)  Adjustments    Adjustments  Adjustments     Adjusted
                          ----------  ---------------  -----------    -----------  -----------    ----------
REVENUES:
Real estate
 commissions............  $1,488,932     $262,968       $11,369 (d)   $1,763,269                  $1,763,269
Other revenues..........      77,017       34,830                        111,847                     111,847
                          ----------     --------       --------      ----------    --------      ----------
 Total revenues.........   1,565,949      297,798         11,369       1,875,116                   1,875,116
EXPENSES:
 Commissions and
  royalties.............   1,091,039      207,469          8,709 (d)   1,322,995    $ 17,344 (e)   1,340,339
                                                          15,778 (e)
Selling, general and
 administrative(i)......     406,161       68,392                        474,553                     474,553
Amortization of
 goodwill...............       3,220                         346 (f)       3,566                       3,566
Acquisition related
 costs..................      48,225                     (30,915)(f)       1,255                       1,255
                                                         (16,055)(g)
                          ----------     --------       --------      ----------    --------      ----------
 Operating income
  (loss)................      17,304       21,937         33,506          72,747     (17,344)         55,403
Interest expense, net...      (2,068)         644                         (1,424)                     (1,424)
Provision (benefit) for
 income taxes...........       8,444        8,624 (h)     13,570 (h)      30,638      (7,025)         23,613
                          ----------     --------       --------      ----------    --------      ----------
 Net income (loss)(i)...  $   10,928     $ 12,669       $ 19,936      $   43,533    $(10,319)(h)  $   33,214
                          ==========     ========       ========      ==========    ========      ==========
Per share information:
Income (loss) per share:
 Basic..................
 Diluted................
Weighted average shares
 outstanding:
 Basic..................
 Diluted................


     See notes to unaudited pro forma condensed consolidated statements of operations.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS

  (a) Reflects the historical operations of companies acquired during 1997 from January 1, 1997 through the respective dates of acquisition, combined with the 1997 historical operations of companies acquired during 1998, exclusive of income taxes that were reflected in the financial statements of the acquired entities.

  (b) Reflects the historical operations of companies acquired during 1997 and 1998 from January 1, 1997 through the earlier of (1) the respective dates of acquisition or (2) September 30, 1997, exclusive of income taxes that were reflected in the financial statements of the acquired entities.

  (c) Reflects the historical operations of companies acquired during 1998 from January 1, 1998 through the earlier of (1) the respective dates of acquisition, or (2) September 30, 1998, exclusive of income taxes that were reflected in the financial statements of the acquired entities.

  (d) Reflects adjustments to recognize revenue and the related commission and royalty expense upon the closing of a real estate transaction for those acquired companies that recognized revenue on a different basis prior to being acquired.

  (e) Pursuant to the Franchise Agreements, the Company is required to pay royalties to the Franchisors. The pro forma adjustments give effect to such payments as if the Franchise Agreements were entered into on January 1, 1997 and are summarized as follows (in thousands):

                                                         Nine Months Ended
                                Year Ended     -------------------------------------
                             December 31, 1997 September 30, 1997 September 30, 1998
                             ----------------- ------------------ ------------------
   Acquisition adjustments:
     Royalties(1)..........       $59,520           $50,097            $15,778
     Royalties(2)..........         1,333             1,333                --
                                  -------           -------            -------
                                  $60,853           $51,430            $15,778
                                  =======           =======            =======
   Offering related adjust-
    ment:
     Royalties(3)..........       $23,125           $17,344            $17,344
                                  =======           =======            =======

  ----------------
  (1) Under the Franchise Agreements, the Company is required to pay royalties to the Franchisors based upon a percentage of the Company's gross commission income (6% for all of the Company's offices, other than CENTURY 21(R) offices in Northern California for which the Company currently pays 4.89%). See "Certain Transactions--Franchise Agreements." Concurrent with each of the Company's acquisitions, the acquired brokerages are franchised under one of the Franchisors' franchised brand names and are required to pay the applicable royalties. The pro forma adjustment applies the applicable percentage to the acquired companies' historical gross commission income from January 1, 1997 through the respective dates of acquisition.
  (2) Since the Company's acquisition of Jon Douglas Real Estate Services Group, Inc. in September 1997, the Company has been required to pay to the Franchisors an additional royalty of $166,667 per month. The pro forma adjustment applies this additional monthly royalty to all months prior to such date during the periods presented.
  (3) Following the closing of the offering, the Company will be required to pay the Franchisors additional monthly royalties of (x) approximately
        % of the Company's gross commission income, up to an estimated annual maximum of $21.3 million and (y) $156,250. The pro forma adjustment applies the additional royalties to all months during the periods presented.

  In addition to the royalties described above, the Company has also been required to pay to the Franchisors since January 1999, an additional monthly
royalty that has averaged $    per month for the first three months of 1999
(which royalty will be replaced by the royalty set forth in clause (3) above upon closing of the offering). The Company will also be required to pay the Franchisors

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATEDSTATEMENTS OF OPERATIONS
                                  (Continued)

0.15% of the Company's total revenue per quarter for each quarter (up to a total of 20 quarters) in which the Company's EBITDA over the preceding twelve-month period exceeds $225 million. The pro forma condensed consolidated statements of operations do not give effect to such additional royalties. See "Certain Transactions--Franchise Agreements--Royalties."

  (f) The Company's intangibles are comprised principally of pending real estate sales contracts, real estate listing contracts and the excess of cost over fair value of net assets acquired. Pending real estate sales contracts and real estate listing contracts are recorded at the time of acquisition and are amortized on a straight-line basis over a three-month and six-month benefit period, respectively. The cumulative estimated fair value of the acquired companies' pending real estate sales contracts and real estate listing contracts at the time of acquisition was approximately $90.8 million and $25.2 million, respectively. The fair value ascribed to pending real estate sales contracts is determined based on historical rates at which such real estate sales contracts close. The fair value ascribed to real estate listing contracts is determined based on historical rates at which such real estate listing contracts result in closed real estate transactions. The excess of cost over fair value of net assets acquired is estimated at approximately $181.0 million and is determined to have a benefit period of forty years, which is based on the acquired companies' historical growth and regional strength and the market share of their operations.

  The pro forma adjustment for amortization of pending real estate sales contracts, real estate listing contracts and the excess of cost over fair value of net assets acquired is comprised as follows (in thousands):

                                                         Nine Months Ended
                                Year Ended     -------------------------------------
                             December 31, 1997 September 30, 1997 September 30, 1998
                             ----------------- ------------------ ------------------
   Amortization of pending
    real estate contracts..       $30,694           $67,666            $(19,292)
   Amortization of real
    estate listing
    contracts..............        15,413            22,117             (11,623)
                                  -------           -------            --------
   Amortization of
    intangibles, excluding
    goodwill...............       $46,107           $89,783            $(30,915)
                                  =======           =======            ========
   Amortization of excess
    of cost over fair value
    of net assets
    acquired...............       $ 3,889           $ 3,086            $    346
                                  =======           =======            ========

  (g) In connection with the Company's acquisitions, conversion costs, related primarily to signage changes, name change advertising and other transitional costs, are incurred and expensed evenly over a short period of time after the date of acquisition. The pro forma adjustments reflect the incurrence of such costs as if all acquisitions had occurred on January 1, 1997 and that related conversion costs would have been incurred shortly thereafter.

  (h) The tax rate applied to the pro forma adjustments consists of the federal statutory rate, adjusted for state taxes net of federal benefit. The adjustment applies a provision for taxes for acquired company operations, the majority of which operated as S corporations.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATEDSTATEMENTS OF OPERATIONS
                                  (Continued)

  (i) In connection with the Acquisitions, the Company developed business plans to restructure and consolidate certain of the respective acquired companies' operations, which actions are resulting in the elimination of redundant selling, general and administrative costs subsequent to the Acquisitions. Restructuring and consolidation plans included the involuntary termination and relocation of employees, the consolidation and closing of facilities and the elimination of duplicative operating and overhead activities. Accordingly, certain selling, general and administrative expenses will not be incurred in the future. The estimated costs that the Company believes are being eliminated are presented below. These savings were not reflected in the pro forma condensed consolidated statements of operations.

                                                         Nine Months Ended
                                Year Ended     -------------------------------------
                             December 31, 1997 September 30, 1997 September 30, 1998
                             ----------------- ------------------ ------------------
                                                 (in thousands)
   Elimination of redundant
    costs:
   Payroll and related.....      $  24,397         $  18,298           $ 2,960
   Occupancy...............         17,130            12,848             2,236
   Professional............          5,044             3,783               689
   Other...................         15,236            11,427             1,181
                                 ---------         ---------           -------
     Total.................      $  61,807         $  46,356           $ 7,066
                                 =========         =========           =======

  The impact on pro forma net income and net income per share of eliminating these redundant selling, general and administrative costs is as follows:

                                                         Nine Months Ended
                                Year Ended     -------------------------------------
                             December 31, 1997 September 30, 1997 September 30, 1998
                             ----------------- ------------------ ------------------
                                  (in thousands, except per share information)
   Income (loss) before
    taxes, pro forma as
    adjusted before elimi-
    nation of redundant
    costs..................      $(181,001)        $(165,277)          $56,827
   Elimination of redundant
    selling, general and
    administrative costs...         61,807            46,356             7,066
                                 ---------         ---------           -------
   Income (loss) before
    taxes, as adjusted.....       (119,194)         (118,921)           63,893
   Provision (benefit) for
    income taxes...........        (46,200)          (48,068)           26,774
                                 ---------         ---------           -------
   Net income (loss) as ad-
    justed.................      $ (72,994)        $ (70,853)          $37,119
                                 =========         =========           =======
   Per share information:
   Income (loss) per share:
     Basic.................
     Diluted...............

                                NRT INCORPORATED
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               September 30, 1998
                                 (in thousands)

                                                        Pro Forma
                                            Historical Adjustments    Pro Forma
                                            ---------- -----------    ---------
ASSETS:
Cash and cash equivalents..................  $ 64,045   $ 140,250 (a) $108,473
                                                          (80,822)(b)
                                                           30,000 (c)
                                                          (45,000)(d)
Restricted cash............................    68,157                   68,157
Commissions and accounts receivable, net...    50,875                   50,875
Other current assets.......................    34,105                   34,105
                                             --------   ---------     --------
    Total current assets...................   217,182      44,428      261,610
Property and equipment, net................    81,858                   81,858
Goodwill and other intangibles, net........   159,514                  159,514
Other assets...............................    11,864                   11,864
                                             --------   ---------     --------
    Total assets...........................  $470,418   $  44,428     $514,846
                                             ========   =========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable and accrued expenses......  $165,413                 $165,413
Cash secured bank loans....................    68,157                   68,157
Notes payable and other current
 liabilities...............................    11,238                   11,238
                                             --------                 --------
    Total current liabilities..............   244,808                  244,808
Deferred revenues..........................       --       30,000 (c)   30,000
Notes payable .............................    13,753                   13,753
Other liabilities .........................    19,605                   19,605
Redeemable preferred stock, net
  9.00% Series A Cumulative Senior Redeem-
   able Preferred Stock....................   157,591                  157,591
  5.00% Series B Cumulative Convertible Re-
   deemable Preferred Stock................    24,000                   24,000
  18.00% Series C Cumulative Junior Redeem-
   able Preferred Stock....................    61,284     (61,284)(b)      --
                                             --------   ---------     --------
    Total redeemable preferred stock, net..   242,875     (61,284)     181,591
                                             --------   ---------     --------
Stockholders' equity
  Common stock.............................       100                      100
  Additional paid-in capital...............       --      140,250 (a)  120,712
                                                          (19,538)(b)
  Accumulated deficit......................   (50,723)    (45,000)(d)  (95,723)
                                             --------   ---------     --------
    Total stockholders' equity ............   (50,623)     75,712       25,089
                                             --------   ---------     --------
Total liabilities and stockholders' equity
 ..........................................  $470,418   $  44,428     $514,846
                                             ========   =========     ========

     See notes to unaudited pro forma condensed consolidated balance sheet.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

  (a) Reflects the receipt of estimated net proceeds to the Company from the
offering at an assumed initial public offering price of $    , less estimated
fees and expenses of the offering to be paid by the Company of $9.8 million.

  (b) Reflects the redemption of all outstanding shares of the Junior Preferred Stock, including the redemption premium, in connection with the offering.

  (c) Reflects the receipt by the Company on February 10, 1999 of a $30 million payment from Cendant for certain services that the Company is obligated to perform under the Acquisition Services Agreement in connection with future acquisitions by the Company pursuant to the Acquisition Cooperation Agreement. Such payment is expected to be recognized as revenue over a ten-year period as the Company performs the required services and is refundable to Cendant to the extent the required services are not performed.

  (d) Reflects the payment by the Company of cash dividends of $45 million on its Common Stock to Apollo prior to the closing of the offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data as of December 31, 1993 and 1994 and for the years ended December 31, 1993 and 1994 are derived from unaudited financial statements of Coldwell Banker Residential Brokerage Corporation. The selected consolidated financial data presented below as of December 31, 1995, 1996 and 1997 and for the year ended December 31, 1995, the five-month period ended May 31, 1996, the seven-month period ended December 31, 1996, the eight-month period ended August 31, 1997, and the four-month period ended December 31, 1997 are derived from the audited consolidated financial statements of the Company and its predecessors, Coldwell Banker Residential Brokerage Corporation and National Realty Trust. The selected consolidated financial data as of September 30, 1998 and for the nine-month period ended September 30, 1998 and the one-month period ended September 30, 1997 are derived from unaudited financial statements of the Company, which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the financial position and results of operations for the periods presented. Results for the nine-month period ended September 30, 1998 are not necessarily indicative of results for a full year. All of the financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and its predecessors and related notes thereto included elsewhere in this prospectus.

                                                                                Predecessors(a)
                                                    -----------------------------------------------------------------------
                                                         Coldwell Banker Residential Brokerage       National Realty Trust
                                                    ----------------------------------------------- -----------------------
                                                                                             Five      Seven       Eight
                                                                                            Months     Months      Months
                                                     Year Ended   Year Ended   Year Ended   Ended      Ended       Ended
                                                    December 31, December 31, December 31, May 31,  December 31, August 31,
                                                        1993         1994         1995       1996       1996        1997
                                                    ------------ ------------ ------------ -------- ------------ ----------
                                                                                                       (in thousands)
Statement of
 Operations
 Data:
                                                        NRT                  NRT
                                                    Incorporated        Incorporated
                                                    ------------ ---------------------------
                                                        Four          One          Nine
                                                       Months        Month        Months
                                                       Ended         Ended         Ended
                                                    December 31, September 30, September 30,
                                                        1997         1997          1998
                                                    ------------ ------------- -------------
Statement of
 Operations
 Data:
Real estate
 commissions....                                      $554,524     $526,229     $540,302   $228,005   $400,076    $570,150
Other revenues..                                        21,237       17,620       16,042      7,810     12,101      14,636
                                                      --------     --------     --------   --------   --------    --------
 Total reve-
  nues..........                                       575,761      543,849      556,344    235,815    412,177     584,786
Commissions and
 royalties......                                       339,154      322,694      333,869    141,404    276,364     393,235
Selling, general
 and
 administrative..                                      227,908      198,907      212,013     93,532    119,862     168,863
Amortization of
 goodwill.......                                           --           --           532        482        104       1,162
Acquisition
 related costs..                                           --           --         4,240         26     22,188      10,735
                                                      --------     --------     --------   --------   --------    --------
 Operating
  income
  (loss)........                                         8,699       22,248        5,690        371     (6,341)     10,791
Interest
 expense, net...                                          (687)        (686)        (137)        11         44         117
Provision
 (benefit) for
 income taxes...                                         4,231        4,796        2,459        156        --        4,432
                                                      --------     --------     --------   --------   --------    --------
 Net income
  (loss)........                                      $  5,155     $ 18,138     $  3,368   $    204   $ (6,385)   $  6,242
--------------------------------------------------
                                                      ========     ========     ========   ========   ========    ========
Real estate
 commissions....                                      $446,134     $100,592     $1,488,932
Other revenues..                                        17,380        2,428         77,017
                                                    ------------ ------------- -------------
 Total reve-
  nues..........                                       463,514      103,020      1,565,949
Commissions and
 royalties......                                       330,169       73,346      1,091,039
Selling, general
 and
 administrative..                                      124,785       26,750        406,161
Amortization of
 goodwill.......                                           637          160          3,220
Acquisition
 related costs..                                        78,462       32,264         48,225
                                                    ------------ ------------- -------------
 Operating
  income
  (loss)........                                       (70,539)     (29,500)        17,304
Interest
 expense, net...                                        (2,843)        (757)        (2,068)
Provision
 (benefit) for
 income taxes...                                       (25,453)     (11,656)         8,444
                                                    ------------ ------------- -------------
 Net income
  (loss)........                                      $(42,243)    $(17,087)    $   10,928
--------------------------------------------------
                                                    ============ ============= =============

                                                                       NRT
                                   Predecessors                    Incorporated
                         ---------------------------------  --------------------------
                                As of December 31,             As of         As of
                         ---------------------------------  December 31, September 30,
                           1993     1994    1995    1996        1997         1998
                         -------- -------- ------- -------  ------------ -------------
                                                (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ $  1,676 $  1,202 $    89 $11,087    $165,360      $64,045
Total assets............  125,034  119,999  65,519  71,296     416,671      470,418
Long-term debt..........      880      843     785   1,152       4,844       13,753
Redeemable preferred
 stock..................      --       --      --      --      237,858      242,875
Stockholders' equity
 (deficit)..............   63,636   21,278  24,646  (1,385)    (34,232)     (50,623)

------------------
(a) In May 1996, Cendant acquired Coldwell Banker Corporation and contributed the real estate brokerage operations owned by Coldwell Banker Residential Brokerage Corporation to National Realty Trust. Cendant retained ownership of all trademarks utilized in connection with the transferred real estate brokerage operations and franchised the right to conduct business under the COLDWELL BANKER(R) brand name to National Realty Trust. Cendant subsequently franchised the right to conduct business under the ERA(R) and CENTURY 21(R) brand names to National Realty Trust. In August 1997, NRT Incorporated was formed and acquired all of the real estate brokerage operations owned by National Realty Trust, including real estate brokerage offices acquired after May 1996.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the consolidated financial statements of the Company and its predecessors and the notes thereto included elsewhere in this prospectus. Although the Company has been in existence since August 1997 and its consolidated financial statements present the results of operations of the Company and its predecessors separately for the periods presented as required by generally accepted accounting principles, for comparative purposes, the following discussion and analysis presents (1) the results of operations of the Company for the nine months ended September 30, 1998 compared with the combined results of operations of the Company for the one month ended September 30, 1997 and the Company's predecessor, National Realty Trust, for the eight months ended August 31, 1997, (2) the combined results of operations of National Realty Trust for the eight months ended August 31, 1997 and the Company for the four months ended December 31, 1997 compared with the combined results of operations of National Realty Trust's predecessor, Coldwell Banker Residential Brokerage Corporation, for the five months ended May 31, 1996 and National Realty Trust for the seven months ended December 31, 1996, and (3) the combined results of operations of Coldwell Banker Residential Brokerage Corporation and National Realty Trust for 1996 compared with the results of operations of Coldwell Banker Residential Brokerage Corporation for the year ended December 31, 1995. The operating results of the Company and its predecessors include the results of operations of various companies which were acquired in 1996, 1997 and 1998 and accounted for by the purchase method of accounting. Accordingly, the results of operations of such acquired companies have been included in the consolidated operating results of the Company only from their respective dates of acquisition. The consolidated financial statements of Coldwell Banker Residential Brokerage Corporation have been prepared from separate records maintained by Coldwell Banker Residential Brokerage Corporation, as well as from the records of Coldwell Banker Corporation, and may not be indicative of the conditions that would have existed if Coldwell Banker Residential Brokerage Corporation had operated as an independent entity.

General

  In May 1996, a subsidiary of Cendant Corporation acquired Coldwell Banker Corporation and contributed the real estate brokerage operations of Coldwell Banker Residential Brokerage Corporation to National Realty Trust. Cendant retained ownership of all trademarks utilized in connection with the transferred real estate brokerage operations and franchised the right to conduct business under the COLDWELL BANKER(R) brand name to National Realty Trust. Cendant subsequently franchised the right to conduct business under the ERA(R) and CENTURY 21(R) brand names owned by it to National Realty Trust. In August 1997, the Company was formed and acquired all of the real estate operations owned by National Realty Trust. The Company has made since its formation, and intends to continue to make, selected acquisitions of residential real estate brokerage companies in existing and new geographic markets. The Company believes that there will be opportunities to improve the operating profitability of acquired companies through the consolidation of offices, elimination of duplicative costs, reduction in personnel and centralization of back office functions.

  The Company owns and operates a network of full service residential real estate brokerage offices, which conduct residential real estate brokerage activities utilizing the COLDWELL

BANKER(R), ERA(R) and CENTURY 21(R) brand names. As a full service brokerage, the Company offers, either directly or through third party arrangements, a wide variety of homeowner services, including mortgage, title, escrow and relocation services, home warranties, home security systems and other services.

  The Company's real estate commissions consist of commissions earned for providing assistance to customers in the purchase and sale of new and existing homes. Real estate commissions, which are calculated as a percentage of the sales price, typically range from approximately 5% to 7%. In transactions in which the Company is acting as a broker on one side of a transaction (either the buying side or the selling side) and a third-party broker is representing the other side of the transaction, the Company typically must share with such other broker 50% of the sales commission. In transactions in which the Company is acting as the sole broker, the Company generally receives 100% of the sales commission.

  In addition to real estate brokerage services, the Company offers, either directly or through third party arrangements:

  . mortgage origination services through a marketing arrangement with Cendant Mortgage, pursuant to which the Company derives revenues;

  . title services for which the Company receives a fee from title insurance underwriters;

  . escrow and other closing services for which the Company typically receives a fee from home buyers;

  . relocation services through (1) an arrangement with Cendant Mobility
    Services Corporation ("Cendant Mobility"), a wholly owned subsidiary of Cendant, for which the Company receives fees from Cendant Mobility, and
    (2) the Company's own relocation company, for which the Company receives fees from customers in addition to the commissions generated on the sale and/or purchase of the transferee's property; and

  . a wide variety of other brokerage-related services through marketing and purchasing programs established by Cendant with leading service providers, including, among others, home warranties, home security systems, temporary housing, temporary storage, moving truck rentals and telephone services, for which the Company generally receives fees.

  Real estate commissions are recorded as revenues and the related sales associate commissions and franchise royalty fees are recorded as expenses upon the closing of the home sale transaction. Other revenues, which are derived from the Company's brokerage-related services, are recorded as revenue at the time that such services are performed.

  Commissions and royalties payable by the Company include commissions paid to the Company's sales associates and royalties paid to the Franchisors. Commissions paid to sales associates have averaged 60% to 67% of real estate commissions in recent years. Because the commissions paid to sales associates vary from region to region and from office to office, the average commission rate paid to the Company's sales associates is affected by the Company's acquisitions. The Company's royalty expenses are 6% of gross commission income (currently 4.89% for the Company's CENTURY 21(R) offices in Northern California), plus $166,667 per month. In February

1999, the Company entered into new Franchise Agreements with the Franchisors, which require the Company to pay additional royalties of (1) $156,250 per month following the closing of the offering and (2) 0.15% of the Company's total revenue per quarter for each quarter (up to a total of 20 quarters) in which the Company's EBITDA for the preceding twelve-month period exceeds $225 million. Since January 1999, the Company has been required to pay an additional
monthly royalty which has averaged $    per month for the first three months of
1999 . Upon the closing of the offering, such additional royalty will be replaced with an additional monthly royalty under the Franchise Agreements of
   % of the Company's gross commission income, up to an estimated maximum additional royalty of $21.3 million per year. See "Certain Transactions-- Franchise Agreements--Royalties."

  Selling, general and administrative expenses consist primarily of employee compensation, advertising and marketing, occupancy costs, general office expenses, depreciation of property, plant and equipment.

  Acquisition related costs consist of office conversion costs and amortization of pending real estate sales contracts and real estate listing contracts of acquired real estate brokerage companies. Office conversion costs incurred or accrued include primarily signage change, name change advertising and other transitional costs. The Company amortizes the acquired companies' pending real estate sales contracts over a three-month period and real estate listing contracts over a six-month period, reflecting the respective periods over which the Company estimates that such contracts will result in closed real estate transactions.

  The Company believes that pending real estate sales contracts are a leading indicator of revenues to be recognized in the near future. Pending real estate sales contracts represent those transactions in which substantially all of the services associated with the home sale have been performed, but the home sale has not yet closed. This is generally evidenced by the execution of a binding contract of sale. The Company considers real estate contracts to be binding only after any rescission period expires, a good faith deposit is placed in escrow and only normal contingencies, principally financing and property inspection, remain. As a result of these contingencies, a portion of the Company's pending real estate sales contracts will fail to close and, accordingly, will not result in the recognition of commission income. Historically, an average of approximately 13% of the Company's pending real estate sales contracts have failed to close.

  The Company's real estate brokerage business is subject to seasonal fluctuations. Historically, revenues have been strongest in the second and third quarters of the calendar year. While commissions are paid to sales associates only upon the sale of a home, many of the Company's other expenses, such as rent and personnel, are fixed. As a result, the relationship between the Company's expenses and revenues is subject to significant fluctuation on a quarter-to-quarter basis.

Results of Operations

  The following table sets forth certain statement of operations and other data for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998:

                                            Years Ended December 31,                         Nine Months Ended September 30,
                             -----------------------------------------------------------  ----------------------------------------
                                  1995(a)            1996(b)              1997(c)              1997(d)               1998
                             ------------------ ------------------  --------------------  ------------------  --------------------
                                         % of               % of                  % of                % of                  % of
                             Dollars   Revenues Dollars   Revenues   Dollars    Revenues  Dollars   Revenues   Dollars    Revenues
                             --------  -------- --------  --------  ----------  --------  --------  --------  ----------  --------
                                                                (dollars in thousands)
REVENUES
Real estate
 commissions.........        $540,302    97.1%  $628,081    96.9%   $1,016,284    96.9%   $670,742    97.5%   $1,488,932    95.1%
Other revenues.......          16,042     2.9     19,911     3.1        32,016     3.1      17,064     2.5        77,017     4.9
                             --------   -----   --------   -----    ----------   -----    --------   -----    ----------   -----
 Total revenues......         556,344   100.0    647,992   100.0     1,048,300   100.0     687,806   100.0     1,565,949   100.0
EXPENSES
Commissions and royalties..   333,869    60.0    417,768    64.5       723,404    69.0     466,581    67.8     1,091,039    69.7
Selling, general and
 administrative......         212,013    38.1    213,394    32.9       293,648    28.0     195,613    28.4       406,161    25.9
Amortization of good-
 will................             532     0.1        586     0.1         1,799     0.2       1,322     0.2         3,220     0.2
Acquisition related
 costs...............           4,240     0.8     22,214     3.4        89,197     8.5      42,999     6.3        48,225     3.1
                             --------   -----   --------   -----    ----------   -----    --------   -----    ----------   -----
Total expenses.......         550,654    99.0    653,962   100.9     1,108,048   105.7     706,515   102.7     1,548,645    98.9
                             --------   -----   --------   -----    ----------   -----    --------   -----    ----------   -----
 Operating income
  (loss).............           5,690     1.0     (5,970)   (0.9)      (59,748)   (5.7)    (18,709)   (2.7)       17,304     1.1
Interest expense,
 net.................            (137)                55                (2,726)   (0.3)       (640)   (0.1)       (2,068)   (0.1)
Income tax provi-
 sion................           2,459                156               (21,021)             (7,224)                8,444
                             --------   -----   --------   -----    ----------   -----    --------   -----    ----------   -----
 Net income..........        $  3,368     0.6%  $ (6,181)   (1.0)%  $  (36,001)   (3.4)%  $(10,845)   (1.6)%  $   10,928     0.7%
                             ========   =====   ========   =====    ==========   =====    ========   =====    ==========   =====
Operating income be-
 fore amortization of
 goodwill and acqui-
 sition related
 costs...............        $ 10,462     1.9%  $ 16,830     2.6%   $   31,248     3.0%   $ 25,612     3.7%   $   68,749     4.4%
EBITDA(e)............          18,181     3.3     21,032     3.2%       27,285     2.6%     21,731     3.2%       65,658     4.2%

---------------------

(a) Financial information for the year ended December 31, 1995 represents the results of operations of Coldwell Banker Residential Brokerage Corporation.

(b) Financial information for the year ended December 31, 1996 represents the combined historical results of operations of Coldwell Banker Residential Brokerage Corporation from January 1, 1996 through May 31, 1996 and National Realty Trust from June 1, 1996 through December 31, 1996.

(c) Financial information for the year ended December 31, 1997 represents the combined historical results of operations of National Realty Trust from January 1, 1997 through August 31, 1997 and the Company from September 1, 1997 through December 31, 1997.

(d) Financial information for the nine months ended September 30, 1997 represents the results of operations of National Realty Trust for the eight months ended August 31, 1997 and the results of operations of the Company for the one month ended September 30, 1997.

(e) EBITDA is defined herein as operating income plus depreciation and amortization, and amortization of goodwill and other intangibles and has been calculated as follows:

                                                            Nine Months Ended
                                Years Ended December 31,      September 30,
                                --------------------------  -------------------
                                 1995     1996      1997      1997       1998
                                -------  -------  --------  ---------  --------
                                              (in thousands)
     Operating income (loss)..  $ 5,690  $(5,970) $(59,748) $ (18,709) $ 17,304
     Amortization of good-
      will....................      532      586     1,799      1,322     3,220
     Acquisition related
      costs...................    4,240   22,214    89,197     42,999    48,225
                                -------  -------  --------  ---------  --------
     Operating income before
      amortization of goodwill
      and
      acquisition related
      costs...................   10,462   16,830    31,248     25,612    68,749
     Depreciation and amorti-
      zation..................    9,111    4,941     6,024      3,583    12,964
                                -------  -------  --------  ---------  --------
     EBITDA before office con-
      version costs...........  $19,573  $21,771  $ 37,272  $  29,195  $ 81,713
     Office conversion costs..   (1,392)    (739)   (9,987)    (7,464)  (16,055)
                                -------  -------  --------  ---------  --------
     EBITDA...................  $18,181  $21,032  $ 27,285  $  21,731  $ 65,658
                                =======  =======  ========  =========  ========

  Amortization of goodwill and other intangibles reflects primarily the amortization of acquired companies' pending real estate sales contracts and real estate listing contracts. NRT amortizes acquired companies' pending real estate sales contracts over a three-month period and real estate listing contracts over a six-month period, reflecting the respective periods over which the Company estimates that such contracts will result in closed real estate transactions.

  Cash flows provided by (used in) operating, investing and financing activities were as follows:

                                                            Nine Months Ended
                               Years Ended December 31,       September 30,
                              ----------------------------  ------------------
                                1995      1996      1997      1997      1998
                              --------  --------  --------  --------  --------
                                             (in thousands)
     Net cash provided by
      operating activities..  $ 12,756  $ 34,665  $ 30,152  $ 19,402  $ 19,576
     Net cash (used in) in-
      vesting activities....   (12,933)  (33,190) (152,270) (140,180) (117,692)
     Net cash (used in) pro-
      vided by financing ac-
      tivities..............      (936)   10,624   294,067   295,254    (3,199)

  The Company believes that EBITDA is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to operating income or as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The Company understands that while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA, as used in this prospectus, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Nine Months Ended September 30, 1998 Compared to Combined Nine Months Ended September 30, 1997

  Revenues. Total revenues increased 127.7% to $1,565.9 million for the nine months ended September 30, 1998 from $687.8 million for the nine months ended September 30, 1997. Real estate commissions increased 122.0% to $1,488.9 million for the nine months ended September 30, 1998 from $670.7 million for the nine months ended September 30, 1997, due primarily to increased real estate commissions generated by operations acquired during 1998 and the second half of 1997 and the effects of a strong residential real estate market throughout the United States. Other revenues increased to $77.0 million for the nine months ended September 30, 1998 from $17.1 million for the nine months ended September 30, 1997, due primarily to the acquisition of title and escrow operations and increased revenues derived from the Company's existing title and escrow operations, increased fees from the Marketing Agreement and other revenues.

  Commissions and Royalties. Commissions and royalties as a percentage of total revenues increased to 69.7% for the nine months ended September 30, 1998 from 67.8% for the nine months ended September 30, 1997. This increase was due primarily to the acquisition of operations that pay a higher commission split to sales associates.

  Selling, General and Administrative. Selling, general and administrative expenses increased $210.6 million to $406.2 million for the nine months ended September 30, 1998 from $195.6 million for the nine months ended September 30, 1997. The increase in such expenses reflects primarily the selling, general and administrative expenses associated with operations acquired during 1997 and 1998. As a percentage of total revenues, selling, general and administrative expenses decreased to 25.9% for the nine months ended September 30, 1998 from 28.4% for the nine months ended September 30, 1997. The decrease in selling, general and administrative expenses as a percentage of total revenues reflects the relatively low costs associated with the revenue growth of the Company's existing business and synergies obtained by the Company through the consolidation of certain acquired office locations.

  Amortization of Goodwill. Amortization of goodwill increased $1.9 million to $3.2 million for the nine months ended September 30, 1998 from $1.3 million for the nine months ended September 30, 1997, reflecting primarily the amortization of goodwill of the acquired companies.

  Acquisition Related Costs. Acquisition related costs were $48.2 million for the nine months ended September 30, 1998 compared to $43.0 million for the nine months ended September 30, 1997. Such amounts reflect the volume and timing of acquisitions during the respective periods.

  Operating Income (Loss). The Company had operating income of $17.3 million for the nine months ended September 30, 1998 compared to an operating loss of $18.7 million for the nine months ended September 30, 1997, as a result of the factors discussed above. Excluding the amortization of goodwill and acquisition related costs, operating income would have increased to $68.7 million for the nine months ended September 30, 1998 from $25.6 million for the nine months ended September 30, 1997. As a percentage of total revenues, operating income before the amortization of goodwill and acquisition related costs would have increased to 4.4% for the nine months ended September 30, 1998 from 3.7% for the nine months ended September 30, 1997. Such increases reflect the factors discussed above.

  EBITDA. EBITDA increased to $65.7 million for the nine months ended September 30, 1998 from $21.7 million for the nine months ended September 30, 1997 and, as a percentage of total revenues, increased to 4.2% for the nine months ended September 30, 1998 from 3.2% for the nine months ended September 30, 1997, as a result of the factors discussed above.

  Pending Real Estate Sales Contracts. At September 30, 1998, the Company had pending real estate sales contracts representing approximately 48,390 sides, reflecting an increase of 61.4% from the 29,974 sides represented by the Company's pending real estate contracts at September 30, 1997. The Company's pending real estate sales contracts at September 30, 1998 represented approximately $326.7 million of real estate commissions, reflecting an increase of 71.3% from the $190.7 million of real estate commissions represented by the Company's pending real estate sales contracts at September 30, 1997. Such increases reflect the effects of the Company's acquisitions, the continued strength in the residential real estate market throughout the United States and an increase in the Company's average home sales price.

Combined Year Ended December 31, 1997 Compared to Combined Year Ended December 31, 1996

  Revenues. Total revenues increased 61.8% to $1,048.3 million for 1997 from $648.0 million for 1996. Real estate commissions increased 61.8% to $1,016.3 million for 1997 from $628.1 million for 1996, primarily as a result of operations acquired during 1997 and the effects of a strong residential real estate market in the United States. Excluding the impact of acquired businesses, real estate commissions increased 42.1% to $892.5 million in 1997 from $628.1 million in 1996. Such increase reflects a 40.1% increase in the number of sides closed combined with an increase in the average home sales price to $239,000 in 1997 from $205,000 in 1996, partially offset by a slight decrease in the commission rate earned. Other revenues increased 60.8% to $32.0 million for 1997 from $19.9 million for 1996, primarily as a result of the acquisition of title and escrow operations in connection with the acquisition of Jon Douglas Real Estate Services Group, Inc. on September 11, 1997 and an increase in sales volume by the Company's existing title operations. The Company also experienced an increase in its revenues associated with other brokerage-related services.

  Commissions and Royalties. Commissions and royalties as a percentage of total revenues increased to 69.0% in 1997 from 64.5% in 1996. The Company did not begin making royalty payments until May 31, 1996, when National Realty Trust was formed and Cendant acquired the rights to franchise the COLDWELL BANKER(R) brand name. However, if the Company had been required to make such royalty payments throughout 1996, total commissions and royalties as a percentage of total revenues would have increased 2.4 percentage points to 69.0% in 1997 from 66.6% in 1996. Such increase is due primarily to the acquisition of operations that pay a higher commission split to sales associates.

  Selling, General and Administrative. Selling, general and administrative expenses increased $80.2 million to $293.6 million in 1997 from $213.4 million in 1996. The increase in such expenses reflects the additional costs associated with operations acquired during 1996 and 1997. As a percentage of total revenues, selling, general and administrative expenses decreased to 28.0% in 1997 from 32.9% in 1996. The decrease in selling, general and administrative expenses as a percentage of total revenues reflects the relatively low costs associated with revenue growth relating to the

Company's existing business and synergies obtained by the Company through the consolidation of certain acquired office locations.

  Amortization of Goodwill. Amortization of goodwill increased to $1.8 million in 1997 from $586,000 in 1996, reflecting primarily the amortization of goodwill of the acquired companies.

  Acquisition Related Costs. Acquisition related costs were $89.2 million for 1997 compared to $22.2 million for 1996 reflecting the significantly increased volume of acquisitions during 1997 compared to 1996.

  Operating Income (Loss). Operating loss increased to $59.7 million in 1997 from $6.0 million in 1996, as a result of the factors discussed above. Excluding the amortization of goodwill and acquisition related costs, operating income would have increased 85.7% to $31.2 million in 1997 from $16.8 in 1996. As a percentage of total revenues, operating income before the amortization of goodwill and acquisition related costs would have increased to 3.0% in 1997 from 2.6% in 1996. Such increases reflect primarily the factors discussed above.

  EBITDA. EBITDA increased 29.7% to $27.3 million in 1997 from $21.0 million in 1996 and, as a percentage of total revenues, decreased to 2.6% for 1997 from 3.2% for 1996, as a result of the factors discussed above.

Combined Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenues. Total revenues increased 16.5% to $648.0 million for 1996 from $556.3 million for 1995. Real estate commissions increased 16.2% to $628.1 million in 1996 from $540.3 million in 1995 primarily as a result of (1) a 9.6% increase in the number of sides closed, (2) an increase in the average home sales price to $205,400 for 1996 from $192,800 for 1995 and (3) a slight increase in the commission rate earned. Other revenues increased 24.1% to $19.9 million in 1996 from $16.0 million in 1995, primarily as a result of the increased revenues derived from the Company's title operations.

  Commissions and Royalties. Commissions and royalties as a percentage of total revenues increased to 64.5% in 1996 from 60.0% in 1995. Such increase reflects primarily the royalty fees paid by the Company to Cendant subsequent to formation of the Trust on May 31, 1996 combined with a slight increase in the commission split paid to the Company's sales associates due primarily to certain acquired operations paying a higher commission split to sales associates.

  Selling, General and Administrative. Selling, general and administrative expenses increased $1.4 million to $213.4 million in 1996 from $212.0 million in 1995. The increase in such expenses reflects the additional costs of operations acquired by the Company in 1996. As a percentage of total revenues, selling, general and administrative expenses decreased to 32.9% in 1996 from 38.1% in 1995. The decrease in selling, general and administrative expense as a percentage of total revenues reflects the relatively low costs relating to revenue growth associated with the Company's existing business and synergies obtained by the Company through the consolidation of certain acquired office locations.

  Amortization of Goodwill. Amortization of goodwill increased $54,000 to $586,000 in 1996 from $532,000 in 1995.

  Acquisition Related Costs. Acquisition related costs were $22.2 million for 1996 compared to $4.2 million for 1995 reflecting primarily the amortization of pending real estate sales contracts and listing contracts recorded in connection with the formation of National Realty Trust.

  Operating Income (Loss). The Company had an operating loss of $6.0 million in 1996 compared to operating income of $5.7 million in 1995. This change was a result of the factors discussed above. Excluding the amortization of goodwill and acquisition related costs, operating income would have increased 60.9% to $16.8 million in 1996 from $10.5 million in 1995. As a percentage of total revenues, operating income before the amortization of goodwill and acquisition related costs would have increased to 2.6% in 1996 from 1.9% in 1995. Such increases reflect primarily the factors discussed above.

  EBITDA. EBITDA increased 15.7% to $21.0 million in 1996 from $18.2 million in 1995, as a result of the factors discussed above. As a percentage of total revenues, EBITDA declined slightly to 3.2% in 1996 from 3.3% in 1995.

Liquidity and Capital Resources

  The Company's operating cash requirements consist principally of working capital requirements, capital expenditures, acquisitions and dividends payable on its preferred stock. The Company currently believes that cash flows from operating activities will be adequate to meet the Company's working capital, capital expenditure and dividend requirements. Acquisitions have primarily been funded through the Company's agreement with Cendant, capital contributions made by the Company's stockholders and cash flow from operations.

  Net cash provided by operating activities for the nine months ended September 30, 1997 and 1998 was $19.4 million and $19.6 million, respectively. The change was due primarily to increased acquisition related costs resulting from an increase in acquisitions, partially offset by increased cash flows generated from operations of acquired companies and internal growth.

  Net cash provided by operating activities was $12.8 million in 1995, $34.7 million in 1996 and $30.2 million in 1997. The decrease in net cash provided by operating activities in 1997 compared to 1996 was due primarily to the payment of a full year of royalties by the Company to the Franchisors in 1997, compared to only seven months of royalty payments during 1996. To a lesser extent, the Company's net cash provided by operating activities was increased by net cash inflows from operations of acquired companies in 1997, partially offset by cash used to fund liabilities incurred in connection with the Company's acquisitions.

  The increase in cash flows provided by operating activities for the year ended December 31, 1996 compared to the year ended December 31, 1995 was due primarily to the repayment of amounts due from Coldwell Banker Corporation, partially offset by the payment of seven months of royalties by the Company to the Franchisors in 1996, while no similar royalties were paid in 1995.

  Net cash used in investing activities was $140.2 million for the nine months ended September 30, 1997 and $117.7 million for the nine months ended September 30, 1998. The increase was due primarily to the payment of $68.4 million in connection with the Company's 44 acquisitions during the nine months ended September 30, 1998 compared to $110.6 million paid in connection with the Company's eight acquisitions, including the acquisition of National Realty Trust's assets, during the nine months ended September 30, 1997. Additionally, the Company invested approximately $23.2 million and $27.8 million in restricted cash during the nine months ended September 30, 1997 and 1998, respectively. Such restricted cash can only be used to repay the loans entered into to fund the restricted cash.

  Net cash used in investing activities was $12.9 million for 1995, $33.2 million for 1996 and $152.3 million for 1997. Cash paid by the Company in connection with these acquisitions and the acquisition of National Realty Trust's assets was $8.8 million in 1995, $13.8 million in 1996 and $111.5 million in 1997. The 1997 acquisitions were financed primarily with $255.6 million in capital contributions from the Company's stockholders in 1997. Additional capital expenditures in 1997 were utilized for the implementation of a new financial accounting and reporting system.

  Net cash (used in) provided by financing activities was $295.3 million for the nine months ended September 30, 1997 and $(3.2) million for the nine months ended September 30, 1998. During 1997, the Company was funded with $255.6 million in capital contributions, which were utilized to fund the Company's acquisitions in 1997. Also, during the nine months ended September 30, 1997, the Company received a $20.0 million development advance from Cendant, which, following an amendment of its term from 10 years to 40 years effective September 1, 1997, is being forgiven over a 40-year period. Additionally, the Company received approximately $27.8 million in loans from financial institutions during the nine months ended September 30, 1998, up from $23.2 million during the nine months ended September 30, 1997. Such loans are secured by and payable from investments entered into with the proceeds from such loans. During the nine months ended September 30, 1998, the Company paid $22.1 million of dividends on its preferred stock.

  Net cash outflows from financing activities were $0.9 million for 1995. Net cash inflows from financing activities were $10.6 million for 1996 and $294.1 million for 1997. During 1997, the Company was funded with $255.6 million in capital contributions, which were utilized to fund the Company's acquisitions in 1997. Additionally, as noted above, during 1997, Cendant made an advance of $20.0 million to National Realty Trust and Coldwell Banker Residential Brokerage Corporation, which is being forgiven over a 40-year period. During 1996, the Company received approximately $11.2 million in proceeds from investments of amounts loaned to the Company by financial institutions, which loans are secured by and payable from such investments. No similar borrowings were made during 1995.

  The Company plans to continue its business strategy of actively pursuing strategic acquisitions of residential real estate brokerage firms and brokerage-related businesses. NRT and Cendant have an agreement that reduces the Company's effective purchase price for brokerage acquisitions by NRT in which Cendant agrees to participate. When Cendant and NRT cooperate to jointly fund an acquisition, Cendant acquires the trademarks and mortgage operations (if any) of the acquired brokerage while the Company acquires the brokerage operations. As with its existing offices, NRT is required to operate all acquired offices under the Franchisors' brand names and pay royalties for such offices pursuant to the Franchise Agreements. Under its agreement with NRT, Cendant has provided an average of 66% of the total purchase price for all of NRT's acquisitions since NRT's formation (excluding the National Realty Trust acquisition). While Cendant can decline to participate in any brokerage acquisition, it has participated in all of NRT's brokerage acquisitions to date (excluding the National Realty Trust acquisition).

  Upon NRT's formation in August 1997, Cendant committed approximately $445 million for the Company's brokerage acquisitions. Through December 31, 1998, Cendant had provided approximately $420 million of its original commitment and NRT had used approximately $230 million of its own capital for its acquisitions. Cendant has committed an additional $1 billion for future brokerage acquisitions in which Cendant agrees to participate pursuant to the Acquisition Cooperation Agreement. The $1 billion commitment is available in two $500 million tranches. The first $500 million (of which Cendant has provided approximately $23 million) is currently available, and the second $500 million will be available after the first $500 million has been completely used by NRT but in no case earlier than February 9, 2004, unless otherwise agreed to by Cendant.

  As a result of an amendment to the calculation of the purchase price payable by Cendant in connection with the Company's brokerage acquisitions pursuant to the Acquisition Cooperation Agreement, the percentage of the total purchase price payable by Cendant in future NRT brokerage acquisitions is likely to be lower than the percentage that has historically been paid by Cendant, which may adversely affect the Company's ability to find acquisition candidates on terms acceptable to the Company and to finance and complete such transactions. See "Certain Transactions--Acquisition Cooperation Agreement." Possible sources of the Company's financing of brokerage acquisitions include internally generated funds, bank borrowings, public offerings or private placements of equity or debt securities, or a combination of any of the foregoing. See "Risk Factors-- Risks in Pursuing Acquisitions."

  On January 7, 1999, NRT entered into a $50 million bank credit facility. Borrowings drawn thereunder may be used for the Company's general working capital needs in the ordinary course of business and permitted acquisitions. The Company will seek to replace its bank credit facility with a new facility providing for approximately $150 million of borrowing capacity, which may have terms that are different from or more restrictive than those of the current facility. See "Description of Certain Indebtedness."

  Upon its formation, the Company issued the Senior Preferred Stock, the Convertible Preferred Stock and the Junior Preferred Stock. Each class of preferred stock accrues dividends based on a liquidation preference amount equal to $1,000 per share plus any previously declared and unpaid dividends. In addition, each class of preferred stock is mandatorily redeemable in accordance with the terms of its certificate of designation. See "Description of Capital Stock--Preferred Stock." As described under "Use of Proceeds," the Company intends to use a portion of the net proceeds of the offering to redeem all outstanding shares of the Junior Preferred Stock.

  The Company had restricted cash totaling $40.3 million at December 31, 1997 and $68.2 million at September 30, 1998, which can be used only to repay loans entered into to fund certain investments by the Company. Such loans are included with the current portion of notes payable.

  On February 10, 1999, the Company received a $30 million advance from Cendant for certain services to be provided by the Company to Cendant under the terms of the Acquisition Services Agreement. See "Certain Transactions--Acquisition Services Agreement."

  The Company has declared a total of $45 million of cash dividends on its Common Stock to Apollo, which will be paid prior to the closing of the offering. The Company does not anticipate paying cash dividends to its common stockholders in the foreseeable future and is restricted in doing so by the terms of the Franchise Agreements, its new bank credit facility and its preferred stock. See

"Dividend Policy," "Description of Certain Indebtedness," "Certain Transactions--Franchise Agreements" and "Description of Capital Stock-- Preferred Stock."

Year 2000 Compliance

  Many existing computer programs will be unable to properly recognize dates in the year 2000 and beyond. In the course of executing its strategy, both internally and through acquisitions, the Company determined that its existing systems did not contain the features and capacity necessary to implement its business plan. Accordingly, the Company is in the process of completing the installation of a new financial accounting and reporting system. Installation is anticipated to be completed by the first quarter of 1999 and is not expected to have a material adverse effect on the Company's financial condition or results of operations. The new system is year 2000 compliant and therefore will enable data from and after January 1, 2000 to be recognized and processed correctly.

  In connection with each of the Company's acquisitions, NRT evaluates the systems of the acquired company to determine whether such systems are year 2000 compliant. If an acquired company's systems are not year 2000 compliant, the Company will prepare a plan to bring the systems into compliance. While the Company cannot guarantee that all acquired companies will be year 2000 compliant on a timely basis, the cost of bringing such companies into compliance is not expected to have a material adverse effect on the Company's financial condition or results of operations.

  The Company is in the process of contacting third party vendors and service providers on whom it relies to assure that their systems will be converted in a timely fashion to ensure year 2000 compliance. However, the Company can not guarantee that the systems of such companies will be converted in a timely fashion, or that any such failure to convert by another company would not have an adverse effect on the Company's systems. Furthermore, the Company cannot guarantee that the installation of the Company's system will be completed on a timely basis, that it will be fully effective or that year 2000 issues will not have a material adverse effect on the Company.

Impact of New Accounting Pronouncements

  The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, on January 1, 1998. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any comprehensive income components requiring separate disclosure.

  For the fiscal year beginning January 1, 1999, the Company will adopt SFAS No. 131, Disclosure About Segments and Enterprise and Related Information. The Company is reviewing the impact of the adoption of this pronouncement on its consolidated financial statements.

Impact of Inflation

  Generally, inflation causes the value of residential real estate to increase. While increases in the value of residential real estate typically lead to corresponding increases in the Company's commissions, inflation could also cause interest rates to increase. Higher interest rates tend to reduce sales of existing single family homes, which may offset the Company's increased commission revenues.

                                    BUSINESS

Company Overview

  NRT is the largest residential real estate brokerage company in the United States, with approximately 690 offices and over 30,000 sales associates throughout the country. The Company is approximately five times larger than its next largest competitor in terms of the dollar volume of home sales and believes that it is the only national residential real estate brokerage company. The Company operates in 18 of the 30 largest domestic markets measured by population and believes, based on reported revenues and number of offices, that it is either the largest or second largest residential real estate brokerage in each market in which it operates.

  NRT operates full service brokerage offices under the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names. As a full service brokerage, the Company offers, either directly or through third party arrangements, a wide variety of homeowner services in addition to traditional brokerage services, including mortgage, title, escrow and relocation services, home warranties, home security systems and other services. When compared to other real estate brokerages, NRT believes it benefits from several competitive advantages, including operating economies of scale, national brand identity, extensive training programs for its sales associates, more sophisticated technology and information systems, a wide variety of brokerage-related services and greater access to capital. With these competitive advantages, the Company recruits, retains and develops highly productive sales associates.

  In 1997, the Company acted as broker in transactions representing over $36.8 billion in home sales volume, $1.0 billion in gross commission income and 154,066 "sides" (each real estate transaction has two sides, the selling side and the buying side). For the twelve-month period ended September 30, 1998, after giving effect certain acquisitions completed by the Company, the Company had pro forma revenues of $2.4 billion and operating income before depreciation and amortization (after eliminating redundant selling, general and administrative costs related to such acquisitions) of $84.6 million.

  The Company operates all of its brokerage offices under the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names pursuant to the Franchise Agreements. The Company operates approximately 85% of its offices under the COLDWELL BANKER(R) brand name, 12% of its offices under the ERA(R) brand name and 3% of its offices under the CENTURY 21(R) brand name. The Company operates its COLDWELL BANKER(R) offices throughout the country, its ERA(R) offices in New Jersey and the Mid-Atlantic region and its CENTURY 21(R) offices in Northern California. Based on gross commission income, the Company is the largest individual real estate brokerage franchisee for each of these three brands. The Company believes that the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names provide the Company with consumer recognition and credibility on a national and international basis. Based on publicly available information, COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) are three of the five largest national real estate franchise systems in the United States, measured by the number of franchised real estate brokerage offices.

  NRT believes that the fragmented nature of the real estate brokerage industry offers substantial consolidation opportunities, and NRT's objective is to continue to expand its presence as the leading national real estate brokerage company. When it was formed in August 1997, the Company acquired the assets of National Realty Trust, which included the former real estate brokerage operations of Coldwell Banker Corporation. At that time, National Realty Trust was the largest residential real estate brokerage in the United States, with approximately 370 offices, $648 million of revenues and $21 million of operating income before depreciation and amortization for the year ended December 31, 1996. The operations acquired from National Realty Trust provided NRT with a strong core business and a proven operating history from which to expand by acquiring additional real estate brokerage firms.

  The Company has grown rapidly, in large part through its 28 acquisitions of multi-office brokerages and 36 acquisitions of single-office brokerages from September 1, 1997 through December 31, 1998, representing a total of over 500 brokerage offices and $1.14 billion in gross commission income on an annualized basis. The Company's significant acquisitions to date include Jon Douglas Real Estates Services Group, Inc., the third largest residential real estate brokerage company in the United States, Burnet Financial Group, the fourth largest, Hunneman Real Estate Corporation, the ninth largest, Cornish & Carey Residential, Inc., the tenth largest, and O'Conor, Piper & Flynn, Inc., the fifteenth largest (rankings based on the dollar volume of home sales in the last completed calendar year prior to being acquired by NRT).

  NRT and Cendant have an agreement that reduces the Company's effective purchase price for brokerage acquisitions by NRT in which Cendant agrees to participate. When NRT and Cendant cooperate to jointly fund an acquisition, the Company acquires the brokerage operations of the acquired brokerage, while Cendant acquires the trademarks and mortgage operations (if any). As with its existing offices, NRT is required to operate all acquired offices under one of the Franchisors' brand names and pay royalties for such offices under the Franchise Agreements. From NRT's formation through December 31, 1998, Cendant has provided an average of 66% of the total acquisition cost of all of NRT's acquisitions (excluding the National Realty Trust acquisition). While Cendant can decline to participate in any brokerage acquisition, it has participated in all of NRT's brokerage acquisitions to date (excluding the National Realty Trust acquisition).

  Upon NRT's formation in August 1997, Cendant committed approximately $445 million for the Company's brokerage acquisitions. Through December 31, 1998, Cendant had provided approximately $420 million of its original commitment and NRT had used approximately $230 million of its own capital for acquisitions. Cendant has committed an additional $1 billion for future brokerage acquisitions in which Cendant agrees to participate pursuant to the Acquisition Cooperation Agreement, which amends NRT's prior agreement with Cendant by reducing the percentage of the purchase price payable by Cendant in future NRT brokerage acquisitions. The $1 billion commitment is available in two $500 million tranches. The first $500 million (of which Cendant has provided approximately $23 million) is currently available, and the second $500 million will be available after the first $500 million has been completely used by NRT but in no case earlier than February 9, 2004, unless otherwise agreed to by Cendant. See "Business--Acquisitions" and "Certain Transactions--Acquisition Cooperation Agreement."

  In addition to the Franchise Agreements with the Franchisors and the Acquisition Cooperation Agreement, the Company has entered into various other agreements with Cendant or its subsidiaries. These agreements include a Program Outsourcing Agreement under which Cendant acts as the

Company's exclusive agent in negotiating arrangements with third party service and product providers, a Stockholders Agreement relating to the voting, transfer and registration of shares of the Company's capital stock owned by Apollo and Cendant, a Marketing Agreement relating to the marketing of Cendant's mortgage information services and other agreements. NRT intends to enter into a joint venture with Cendant to provide mortgage services, at which time the Marketing Agreement will be terminated. See "Certain Transactions."

  NRT continually explores and discusses with third parties potential acquisitions and other strategic corporate transactions. NRT is currently engaged in discussions with third parties regarding possible acquisitions in the real estate brokerage industry. Completion of any such transactions would be subject to the negotiation and signing of final agreements, the receipt of any necessary regulatory approvals and third party consents and the satisfaction of other conditions. The Company cannot guarantee the timing, likelihood or financial or business effect of any possible transaction.

The Industry

  According to industry data, the 1998 domestic residential real estate industry generated approximately $940 billion in home sales and over 11 million sides. Assuming an average commission rate of 5 1/2%, the industry generated over $50 billion of gross commission income in 1998. Existing home sales in the United States have exceeded 3.5 million homes sold every year since 1992 and over 4.0 million homes sold in each of 1996, 1997 and 1998. Since 1991, the number of new and existing homes sold per year in the United States has grown at an average annual rate of 5.4%. Recent years have been among the strongest ever for existing home sales. According to the National Association of Realtors, the 1993-1998 period represents six of the eight strongest years on record for annual existing home sales.

  Real estate brokerage companies typically realize revenues as a commission that is based on a percentage of the price of each home sold. As a result, the real estate brokerage industry generally benefits from rising home prices. In 1998, the national median price for existing, single-family homes, as reported by the National Association of Realtors, was $130,600, up 5.2% from 1997. Since 1981, median home prices have increased an average of 4.0% annually.

  Rising home ownership rates have also had a positive impact on the real estate brokerage industry. According to the United States Census Bureau, the 1998 national home ownership rate was 66.4%, the highest rate on record (statistics have been kept since 1900). The home ownership rate is rising in most areas of the country.

  The highly fragmented real estate brokerage industry consists primarily of a large number of relatively small brokerage companies and a small number of multi-office regional brokerage companies. The 482 real estate brokerage firms included in the Real Facts listing of the largest real estate brokerage companies in the United States represented less than 19% of the total number of sides closed in 1997. In addition, according to the National Association of Realtors, approximately 87% of all real estate brokerage firms existing on December 31, 1997 consisted of a single office.

  The following table contains certain data for the five largest residential real estate brokerage firms in the United States as of and for the year ended December 31, 1997:

                         Home Sales
        Company          Volume(a)  Sides(a) Offices(a)         Region
        -------          ---------- -------- ---------- ----------------------
                            (in
                         billions)
NRT Incorporated(b).....   $63.0    277,566     652     National
Weichert, Realtors......    13.0     63,500     200     Northeast/Mid-Atlantic
Long & Foster Real
 Estate, Inc. ..........     7.8     44,612     116     Mid-Atlantic
Prudential Florida
 Realty(c)..............     4.9     28,982      75     Florida
Fred Sands Realtors.....     4.4     12,018      20     California

---------------------
(a)Source: 1998 Edition of Real Facts.
(b) Includes Burnet Financial Group, Hunneman Real Estate Corporation and O'Conor, Piper & Flynn, Inc., which were acquired by NRT during 1998, but excludes all other acquisitions by the Company in 1998. If Burnet Financial Group were separately listed, it would be the fourth largest residential real estate brokerage company.
(c) On July 31, 1998, Prudential Florida Realty was acquired by The St. Joe Company.

  The Company believes that the future of the real estate brokerage industry will be dominated by (1) large companies offering multiple services and (2) smaller, niche-oriented firms. NRT believes that larger firms, such as NRT, will benefit from their ability to offer consumers a "full service brokerage" approach to the complex process of purchasing or selling a home by offering home buyers and sellers a wide variety of homeowner services.

Growth Strategy

  The Company's growth strategy is to expand its operations and improve profitability through the following strategic initiatives:

 Internal Growth Strategy

  Leverage Well Known, National Brand Names. The Company believes that its ability to operate under the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names provides it with substantial benefits, including: (1) the enhanced name recognition and reputation of the brands among consumers for quality and consistency; (2) access to the Franchisors' well developed sales associate training and educational programs; and (3) the approximately $65 million of annual marketing expenditures by national advertising funds promoting the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names. The Company believes that brand recognition is important in the real estate business because (1) home buyers and sellers are generally infrequent users of brokerage services and typically rely on reputation as well as word-of-mouth recommendations and
(2) real estate sales associates believe that a brokerage firm's image with customers is its most important attribute.

  Continue to Broaden Range of Services Offered. As a full service brokerage company, NRT offers, either directly or through third party arrangements, a wide variety of homeowner services in addition to traditional brokerage services, including mortgage, title, escrow and relocation services, home warranties, home security systems, temporary housing, temporary storage, moving truck rentals and telephone services. The Company intends to capitalize on the purchasing power of home buyers and sellers and take advantage of the relationship between homeowners and the Company's sales associates to market a wide range of homeowner services. The Company believes that by offering a wide range of brokerage and related services it can improve the home purchase or sale experience, enhance its relationship with its customers and increase its service revenues. The Company intends to continue to broaden the range of services that it offers. See "Certain Transactions--Program Outsourcing Agreement," "--Marketing Agreement" and "-- Relocation Management."

  Recruit, Retain and Develop High-Quality Sales Associates. The success of the Company's business is largely driven by its ability to recruit, retain and develop high-quality real estate sales associates. The Company believes that its strong reputation and ability to offer consumers a wide range of real estate brokerage-related services, coupled with its ability to provide its sales associates with extensive training and educational programs, marketing support, sophisticated information technology and other resources, help the Company recruit, retain and develop highly productive sales associates. The Company believes its sales associates generally have a reputation for quality of service and professionalism. While individual results vary widely, the productivity of the Company's sales associates increased by 13.4% to an average of 9.3 closed sides per sales associate in 1997 from 8.2 closed sides per sales associate in 1996.

  Continue to Enhance Productivity with Information Technology. The Company's technology-based systems combine software applications with features such as prospective customer management, location mapping, financial analysis, property information, photographs and forms. The Company believes that these systems, which provide the Company's sales associates with quick access to current market information, are powerful productivity enhancing and marketing tools. The Company intends to continue to upgrade its information technology and use technology to enhance the productivity of its sales associates.

 Acquisition Strategy

  NRT intends to grow by making selected acquisitions of residential real estate brokerages, title insurance agencies and escrow operations in existing and new geographic markets. The Company believes that smaller brokerage firms, which comprise a large segment of the real estate brokerage industry, generally are not as well positioned as the Company to compete in their markets, do not have the same access to capital as does the Company and are less able to respond to changes in the real estate industry.

  Enter New Markets. NRT intends to enter new markets by selectively acquiring high-quality, leading real estate brokerage firms that it believes will enable it to establish a strong presence in target markets. In evaluating potential acquisitions, the Company considers a number of factors, including financial performance, quality of management and sales associates, demographics and economic conditions of the new market and competitive position of the acquisition target.

  Expand Within Existing Markets. NRT seeks to expand its presence within its existing markets through acquisitions of additional local and regional brokerages, as well as smaller "roll-in" acquisitions. "Roll-in" acquisitions are acquisitions of smaller firms, often consisting of a single office, whose businesses can be integrated into the Company's operations, while eliminating many duplicative costs, such as advertising, rent and administrative support. By utilizing its existing infrastructure to support a broader network of sales associates and revenue base, the Company believes it can enhance the profitability of its consolidated operations. Since its formation, NRT has completed over 35 "roll-in" acquisitions.

  Improve Operations of Acquired Companies. The Company seeks to improve the operating profitability of its acquired companies through the consolidation of offices, elimination of duplicative costs, reduction in personnel and centralization of back office functions. The limited availability of capital has constrained expansion and modernization at many small and mid-sized real estate brokerage firms. The Company believes that it can increase internal growth at many of the acquired companies through its (1) affiliation with nationally recognized brand names, (2) offering of a wide range of brokerage-related services, (3) improved use of information technology, (4) sales associate training and educational programs, (5) marketing and business promotion and (6) skilled senior management. From September 1, 1997 through December 31, 1998, the Company completed 25 acquisitions of brokerages which each had over $5 million of annual gross commission income. Through September 30, 1998, the Company had taken actions to reduce the annual operating costs of the acquired companies by an aggregate of approximately $55.4 million, which represents approximately 15.7% of the acquired companies' selling, general and administrative expenses.

 Other Growth Opportunities

  The Company intends to seek other growth opportunities and has identified the following areas for possible expansion.

  International. The Company believes that the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names are highly regarded in a number of industrialized countries, including Canada, the United Kingdom and France, which have real estate brokerage industries that operate in a manner similar to the real estate brokerage industry in the United States. The Company may seek to enter such markets by (1) acquiring master franchise rights in such markets, (2) entering into partnerships with brokers operating in such markets or (3) making acquisitions of brokers operating in such markets.

  Commercial. Approximately 400 of the Company's sales associates concentrate principally on commercial real estate sales. The Company may pursue opportunities to expand its network of commercial real estate sales associates by making strategic acquisitions of regional and local commercial brokerage companies.

Acquisitions

 Identification and Evaluation

  The Company has a dedicated group of professionals whose function is to identify, evaluate and complete acquisitions. In the ordinary course of business, the Company continuously evaluates, and from time to time conducts discussions with, possible acquisition candidates. The Company considers various financial, non-financial and market factors when evaluating potential acquisition targets.

  Financial analyses performed by the Company in evaluating acquisition prospects include (1) reviews of historical performance, (2) comparisons to peers and the Company and (3) analyses of potential cost reductions and synergy enhancements. The Company also performs consolidation analyses, which include a review of factors such as occupancy costs, employee count, advertising expenditures and conversion costs that an office is expected to incur in the consolidation process. Based on this detailed analysis, the Company is able to estimate with a high degree of confidence the incremental profitability which is expected to result from combining two or more offices into one. Non-financial considerations in evaluating acquisition prospects include the quality of the target's management and sales associates and the target's competitive positioning. Market factors considered by the Company include demographics and economic conditions of the geographic market and the relative position of the acquisition target compared to its competitors in such market.

  The Company's target markets fall into three categories: (1) large metropolitan markets; (2) feeder markets; and (3) smaller metropolitan markets. The Company defines large metropolitan markets as markets with annual gross commission income of greater than $250 million. In such markets, the Company seeks to acquire firms with strong management and significant consolidation and synergy opportunities. The Company estimates that there are currently 28 markets in the United States meeting these criteria, of which it operates in
16. The Company defines feeder markets as those markets that are directly linked to NRT's large metropolitan markets. The Company seeks to make acquisitions in such markets if they exhibit fluid population movement and demographic strength and the acquisition targets exhibit consolidation and synergy opportunities. The Company currently operates in two such markets. The Company defines smaller metropolitan markets as markets with annual gross commission income of less than $250 million but greater than $100 million. In such markets, the Company seeks to acquire firms which exhibit significant consolidation and synergy opportunities. The Company estimates that there are currently 14 markets in the United States meeting these criteria, of which it operates in two.

  Once the Company has established itself in a given market, it will then seek to make acquisitions of regional and local firms and "roll-in" acquisitions of smaller companies to take advantage of economies of scale and improve its market penetration. The Company believes that by segmenting and applying different criteria to the markets that it analyzes, it can better identify and manage its acquisition opportunities, while generating an extensive list of acquisition targets. See "--Growth Strategy--Acquisition Strategy."

 Acquisition Funding

  The terms of the Acquisition Cooperation Agreement reduce the Company's effective purchase price for brokerage acquisitions in which Cendant agrees to participate. When NRT and Cendant cooperate to jointly fund an acquisition, NRT acquires the brokerage operations of the acquired brokerage, while Cendant acquires the trademarks and mortgage operations (if any). As with its existing offices, NRT is required to operate each acquired office under one of the Franchisors' brand names and pay royalties for such offices under the Franchise Agreements. The Company believes that Cendant's participation in the Company's brokerage acquisitions, and the Company's reduced share of the total purchase price payable in such acquisitions as a result of Cendant's participation, enables the Company, in most cases, to achieve a higher rate of return on such brokerage acquisitions than would otherwise be possible. From NRT's formation through December 31, 1998, Cendant has provided an average of 66% of the total purchase price for all of NRT's acquisitions (excluding the National Realty Trust acquisition). While Cendant can decline to participate in any brokerage acquisition, it has participated in all of NRT's brokerage acquisitions to date (excluding the National Realty Trust acquisition).

  Upon NRT's formation in August 1997, Cendant committed approximately $445 million for the Company's brokerage acquisitions. Through December 31, 1998, Cendant had provided approximately $420 million of its original commitment and NRT had used approximately $230 million of its own capital for acquisitions. Cendant has committed an additional $1 billion for future brokerage acquisitions in which Cendant agrees to participate pursuant to the Acquisition Cooperation Agreement, which amends NRT's prior agreement with Cendant by reducing the percentage of the purchase price payable by Cendant in such brokerage acquisitions. The $1 billion commitment is available in two $500 million tranches. The first $500 million (of which Cendant has provided approximately $23 million) is currently available, and the second $500 million will be available after the first $500 million has been completely used by NRT but in no case earlier than February 9, 2004, unless otherwise agreed to by Cendant. See "Certain Transactions--Acquisition Cooperation Agreement."

 Integration

  Following completion of an acquisition, the Company further refines its consolidation analysis and consolidates the newly acquired operations with its existing operations. By consolidating operations, the Company significantly reduces or eliminates duplicative costs, such as advertising, rent and administrative support. By utilizing its existing infrastructure to support a broader network of sales associates and revenue base, the Company can enhance the profitability of its consolidated operations.

  The Company also seeks to enhance the profitability of newly acquired operations by increasing the productivity of the acquired brokerages' sales associates. The Company provides its sales associates with specialized tools, training and resources that are often unavailable at smaller firms, such as access to more sophisticated information technology and ongoing technical support, increased advertising and marketing support, corporate relocation referrals and a wide offering of brokerage-related services.

Brokerage Services

  The Company provides real estate brokerage services in 18 of the 30 largest metropolitan markets throughout the United States based on population (based on statistics compiled by A.C. Nielsen). The following table contains certain data for the 10 largest markets in which the Company operates as of and for the twelve months ended September 30, 1998:

                                                                Pro Forma(a)
                                                              ----------------
                                                              Gross Commission
                                     Offices Sales Associates      Income
                                     ------- ---------------- ----------------
Metropolitan Regions                                           (in thousands)
San Francisco/Northern California
 (b)................................    86        4,139        $      471,022
Los Angeles/Southern California
 (c)................................    65        3,488               414,468
New York Metropolitan Area..........   120        5,032               275,379
Chicago.............................    68        3,176               173,338
Minneapolis.........................    37        2,296               148,622
Washington DC/Baltimore.............    50        1,886               102,802
Tampa/West Central Florida (d)......    42        1,764                96,633
Miami/Southeast Florida.............    42        1,987                91,951
Denver..............................    27          925                82,300
Atlanta.............................    21        1,375                77,257

---------------------
(a) Assumes all 1997 and 1998 acquisitions of brokerages with annualized gross commission income in excess of $5 million were completed on January 1, 1997.
(b) Includes Sacramento, California.
(c) Includes San Diego, California.
(d) Includes Orlando, Florida.

  In its residential real estate brokerage business, the Company provides services to consumers in the purchase and sale of new and existing homes. In assisting the seller in a real estate transaction, the Company's sales associates provide the seller with a full service marketing program, which includes: (1) developing a direct marketing plan for the property; (2) assisting the seller in pricing the property and preparing it for sale; (3) advertising the property, including listing it on one or more multiple listing services and/or on one or more web sites on the internet; (4) showing the property to prospective buyers; (5) assisting the seller in sale negotiations; and (6) assisting the seller in closing the transaction.

  When the Company assists the buyer in a real estate transaction, the Company's sales associates provide the buyer with services, including: (1) assisting the buyer in locating specific properties that meet the buyer's personal and financial specifications; (2) showing properties to the buyer; (3) where permissible, assisting the buyer in negotiating the terms of the contract to purchase; (4) assisting the buyer in closing the transaction, including assisting with mortgage qualification and (5) offering a wide range of brokerage related services.

 Commissions

  In a typical brokerage transaction, the Company will receive its commission upon the closing of the transaction. Sales commissions, which are calculated as a percentage of sales price, typically range from approximately 5% to 7%. In transactions in which the Company is acting as a broker one side of a transaction (either the buying side or the selling side) and a third-party broker is acting as broker on the other side of the transaction, the Company typically must share with the other broker 50% of the sales commission. In transactions in which the Company is acting as the sole broker, the Company generally receives 100% of the sales commission.

  The following table sets forth the gross commission income and related data of the Company and its predecessors during the periods indicated:

                                 Years Ended              Nine Months Ended
                                 December 31,               September 30,
                         ------------------------------  --------------------
                           1995      1996       1997       1997       1998
                         --------  --------  ----------  --------  ----------
                                      (dollars in thousands)
Sides...................  100,339   109,994     154,066   105,936     220,297
Average sales price per
 home...................   $192.8    $205.4      $239.0    $232.2      $247.3
Average commission rate
 per side...............     2.77%     2.78%       2.76%     2.74%       2.73%
Real estate sales com-
 missions............... $540,302  $628,081  $1,016,284  $670,742  $1,488,932

  The commission earned by the Company's sales associates is based upon a percentage of the sales commissions earned by the Company. Typically, the percentage of the real estate sales commissions which is shared with the Company's sales associates will vary based on a variety of factors, including sales associate productivity and rates that are paid to competing associates in the same local or regional market. The percentage of total commissions which the Company has shared with sales associates has averaged between 60% and 67% in recent years.

 Sales Associates

  The success of the Company's residential real estate brokerage business is largely dependent upon its ability to recruit, retain and develop highly motivated and well trained sales associates. The Company believes that the reputation of particular sales associates, in addition to the reputation of the Company, is an important factor for many consumers when choosing a brokerage. The Company currently has over 30,000 sales associates, substantially all of whom are independent contractors. Either the Company or the sales associate can terminate the independent contractor relationship at any time. In 1997, the Company experienced a turnover of sales associates who collectively generated approximately 10% of the Company's gross commission income. The Company believes this level of turnover is consistent with the industry average. The Company generally replaces departing sales associates through the recruitment of sales associates.

  The Company is dedicated to the recruitment and retention of both new and experienced sales associates and to providing extensive programs aimed at both improving their marketing skills and increasing their knowledge and awareness of the issues and laws affecting the real estate industry. While individual results vary widely, the productivity of the Company's sales associates has increased by 13.4% to an average of 9.3 closed sides per sales associate in 1997 from 8.2 closed sides per sales associate in 1996.

  The Company provides extensive training programs for its sales associates in a variety of areas, including current marketing and selling techniques and customer service. New sales associates attend a four-week training program which prepares them for entry into the real estate brokerage industry. Additional training is provided after sales associates have worked in the field. Finally, more seasoned sales associates have access to an eight-week program which is structured to improve their business and professional skills. Sales associates are responsible for funding certain of the marketing tools used by them in their business. See "--Marketing and Information Technology."

  There has been a significant change in the real estate industry over the last 20 years characterized by increasing productivity and professionalism of real estate sales associates and increasing demands placed by consumers on such sales associates for a greater range of services to be offered in connection with a home sale or purchase. In order to meet the increasing demands of customers and the needs of the Company's sales associates, the Company has diversified its offering of services by offering, either directly or through third party arrangements, a wide variety of homeowner services in addition to traditional brokerage services, including mortgage, title, escrow and relocation services, home warranties, home security systems and other services. The Company believes that the offering of these services, in addition to the marketing and technological assistance and training programs provided by the Company to its sales associates, will enable the Company to continue to attract and retain highly productive, full-time real estate sales professionals.

 Referral Network

  Within its 18 markets, the Company has established an informal network of referral associates who refer home buyers and sellers to other sales associates of the Company. Referral associates generally are non-practicing, licensed real estate agents who pay the Company an annual membership fee to participate in the Company's referral network. By referring a home buyer or seller to the referral network, the referral associate earns a portion of the commission earned by the Company.

 Marketing and Information Technology

  The Company markets its full service real estate services and specific real estate listings through a variety of media, including major area and local newspapers, the internet, real estate publications, magazines, luxury homes divisions of the brands, television, radio, and outdoor advertising. The Company's newspaper advertising includes both traditional classified advertising to market each of the Company's listings and full-page advertisements with descriptions of selected homes in the market, typically accompanying photographs of the properties. In addition to newspaper advertising, the Company publishes and distributes Buyers Guides, which display selected Company listings by region. The Company also markets its properties through a direct mail program implemented at the local level. The Company's sales associates may supplement the Company's direct mail programs with specialized programs that they fund on their own. The Company provides its sales associates with promotional materials which can be customized for those sales associates who choose to utilize this opportunity.

  The Company also participates in luxury marketing programs established by the Franchisors, such as Coldwell Banker Previews, Century 21 Fine Homes & Estates and ERA International Collection. These programs provide special services for buyers and sellers of luxury homes. Properties covered in these programs are listed separately in newspaper advertisements and in quarterly mailings to a qualified list of prospective purchasers throughout the metropolitan areas in which the Company operates, as well as to relocation companies for use by potential transferees to the area. The Company has sales associates who specialize in these homes and form an important component of the marketing approach of the programs.

  In addition to the Company's direct expenditures on marketing, the Company contributes a portion of its gross commission income to segregated national advertising funds maintained by the Franchisors. The national advertising funds collect marketing contributions from all of their respective franchisees and allocate such funds, together with funds contributed by the Franchisors, for national media purchases and brand awareness and positioning campaigns. In 1997, the national advertising funds' expenditures on advertising promoting the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names totaled approximately $65 million.

  The Company believes that the use of information technology as a marketing tool will continue to increase and, accordingly, has sought to become a leader among residential real estate brokerage firms in the use and application of information technology. Key features of the Company's information technology include: (1) access to information from any location; (2) integration of the Company's information systems with multiple listing services to provide information covering a large number of properties, including current prices, color photographs, on-line updates and a property tax database; (3) competitive market analyses; (4) mapping and preparation of property tours; (5) desktop publishing for personalized feature sheets and marketing materials; and (6) customized forms and contracts.

  The Company's internet presence features the Company's entire listing inventory in its regional and national markets, plus community profiles, home buying and selling advice, relocation tips and mortgage financing information. Consumers are able to check the Company's listings by providing certain search parameters. A list of all properties conforming to the user's search criteria is then generated with specific information including a photograph of each property available for those properties of particular interest. In addition, the customer has the ability to contact the Company interactively with respect to such customer's particular interest. The Company believes that its internet presence provides it with a competitive advantage by enabling consumers to familiarize themselves with the Company's sales associates, local markets and information with respect to available homes from anywhere in the world prior to their arrival in a local market for a home search.

 Office Management

  The Company operates its brokerage offices in a decentralized manner, which permits significant marketing flexibility and management control at the local level. The Company believes that local management is better situated to understand local markets and is best able to tailor services to such markets. Following an acquisition, the Company seeks to centralize certain of the acquired company's functions, such as finance, accounting, payroll, human resources and legal support, thereby eliminating duplicative operations and realizing economies of scale. By centralizing these functions, the Company is able to utilize its existing infrastructure to support an increased level of revenues without a corresponding increase in expenses.

Mortgage Services

  The Company markets mortgage origination services to its customers pursuant to the Marketing Agreement with Cendant Mortgage, the ninth largest mortgage originator in the United States. Cendant Mortgage provides mortgage services through a centralized inbound telemarketing mortgage origination service in most of the Company's offices and through loan officers located in certain of the Company's offices. This service includes providing the prospective home buyer with an immediate mortgage preapproval with respect to an anticipated home purchase, which makes the prospective home buyer more attractive to the seller. The Company earns marketing fees for the services it provides under the Marketing Agreement. The Company believes that its agreement with Cendant Mortgage provides it with a nationwide mortgage underwriter well suited to provide mortgage services to clients of a large, geographically dispersed network of real estate offices. The Company intends to enter into a joint venture with Cendant to provide mortgage services, at which time the Marketing Agreement will be terminated. See "Certain Transactions--Marketing Agreement."

Title, Escrow and Other Closing Services

  The Company operates full service title insurance agencies which provide real estate closing and title insurance services in certain of the Company's markets. The Company conducts title searches, updates abstracts, records closing documents, conducts closings and performs other services on behalf of the underwriters of the title insurance policy and issues title insurance for third party title insurance companies. As a title agent in such transactions, while the Company does not underwrite the insurance, the Company retains a significant portion of the title insurance premium in consideration of the services it provides.

  The Company owns an escrow services company which is licensed as a full service escrow company in Southern California and provides a range of real estate closing services to home buyers and sellers. These services include escrowing funds and processing closing documentation. Revenues are generated by transaction fees, which tend to fluctuate with the Company's brokerage revenues.

Additional Services

  In addition to the foregoing services, the Company offers the following additional services to its customers.

 Brokerage-Related Services

  The Company offers, either directly or through marketing and purchasing arrangements with or established by Cendant, brokerage-related services, including home warranties, home security systems, temporary housing, temporary storage, moving truck rentals and telephone services. The Company generally earns fees for the marketing of such services. See "Certain Transactions-- Program
Outsourcing Agreement" and "Risk Factors--Restrictions Imposed by Program Outsourcing and Marketing Agreements." The Company believes that its offering of brokerage-related services at competitive prices provides it with a significant point of differentiation from most other brokerages, which typically do not offer such services.

 Relocation Management

  The Company also offers relocation services to its customers either directly or through an arrangement with Cendant Mobility, the country's largest relocation company. Relocation services generally include home sale and marketing assistance programs, property rental management, closing services, home finding assistance, moving services, rental assistance, mortgage services, expense management, policy counseling, consulting services and group move management.

  The Company provides relocation services that focus on smaller and mid-size companies that can benefit from the services provided by a full service relocation company, yet may not be large enough to contract with Cendant Mobility or other large relocation company. When the Company provides its own relocation services, it receives fees from the client for its relocation services in addition to the commissions generated on the sale and/or purchase of the transferee's property.

  In addition, the Company has an arrangement with Cendant Mobility, the country's largest relocation company, pursuant to which the Company provides its brokerage services to relocating employees of the clients of Cendant Mobility, which are typically large corporations and governmental agencies.

  When receiving a referral from Cendant Mobility, the Company seeks to assist the buyer in completing a home sale. Upon completion of home sale, the Company receives a commission on the purchase or sale of the property but is obligated to pay Cendant Mobility a portion of such commission as a referral fee. The Company believes that such fees are comparable to the fees charged by other relocation companies. See "Certain Transactions--Relocation Management."

Competition

  The residential real estate brokerage industry is highly competitive, particularly in the densely populated metropolitan markets in which the Company competes. In addition, the industry has relatively low barriers to entry for new participants, including participants pursuing non-traditional methods of marketing real estate, such as internet-based listing services. The Company competes primarily with (1) franchisees of local and regional real estate franchisors, (2) franchisees of the Franchisors and other national real estate franchisors, such as RE/MAX, Prudential Real Estate and Better Homes and Gardens, (3) regional independent real estate organizations, such as Weichert, Realtors and Fred Sands Realtors, and (4) smaller niche companies competing in local areas. Companies compete for sales and marketing business primarily on the basis of services offered, reputation, personal contacts, and, to a lesser extent, brokerage commissions.

Government Regulation

  The Company's businesses are subject to governmental regulation. The residential real estate brokerage business is subject to regulatory and licensing requirements of government agencies in each state in which the Company operates. As a result, the Company must be licensed as a broker and its sales associates must be licensed as sales associates in each state in which they operate. State statutes contain general standards for and prohibitions on the conduct of real estate brokers and sales associates and set standards in the areas of disclosure when acting in an agency and dual agency (representing a seller and a buyer in a transaction) capacity, commission collection, continuing broker and sales associate education, administration of trust funds, advertising and disclosure of various information in real estate forms. Under state law, a real estate broker such as the Company has a duty to supervise and is responsible for the conduct of its sales associates.

  The Company is subject to the Real Estate Settlement Procedures Act (commonly referred to as "RESPA"), a federal law that, among other things, requires timely disclosure of the relationships or financial interests between providers of real estate settlement services and fees and prohibits certain referral fees between providers of settlement services. The Company is also subject to similar state laws as well as other state laws and industry standards which impose additional restrictions or requirements on the manner in which the Company may conduct its business.

  The Company's title and escrow services businesses are regulated by state regulatory authorities that possess broad powers relating to the granting and revocation of licenses. Such state authorities also regulate insurance rates and the form of the policies.

  The Company's business depends on the validity of, and the Company's continued good standing under, the licenses and approvals pursuant to which it operates, as well as compliance with pertinent regulations. The Company therefore devotes significant effort toward maintaining its licenses and to ensuring compliance with applicable regulations. Although the Company believes that it currently complies in all material respects with all applicable regulatory and licensing requirements, there can be no assurance of full compliance with current laws, regulations or interpretations or that more restrictive laws, regulations or interpretations will not be adopted in the future that could make compliance more difficult or expensive. In addition, regulatory authorities are vested with relatively broad discretion to grant, renew and revoke licenses and approvals, and to implement regulations. Accordingly, the possibility exists that the Company might be precluded or temporarily suspended from carrying on some or all of its activities or otherwise penalized in a given jurisdiction in the future if its practices were to be found not to comply with the then current regulatory or licensing requirements, or any interpretation thereof by the regulatory authority.

Employees and Sales Associates

  As of December 31, 1998, the Company had over 4,000 full-time employees and over 30,000 sales associates (substantially all of whom are independent contractors). None of the Company's employees or sales associates is covered by a collective bargaining agreement. Management believes that the Company's relations with its employees and sales associates are good.

Properties

  The Company's principal executive offices are located in Parsippany, New Jersey, where the Company leases approximately 7,500 square feet from Cendant. The Company also leases approximately 35,000 square feet of office space from Cendant in Mission Viejo, California. See "Certain Transactions--Lease Agreements." With respect to the Company's approximately 690 brokerage offices, the Company owns 18 brokerage offices representing a total of approximately 56,000 square feet of office space and leases all remaining properties representing a total of approximately 3.4 million square feet. The Company believes that its present facilities are adequate for its current level of operations.

Legal Proceedings

  In the ordinary course of business, the Company is involved in various legal proceedings incident to its operations. The Company maintains general liability and errors and omissions insurance in respect of such legal proceedings. In the opinion of management, the Company is not currently involved in any legal proceeding which it believes would have a material adverse effect on the operations or financial condition of the Company, taken as a whole.

                                   MANAGEMENT

Directors and Executive Officers

  The following table sets forth certain information concerning the executive officers and directors of the Company as of December 31, 1998. There are no family relationships among any of the Company's executive officers and directors.

Name                     Age                           Position
Robert M. Becker........ 57  President, Chief Executive Officer and Director
Chandler B. Barton...... 64  Chairman of the Board and Director
Michael R. Good......... 49  Executive Vice President
Gregory W. Hunt......... 42  Senior Vice President, Chief Financial Officer and Treasurer
Steven L. Barnett....... 34  Senior Vice President, General Counsel and Secretary
Ralph W. Burnet......... 53  Senior Vice President--Midwest Region
Larry Knapp............. 52  Senior Vice President--Western Region
Bruce G. Zipf........... 42  Senior Vice President--Northeast Region
R. Scott Webber......... 44  Senior Vice President--Southeast Region
Terence W. Edwards...... 43  Director
Joshua J. Harris........ 34  Director
David M. Johnson........ 38  Director
Samuel L. Katz.......... 33  Director
Marc J. Rowan........... 36  Director
Richard A. Smith........ 45  Director
Michael L. Tarnopol..... 62  Director
Michael D. Weiner....... 46  Director

  The following biographical information of the Company's executive officers and directors is based on information provided by them.

  Robert M. Becker has been President and Chief Executive Officer of the Company since August 1997. Mr. Becker served as President and Chief Executive Officer of National Realty Trust from May 1997 to August 1997 and President and Chief Executive Officer of Coldwell Banker from May 1996 to May 1997. From 1994 to May 1996, Mr. Becker served as President and Chief Operating Officer of Coldwell Banker Schlott Realtors ("CBSR"), a subsidiary of Coldwell Banker Corporation and one of the largest real estate brokerages in the United States with over 100 offices in New Jersey, Connecticut and Westchester County, New York and over 3,500 sales associates. Mr. Becker served as General Sales Manager of CBSR from February 1990 (when it was acquired by Coldwell Banker Corporation ) to 1994 and served in a similar capacity at CBSR from 1980 to February 1990.

  Chandler B. Barton has been Chairman of the Board and a director of the Company since August 1997. Mr. Barton served as Chairman of National Realty Trust from May 1996 to August

1997 and President and Chief Executive Officer of Coldwell Banker Corporation from January 1989 to May 1996. Prior to October 1993, Mr. Barton also served as Chairman of the Board of Coldwell Banker Corporation. Mr. Barton was Executive Vice President of Coldwell Banker Corporation from 1988 to January 1989, Chief Executive Officer and a director of the mortgage, relocation, title and escrow companies owned by Coldwell Banker Corporation from 1986 to 1988 and Senior Vice President of Coldwell Banker Corporation's southeast region residential operations from 1982 to 1986. Mr. Barton joined Coldwell Banker Corporation in 1979 as part of its acquisition of Barton and Ludwig, at that time one of the largest real estate brokerage companies in the southern United States.

  Michael R. Good has been Executive Vice President of the Company since August 1998. Mr. Good was Senior Vice President--Southeastern Region of the Company from August 1997 to August 1998. Mr. Good served as Senior Vice President-- Southeastern Region of National Realty Trust from June 1997 to August 1997. Prior thereto, Mr. Good served as President of Coldwell Banker Corporation's operations in West Central Florida from 1987 to 1997, with the exception of 1991 and 1992, during which he served as Vice President of Coldwell Banker Corporation. Mr. Good has been associated with Coldwell Banker Corporation since 1981 when his real estate brokerage was acquired by Coldwell Banker Corporation.

  Gregory W. Hunt has been Senior Vice President and Chief Financial Officer of the Company since January 1998 and Treasurer since September 1998. Prior to joining NRT, Mr. Hunt served as Managing Director for the CEENIS Property Fund, a venture capital and property investment fund, from September 1996 to December 1997. From August 1995 to August 1996, Mr. Hunt was Vice President, Finance and Chief Financial Officer of Culligan Water Technologies, Inc. He served as Vice President, Treasurer and Chief Financial Officer of Astrum International Corp., the holding company for Culligan Water Technologies, Inc., McGregor Corporation and Samsonite Corporation, from January 1991 to August 1995.

  Steven L. Barnett has been Senior Vice President, General Counsel and Secretary of the Company since April 1998. From May 1997 to April 1998, Mr. Barnett served as Associate General Counsel for Venator Group, Inc. (formerly Woolworth Corporation). From October 1989 to May 1997, Mr. Barnett was a mergers and acquisitions associate with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP in New York.

  Ralph W. Burnet has been Senior Vice President--Midwest Region of the Company since February 1998. Mr. Burnet was the founder and owner of Burnet Realty, the largest residential real estate brokerage in Minnesota and one of the largest residential real estate brokerages in the country, which was acquired by the Company in February 1998. Prior thereto, Mr. Burnet served as Chairman and Chief Executive Officer of Burnet Realty from 1990 to February 1998 and as Eastern Region President for Merrill Lynch Realty Associates following its purchase of Burnet Realty from 1982 to 1990.

  Larry Knapp has been Senior Vice President--Western Region of the Company since August 1997. Mr. Knapp served as Senior Vice President--Western Region of National Realty Trust from June 1997 to August 1997 and as the President of Coldwell Banker Corporation's Northern California operations from 1985 to June 1997. From 1981 to 1985, Mr. Knapp served as Senior Vice President and Regional Manager for Coldwell Banker Corporation's Sacramento operations.

  Bruce G. Zipf has been Senior Vice President--Northeast Region of the Company since August 1997 and President and Chief Operating Officer of the Metro New York Region of the Company from August 1997 through November 1998. Mr. Zipf served as Senior Vice President--Northeast Region and President of the Metro New York Region of the Trust from June 1996 to August 1997 and as Senior Vice President--Northeast Region and President and Chief Operating Officer of the Metro New York Region of National Realty Trust from May 1996 to August 1997. From 1994 to May 1996, Mr. Zipf was Senior Vice President of Finance and Administration for Schlott Realtors and served in a variety of senior management positions with Schlott Realtors after joining Schlott Realtors as Controller in 1986.

  R. Scott Webber has been Senior Vice President--Southeast Region of the Company since October 1998. Mr. Webber was the owner of Coldwell Banker Van Schaack and Company prior to its acquisition by NRT. Previously, Mr. Webber served as Senior Vice President of the Rocky Mountain Region for Coldwell Banker Residential Real Estate.

  Terence W. Edwards has been a director of the Company since September 1997. Mr. Edwards has been President and Chief Executive Officer of Cendant Mortgage (and its predecessor PHH Mortgage Services Corporation ("PHH Mortgage")) since February 1996. Mr. Edwards was Vice President, Investor Relations and Treasurer of PHH Mortgage from June 1995 to February 1996 and Senior Vice President, Secondary Marketing of PHH Mortgage from 1990 to February 1996, Vice President of PHH Mortgage from 1987 to 1990 and Director of Mortgage Finance of PHH Mortgage from 1984 to 1987. Mr. Edwards served as Treasury Operations Analyst of PHH Corporation from 1980 to 1984.

  Joshua J. Harris has been a director of the Company since August 1997. Mr. Harris is a principal of Apollo Management, L.P. and has served as an officer of certain affiliates of Apollo Management, L.P. since 1990. Mr. Harris also is a director of Alliance Imaging, Inc., Converse Inc., Florsheim Group Inc., MTL, Inc. and SMT Health Services Inc.

  David M. Johnson has been a director of the Company since December 1998. Mr. Johnson has served as Senior Executive Vice President and Chief Financial Officer of Cendant since November 1998. He was Executive Vice President-Finance of Cendant from April 1998 to November 1998. Prior to joining Cendant, Mr. Johnson worked in the Investment Banking group of Merrill Lynch, Pierce, Fenner & Smith Incorporated, most recently as a Managing Director.

  Samuel L. Katz has been a director of the Company since August 1997. Mr. Katz has served as Executive Vice President, Strategic Development of Cendant since April 1998 and was Senior Vice President--Acquisitions of Cendant (and its predecessor HFS Incorporated) from January 1996 to April 1998. From June 1993 to December 1995, Mr. Katz was Vice President of Dickstein Partners Inc., a private investment firm. Mr. Katz is a director of Specialty Catalog Corp.

  Marc J. Rowan has been a director of the Company since September 1997. Mr. Rowan is one of the founding principals of Apollo Management, L.P. and has been a principal of Apollo Management, L.P. and an officer of certain affiliates of Apollo Management, L.P. since 1990.
Mr. Rowan is a director of Samsonite Corporation, MTL, Inc. and Vail Resorts,
Inc.

  Richard A. Smith has been a director of the Company since September 1997. Mr. Smith has been Chairman and Chief Executive Officer of the Real Estate Division of Cendant (and its predecessor HFS Incorporated) since October 1996 and served as Executive Vice President of Operations of HFS Incorporated from February 1992 to October 1996. Prior thereto, Mr. Smith held various management positions at Days Inns of America ("Days Inns") over a period of 13 years, including corporate director of risk management, vice president of personnel, senior vice president of human resources and senior vice president of administration and also served as a member of the operating committee of Days Inns.

  Michael L. Tarnopol has been a director of the Company since September 1997 and was a trustee of National Realty Trust from May 1996 to July 2, 1997. Mr. Tarnopol has been Vice Chairman of Bear, Stearns & Co., Inc. since 1997, a Senior Managing Director of Bear, Stearns & Co. Inc. since 1985 and Chairman of the Investment Banking Division of Bear, Stearns & Co. Inc. since 1987. Mr. Tarnopol is also a director of Avis Rent A Car, Inc. and Planet Hollywood International Inc.

  Michael D. Weiner has been a director of the Company since September 1997. Mr. Weiner has been an officer of certain affiliates of Apollo Management, L.P. since 1992. Prior to 1992, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius LLP. Mr. Weiner is also a director of Alliance Imaging, Inc., Continental Graphics Holdings, Inc., Converse Inc., Florsheim Group Inc., MTL, Inc., SMT Health Services Inc. and WMC Finance Co.

  Pursuant to the terms of the Stockholders Agreement, Apollo and Cendant have agreed to vote their shares of the Company's voting stock in favor of a twelve-member Board of Directors consisting of five directors designated by Apollo, five directors designated by Cendant and two directors jointly designated by Apollo and Cendant. The Company's Board of Directors currently consists of ten directors, including four directors (Joshua J. Harris, Marc J. Rowan, Michael
L. Tarnopol and Michael D. Weiner) designated by Apollo, four directors (Terence W. Edwards, David M. Johnson, Samuel L. Katz and Richard A. Smith) designated by Cendant, and two directors (Chandler B. Barton and Robert M. Becker) jointly designated by Apollo and Cendant. Prior to the closing of the offering, each of Apollo and Cendant will designate one additional director who is an "independent director" (within the meaning of the rules of the New York Stock Exchange). See "Certain Transactions--Stockholders Agreement." Prior to the closing of the offering, the Board of Directors will be divided into three classes of directors, each of which will be elected for a staggered term of three years. The initial terms of the Class I, II and III directors will expire at the annual meeting of stockholders of the Company in 2000, 2001 and 2002,
respectively. Messrs.     ,      and     will be Class I directors, Messrs.
    ,      and      will be Class II directors and Messrs.     ,     ,      and
     will be Class III directors.

  Officers of the Company are elected at the first meeting of the Board of Directors held each year following the annual meeting of stockholders and serve at the discretion of the Board.

Committees of the Board of Directors

  The Company's Board of Directors currently has three standing committees, including a Compensation and Human Resource Committee, an Audit Committee and an Executive Committee.

  The Company's Compensation and Human Resource Committee administers the Equity Participation Plan and reviews and makes recommendations to the Board of Directors with respect to the Company's compensation and hiring programs and policies. The current members of the Compensation Committee are Messrs. Harris, Johnson, Katz and Rowan.

  The Company's Audit Committee recommends the annual appointment of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting, internal auditing procedures, and the adequacy of the Company's internal control procedures. The current members of the Audit Committee are Messrs. Harris and Katz. It is expected that the Audit Committee will be reconstituted prior to the closing of the offering to consist solely of independent directors of the Board.

  The Company's Executive Committee has certain selected powers and rights to exercise the authority of the Board of Directors between meetings of the Board of Directors. The current members of the Executive Committee are Messrs. Becker, Harris and Katz.

  The Company may, from time to time, establish other committees to facilitate the management of the Company.

Compensation of Directors

  Directors of the Company who are also employees receive no additional compensation for their service as a director. Non-employee directors receive an annual retainer of $30,000, plus $4,000 for serving as chairman (if a chairman has been selected) of a committee and $2,000 for serving as a member of a committee other than as chairman. Non-employee directors are also paid $1,000 for each Board meeting attended and $500 ($1,000 for committee chairmen) for each Board committee meeting if held on the same day as a Board meeting and $1,000 ($2,000 for committee chairmen) for each Board committee meeting attended on a day on which there is no Board meeting. Non-employee directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees. Under the Company's 1997 Equity Participation Plan, each non-employee director of the Company was granted options on December 13, 1998 to purchase 30,000 shares of Common Stock at an exercise price equal to $20.00 per share (with the exception of Mr. Katz, whose options, which were granted on September 6, 1997, have an exercise price of $2.00 per share, subject to adjustment). With the exception of options to purchase 30,000 shares of Common Stock granted to Michael P. Monaco, who served as a director of the Company from September 1997 to December 1998, all of which are fully vested, all options granted to non-employee directors vest one-third on the date of grant, one-third on September 6, 1999 and the balance on September 6, 2000. See "Equity Participation Plan."

Executive Compensation

 Summary Compensation Table

  The following table sets forth the compensation earned by the Chief Executive Officer of the Company and the four other most highly paid executive officers of the Company who served as executive officers of the Company as of December 31, 1998, for the fiscal year ended December 31, 1998 and for the Company's first fiscal year, which commenced on September 1, 1997 and ended on December 31, 1997.

                                                    Long-Term
                                                   Compensation
                             Annual Compensation    Securities
                            ----------------------  Underlying     All Other
Name and Position           Year  Salary   Bonus    Options(1)  Compensation(2)
-----------------           ---- -------- -------- ------------ ---------------
Robert M. Becker .......... 1998
 President and Chief        1997 $337,994 $260,000    50,000
 Executive Officer               $108,336 $ 83,333   200,000    $
Chandler B. Barton......... 1998 $249,988 $312,500       --
 Chairman of the Board      1997 $ 83,328 $104,167    75,000    $
Gregory W. Hunt............ 1998 $243,435 $156,250   150,000
 Senior Vice President,     1997      --       --        --            --
 Chief Financial Officer
 and Treasurer
Michael R. Good............ 1998 $217,917 $125,000    25,000
 Executive Vice President   1997 $ 63,333 $ 35,417    50,000    $
Bruce G. Zipf.............. 1998
 Senior Vice President--    1997 $190,000 $125,000       --
 Northeast Region                $ 62,864 $ 36,458    50,000    $

---------------------
(1) Includes options to acquire shares of Common Stock of the Company. In addition, options to acquire 480,260 shares of common stock of Cendant were granted to Mr. Becker on April 30, 1997 for his services as an employee of Cendant.
(2) Includes matching contributions by the Company on behalf of the named executive officers under the Company's 401(k) savings plan (Mr. Becker ($ ), Mr. Barton ($ ), Mr. Hunt ($ ), Mr. Good ($ ) and Mr. Zipf
    ($  )).

 Options Granted in Last Fiscal Year

  The following table sets forth information concerning stock options which were granted during the fiscal year ended December 31, 1998 to the executive officers named in the Summary Compensation Table.

                                                                             Potential
                                                                            Realizable
                                                                             Value at
                                    Percent of                                Assumed
                                      Total                                Annual Rates
                         Number of   Options                              of Stock Price
                         Securities Granted to                           Appreciation for
                         Underlying Employees   Exercise or               Option Term(3)
                          Options   in Fiscal  Base Price Per Expiration -----------------
Name                     Granted(1)    Year       Share(2)       Date       5%      10%
----                     ---------- ---------- -------------- ---------- -------- --------
Robert M. Becker........   50,000      6.8%        $20.00       9/01/08  $        $
Chandler B. Barton......      --        --            --            --
Gregory W. Hunt.........   90,000     12.2%        $ 9.80       1/12/08
                           30,000      4.1%        $20.00       1/12/08
                           30,000      4.1%        $20.00      12/13/08
Michael R. Good.........   25,000      3.4%        $20.00      10/01/08
Bruce G. Zipf...........      --                      --            --

---------------------
(1) Includes options granted under the Equity Participation Plan, the terms of which are described under "--Equity Participation Plan."
(2) On September 28, 1998, the Board of Directors of NRT approved an adjustment to the exercise price of each option under the Equity Participation Plan outstanding as of such date to give effect to the payment of a portion of the dividends to Apollo. The exercise price of such options will be further adjusted downward to give effect to the payment to the Franchisors of an additional royalty pursuant to the Franchise Agreements of 0.15% of the Company's total revenue per quarter for each quarter (up to a total of 20 quarters) in which the Company's EBITDA over the preceding twelve-month period exceeds $225 million. In no event, however, shall the exercise price for such options be adjusted to less than $0.01 per share. Of the options reflected in the above table, the options granted to Mr. Becker and 120,000 of the options granted to Mr. Hunt are subject to adjustment.
(3) The amounts shown in these two columns represent the potential realizable values using the options granted and the exercise price. The assumed rates of stock price appreciation are set by the Securities and Exchange Commission's executive compensation disclosure rules and are not intended to forecast the future appreciation of the Common Stock.

 Options Exercised in Last Fiscal Year; Fiscal Year End Option Values at Year
End

  No options were exercised in the fiscal year ended December 31, 1998. The following table summarizes certain information regarding the value of options held by the executive officers named in the Summary Compensation Table as of December 31, 1998.

                                      Fiscal Year End Option Values(1)
                             ---------------------------------------------------
                               Number of Securities      Value of Unexercised
                               Underlying Options at     In-the-Money Options
                                Fiscal Year End (#)     at Fiscal Year End ($)
Name                         Exercisable/Unexercisable Exercisable/Unexercisable
----                         ------------------------- -------------------------
Robert M. Becker............      20,000/230,000
Chandler B. Barton..........       7,500/67,500
Gregory W. Hunt.............           0/150,000
Michael R. Good.............       5,000/70,000
Bruce G. Zipf...............       5,000/45,000

---------------------
(1) Includes options to acquire shares of Common Stock granted under the Equity Participation Plan. In calculating fiscal year end option values, the Common Stock is assumed to have a value as of December 31, 1998 of $20.00 per share, representing an estimate of the value of the Common Stock as of that date. In addition, at December 31, 1998, options to acquire shares of Cendant common stock were held in respect of their former employment by Cendant as follows: Mr. Becker (374,940 shares); Mr. Good (24,031 shares); and Mr. Zipf (9,612 shares).

Employment Agreements

  The Company does not have any employment or severance agreements with any of the executive officers named in the Summary Compensation Table.

Equity Participation Plan

 General

  The 1997 Equity Participation Plan of NRT Incorporated (as amended, the "Equity Participation Plan"), which was adopted by the Board of Directors of the Company in September 1997 and amended, authorizes an aggregate of 2,500,000 shares of Common Stock for awards under the plan, of which shares of Common Stock will be subject to options upon the closing of the offering. The primary purpose of the Equity Participation Plan is to provide an additional incentive to key employees, consultants and non-employee directors of the Company and its subsidiaries to further the growth, development and financial success of the Company and to enable the Company to obtain and retain the services of such employees, consultants and directors. The Equity Participation Plan is intended to qualify for the performance-based exclusion from the deduction limitation of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

 Administration

  The Equity Participation Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee selects the recipients of awards under the Equity Participation Plan and has the authority to make determinations with respect to the participation of employees, consultants and non-employee directors in the Equity Participation Plan and the terms and conditions of all awards granted, including vesting schedules, performance criteria and post-termination exercise provisions. The Compensation Committee also has the authority to interpret and construe the provisions of the Equity Participation Plan.

 Awards

  The Equity Participation Plan provides for a variety of awards, including stock options, stock appreciation rights, restricted stock, dividend equivalents and other equity-based awards. Stock options granted under the Equity Participation Plan may be incentive stock options ("ISOs") or non-qualified stock options ("NSOs") within the meaning of Section 422 of the Code.

  The exercise price of each stock option granted under the Equity Participation Plan is fixed by the Compensation Committee (or the Board of Directors, in the case of options granted to non-employee directors), provided that in the case of ISOs and options intended to be performance based compensation under Section 162(m)(4)(C) of the Code, such price may not be less than 100% of the fair market value of the Common Stock on the date the option is granted or in the case of ISOs granted to an individual then owning over 10% of the total combined voting power of the Company's capital stock, such price shall not be less than 110% of the fair market value of the Common Stock on the date of grant. The Compensation Committee may, in its discretion, permit the exercise of stock options granted under the Equity Participation Plan on a "cashless" basis. The term of each stock option granted under the Equity Participation Plan is set by the Compensation Committee (or the Board in the case of options granted to non-employee directors), but in no event may the term be more than ten years from the date of grant, or five years from the date of grant in the case of an ISO granted to an individual owning more than 10% of the total combined voting power of all classes of the Company's stock. No participant in the Equity Participation Plan may receive awards in any year with respect to more than 300,000 shares of Common Stock.

  As of the date of this prospectus, outstanding awards under the Equity
Participation Plan consist solely of stock options with respect to       shares
of Common Stock, with a weighted average exercise price of $   . In general,
one-half of the options granted to employees are time vesting options, which vest in equal installments over a five-year period and are fully exercisable at the end of such five-year period, and one-half are performance-based options, which vest in equal installments over a five-year period but are not earned prior to the earlier of (1) the eighth anniversary of the date of grant or (2) the date of a qualifying Triggering Event (as defined in the Equity Participation Plan). The closing of the offering and the application of the net proceeds therefrom will constitute a qualified Triggering Event for purposes of the Equity Participation Plan. Options held by employees of the Company will become fully vested following a change in control if such employees are terminated within 12 months after the change in control without cause or in connection with the change in control.

  Each non-employee director of the Company was granted options on December 13, 1998 to purchase 30,000 shares of Common Stock at an exercise price equal to $20.00 per share (other than Mr. Katz, whose options have an exercise price of $2.00 per share, subject to the adjustments described above). With the exception of an option to purchase 30,000 shares of Common Stock granted to Michael P. Monaco, who served as a director of the Company from September 1997 to December 1998, all of which are fully vested, all options granted to non-employee directors vest one-third on the date of grant, one-third on September 6, 1999 and the balance on September 6, 2000.

All options held by non-employee directors will become fully vested upon a change in control of the Company occurring after the offering.

 Amendment/Termination

  The Board of Directors of the Company may amend or terminate the Equity Participation Plan, provided that (1) no such amendment or termination may adversely affect the rights of any participant without the consent of such participant and (2) to the extent required by any law, regulation or stock exchange rule, no amendment shall be effective without the approval of the Company's stockholders.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee of the Board of Directors currently consists of Messrs. Harris, Johnson, Katz and Rowan. Mr. Katz was President of the Company and Mr. Harris was Vice President and Treasurer of the Company at the time of the Company's formation in August 1997.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The table below sets forth certain information regarding the beneficial ownership of the Common Stock by (1) each person known by the Company to be the beneficial owner of five percent or more of its outstanding Common Stock and Convertible Preferred Stock, (2) each of the executive officers of the company listed in the Summary Compensation Table above, (3) each of the directors of the Company, and (4) all directors and executive officers of the Company as a group. Unless otherwise indicated, the Company believes that the beneficial owner has sole voting and investment power over such shares. The figures shown with respect to the Common Stock (1) assume the conversion of all outstanding shares of Convertible Preferred Stock held by Cendant and (2)
do not give effect to a    to 1 split of the Common Stock to be effected prior
to the offering.

                           Beneficial Ownership              Beneficial Ownership Beneficial Ownership of
                             of Common Stock                   of Common Stock     Convertible Preferred
                           Before the Offering                After the Offering         Stock(5)
                          ----------------------  Shares of  -------------------- ---------------------------
                            Number                 Common    Number of             Number        Percentage
                           of Shares  Percentage Stock Being Shares of Percentage    of              of
          Name            of Class(1)  of Class    Offered     Class    of Class   Shares           Class
          ----            ----------- ---------- ----------- --------- ---------- ------------- -------------
Apollo Investment Fund
III, L.P.,
Apollo Overseas Partners
III, L.P. and
Apollo (UK) Partners
III, L.P.
c/o Apollo Management,
L.P.(2)
1301 Avenue of the
Americas
38th Floor
New York, New York
10019...................  10,000,000                                                        --            --
Bear, Stearns & Co.
Inc.(3)
245 Park Avenue
New York, New York
10167...................   4,900,000                                                        --            --
Cendant Operations, Inc.
c/o Cendant
Corporation(4)
6 Sylvan Way
Parsippany, New Jersey
07054...................                                                                 24,000           100%
Robert M. Becker........      40,000      *          --        40,000      *                --            --
Chandler B. Barton......      15,000      *          --        15,000      *                --            --
Gregory W. Hunt.........      24,000      *          --        24,000      *                --     --
Michael R. Good.........      10,000      *          --        10,000      *                --            --
Bruce G. Zipf...........      10,000      *          --        10,000      *                --     --
Terence W. Edwards(6)...      10,000      *          --        10,000      *                --            --
Joshua J. Harris(7).....      10,000      *          --        10,000      *                --            --
David M. Johnson(6).....      10,000      *          --        10,000      *                --            --
Samuel L. Katz(6).......      10,000      *          --        10,000      *                --            --
Marc J. Rowan(7)........      10,000      *          --        10,000      *                --            --
Richard A. Smith(6).....      10,000      *          --        10,000      *                --            --
Michael L. Tarnopol(8)..      10,000      *          --        10,000      *                --            --
Michael D. Weiner(7)....      10,000      *          --        10,000      *                --            --
All executive officers
 and directors as a
 group (17 persons).....     226,500                 --       226,500                       --     --

                                                  (footnotes on following page)

---------------------
 * Less than one percent.
(1) Includes options to acquire shares of Common Stock which are exercisable within 60 days following consummation of the offering as follows: Mr. Becker (40,000), Mr. Barton (15,000), Mr. Hunt (24,000), Mr. Barnett
    (10,000), Mr. Burnet (15,000), Mr. Good (10,000), Mr. Knapp (12,500), Mr.
    Zipf (10,000), Mr. Webber (0), Mr. Edwards (10,000), Mr. Harris (10,000),
    Mr. Johnson (10,000), Mr. Katz (10,000), Mr. Rowan (10,000), Mr. Smith
    (10,000), Mr. Tarnopol (10,000) and Mr. Weiner (10,000).
(2) Includes 9,116,213 shares held by Apollo Investment Fund III, L.P., 545,832 shares held by Apollo Overseas Partners III, L.P. and 337,905 shares held by Apollo (UK) Partners III, L.P., each of which is a private investment fund managed by Apollo Management, L.P. See Note (3) below.
(3) Pursuant to a Participation Agreement, dated as of August 11, 1997, Bear, Stearns & Co. Inc. owns a 49% non-voting equity participation in Apollo's investment in the Company and, accordingly, is entitled to receive its pro rata share of any amounts received by Apollo in respect of such investment, including the proceeds to Apollo from the sale of shares of Common Stock in the offering.
(4) Cendant Operations, Inc. is a wholly owned subsidiary of Cendant Corporation. In connection with the offering, Cendant, Apollo and NRT have agreed that in the event the underwriters' over-allotment option is exercised, Cendant will sell to the underwriters, in connection with such exercise, a number of shares of Common Stock equal to 10% of the total secondary offering by Apollo and Cendant (including shares sold pursuant to the exercise of the underwriters' over-allotment option). The amounts shown in the table assume that the underwriters' over-allotment option is not exercised.
(5) Includes 24,000 shares of Convertible Preferred Stock held by Cendant. The Convertible Preferred Stock has the right to vote on all matters as to which the holders of Common Stock are entitled to vote, voting together with the holders of Common Stock as a class. Each holder is entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted on the record date for the vote which is being taken. The outstanding shares of Convertible Preferred Stock (all of which are held by Cendant) represent % of the total voting power of the Company's outstanding shares.
(6) Messrs. Edwards, Johnson, Katz and Smith are officers of Cendant and expressly disclaim beneficial ownership of any shares of the Company's capital stock owned by Cendant.
(7) Messrs. Harris, Rowan and Weiner are affiliated with Apollo Management, L.P. and expressly disclaim beneficial ownership of any shares of Common Stock owned by Apollo.
(8) Mr. Tarnopol is Vice Chairman and a Senior Managing Director of Bear, Stearns & Co. Inc. and expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by Bear, Stearns & Co. Inc.

                              CERTAIN TRANSACTIONS

  Prior to the offering, Apollo beneficially owns    % and Cendant beneficially
owns    % of the issued and outstanding shares of Common Stock assuming the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock. Immediately following the offering, Apollo will beneficially own
approximately    % (  % if the underwriters' over-allotment option is exercised
in full) and Cendant will beneficially own approximately    % (  % if the
underwriters' over-allotment option is exercised in full) of the outstanding shares of Common Stock (assuming the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock).

  Cendant was formed through the merger of HFS Incorporated and CUC International Inc. in December 1997. Within its three principal operating segments--real estate services, travel and alliance marketing--Cendant provides a wide range of complementary consumer and business services. The real estate segment assists in employee relocation, provides home buyers with mortgages and franchises real estate brokerage businesses; the travel segment facilitates vacation timeshare exchanges, manages corporate and government vehicle fleets and franchises car rental and hotel businesses; and the alliance marketing segment provides an array of value driven products and services through more than 20 membership clubs and client relationships. Cendant also offers tax preparation services, customer software in various multimedia forms, information technology services, credit information services and financial products. Headquartered in Parsippany, New Jersey, Cendant has more than 40,000 employees and operates in over 100 countries.

  Apollo comprises a number of private securities investment funds managed by Apollo Management, L.P., which, together with its affiliates, manages a portfolio of investments currently valued in excess of $5 billion.

  Apollo, Cendant, the Franchisors and the Company have entered or will enter into various agreements and arrangements setting forth their on-going rights and responsibilities regarding various matters outlined below. The agreements summarized below are included as exhibits to the Registration Statement of which this prospectus is a part. The following summaries are qualified in their entirety by reference to such exhibits.

Franchise Agreements

  The Company's status as a franchisee is governed by the Franchise Agreements with the Franchisors. Pursuant to the Franchise Agreements, the Company has the non-exclusive right to operate under the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) real estate franchise systems at the locations specified therein and, pursuant to a related License Agreement, has the right to operate under the trade names and trademarked operating names acquired by Cendant in acquisitions in which Cendant participates. On February 9, 1999, the Company entered into new Franchise Agreements with each of the Franchisors, which superseded the Franchise Agreements then in effect. The following summary is of the new Franchise Agreements.

 General

  The Franchise Agreements impose certain restrictions on the business and operations of the Company and require the Company to operate its brokerage offices in accordance with the standards set forth in the Franchisors' operating manuals. Failure to comply with such restrictions and

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

standards could result in a termination of the applicable Franchise Agreement. The Franchise Agreements also provide that the Company is entitled to participate in the programs established by the Franchisors for the benefit of their franchisees, including marketing programs, relocation services, referral systems, orientation and training, and is required to participate in certain other programs under the Program Outsourcing Agreement. Each of the Franchise Agreements has a 50-year term expiring on February 9, 2049 which may be extended for an additional 50-year term on the same terms of the relevant Franchise Agreement, provided that the Company is not then in breach of such Franchise Agreement.

 Royalties

  Pursuant to the Franchise Agreements, the Company has agreed to pay the Franchisors a monthly base royalty of 6% of the Company's gross commission income (with the exception of the Company's CENTURY 21(R) offices in Northern California, for which the Company is currently required to pay a royalty fee of 4.89% (subject to adjustment for acquisitions) of the gross commission income from such offices). In the event that the Company acquires or opens additional offices, such offices will be subject to the foregoing royalty rate, except that with respect to offices acquired in transactions in which Cendant does not participate pursuant to the Acquisition Cooperation Agreement, after the Company has requested Cendant to participate, the franchise royalty rate will be (1) 4% if the acquired brokerage's gross commission income for the 12-month period ending on the most recently completed calendar month prior to such acquisition is $5 million or less, (2) 3% if the acquired brokerage's gross commission income for the preceding 12-month period is over $5 million but equal to or less than $10 million and (3) 2% if the acquired brokerage's gross commission income for the preceding 12-month period is over $10 million. If, however, the acquired brokerage operates in one of the territories in which NRT then has operations, then the franchise royalty rate will be (1) 3% if the acquired brokerage's gross commission income for the preceding 12-month period is $5 million or less and (2) 2% if the acquired brokerage's gross commission income for the preceding 12-month period is over $5 million.

  Once Cendant's $1 billion commitment for brokerage acquisitions has been exhausted in connection with the Company's brokerage acquisitions, which is currently expected to be no earlier than five years from the date of the Acquisition Cooperation Agreement, and so long as Cendant is not then committed to provide additional amounts in connection with the Company's brokerage acquisitions, the franchise royalty rate for brokerages acquired in transactions in which Cendant does not participate pursuant to the Acquisition Cooperation Agreement will be (1) 4% if the acquired brokerage's gross commission income for the preceding 12-month period is $5 million or less (3% if the acquired brokerage operates in a territory in which NRT then has operations) and (2) 3% if the acquired brokerage's gross commission income for the preceding 12-month period is over $5 million. If the Company moves its sales associates from or to one or more of its offices that was acquired in a brokerage acquisition without Cendant's participation, the franchise royalty rate for such sales associates will continue to be the rate charged for such sales associates prior to such move. If the Company consolidates one or more of its existing offices with one or more of the offices that are acquired without Cendant's participation, the franchise royalty rate for the consolidated offices will be equal to a weighted average franchise royalty rate based on the gross commission income of the consolidating offices for the 12-month period prior to such consolidation (using the above franchise royalty rate for the newly acquired office(s) and the existing franchise royalty rate for the existing office(s)).

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

  Pursuant to the Franchise Agreements, the Company is also required to pay an additional royalty of approximately $166,667 per month and, since January 1999, an additional monthly royalty based on a percentage of the Company's gross commission income, up to a maximum royalty of $5 million per year (which royalty will be replaced by the Additional Royalty (as defined below) described in the next paragraph upon the closing of the offering). In addition, upon the closing of the offering, the Company will be required to pay $156,250 per month. Upon the occurrence of a brokerage acquisition in which Cendant acquires the stock of the acquired brokerage and then sells the assets of such brokerage to the Company in accordance with the Acquisition Cooperation Agreement, the Company will also be required to pay Cendant, in consideration of the stepped-up tax basis received by the Company for such assets, an additional monthly royalty, beginning on the first month after the consummation of such transaction, in an amount equal to (1) one-tenth of the federal income tax payable by Cendant in respect of the gain on the sale of the assets to the Company in such transaction, divided by (2) 12. To date, the Company has not been required to pay Cendant additional royalties as a result of taxes being incurred by Cendant in connection with the Company's brokerage acquisitions. The Company paid franchise royalties to the Franchisors totaling approximately $24.0 million during 1996 (from May 31, 1996), $57.4 million during 1997 and $90.3 million during 1998 (through September 30, 1998).

  Upon the closing of the offering, the Company will be required to pay an
additional monthly royalty (the "Additional Royalty") equal to   % (the
"Additional Royalty Rate") of the Company's gross commission income for such month provided that the Additional Royalty in any month shall not exceed the Additional Royalty Rate multiplied by the Company's gross commission income for the corresponding month during the 12-month period immediately prior to the closing of the offering. Also, no later than the fifth business day in January of any year, (1) if the Company's gross commission income for the then prior year were equal to or greater than 90% of the gross commission income during the 12-month period prior to the closing of the offering, the Company will be required to pay the Franchisors an additional royalty which, when added to the Additional Royalties paid in respect of the prior year, equals the Additional Royalty Rate multiplied by the Company's gross commission income during the 12-month period prior to the closing of the offering and (2) if the Company's gross commission income for the prior year were less than 90% of the Company's gross commission income during the 12-month period prior to the closing of the offering, the Company will be required to pay the Franchisors an additional royalty which, when added to the Additional Royalties paid in respect of the prior year, equals the Additional Royalty Rate multiplied by the Company's gross commission income for the prior year. On an unaudited pro forma basis, if such additional royalty had been charged to the Company beginning on January 1, 1997, the Company would have paid a total of approximately $80.8 million for the combined year ended December 31, 1997 and $107.3 million for the nine months ended September 30, 1998. Net income would have been reduced by approximately $13.7 million for the combined year ended December 31, 1997 and $10.3 million for the nine months ended September 30, 1998. In addition, an additional royalty of 0.15% of the Company's total revenue per quarter is payable for each quarter (up to a total of 20 quarters) in which the Company's operating income before depreciation and amortization for the 12-month period immediately prior to such quarter exceeds $225 million.

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

 Additional Offices

  Under the Franchise Agreements, the Company is required to give Cendant prior notice before opening or acquiring new brokerage offices. Cendant may object to the opening or acquisition of such new brokerage offices if (1) such opening or acquisition would have an adverse impact on other existing Cendant franchisees under the relevant brand, (2) such opening or acquisition would result in the Franchisor being in breach of any agreement with its other franchisees or (3) the office proposed to be acquired was previously affiliated with a Cendant owned real estate brand. To compensate the Franchisors for any actual administrative costs incurred in connection with the acquisition process and for the benefits to be received by the Company resulting from newly acquired or opened offices, the Company is required to pay the Franchisors an initial fee of $4,000 for each newly acquired or opened office not previously affiliated with Cendant franchisees. In addition, with respect to each brokerage acquisition in which Cendant's franchise sales force is involved, NRT is required to pay Cendant an additional fee of $3,500 per office acquired, whether such offices are operated by NRT or are immediately closed. Any such fees are subject to a maximum of $100,000 per acquisition. Each acquired office is required to be operated under one of the Franchisor's brands, unless such office is closed within one year of its acquisition in accordance with the business plan presented to the Company's Board of Directors and Cendant at the time of acquisition. No initial office fee is payable with respect to newly acquired offices that are closed within one year of their acquisition so long as such offices do not operate under any of the Franchisors' brands during such period. The Company has incurred approximately $1.6 million in such fees payable to Cendant for new offices opened since August 1997, of which Cendant has provided $1.3 million pursuant to the Acquisition Cooperation Agreement.

 Office Closings

  In the event that the Company wishes to sell, close down or otherwise terminate one or more of its real estate brokerage offices, it will be required to obtain the relevant Franchisor's consent prior to each intended closure, except that the Company has the right to close the following offices without the Franchisor's consent:

  . offices which were acquired by the Company from National Realty Trust, provided that such offices closed may not, in the aggregate, represent in excess of $150 million of the Company's gross commission income (in each case measured over the 12-month period prior to such closure),

  . offices closed within one year of being acquired by the Company, provided that the offices to be closed were identified to Cendant at the time of acquisition and the closed offices were not operating under any of the Franchisors' brands at any time during such period, and

  . other offices to the extent that the aggregate gross commission income for the 12-month period prior to such closure for all such offices closed during a year (excluding offices otherwise permitted to be closed) does not exceed the sum of (1) 3% of the Company's aggregate gross commission income for the preceding calendar year (pro forma for new offices opened and office closings) (the "3% Cap") and (2) the unused portion of the 3% Cap for up to two prior years (commencing in August 1997);


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

provided that all fees payable to the Franchisors have been paid, no assignment of the franchise for the closed offices is involved and the closure does not reduce any of the brands' market share for the applicable market by more than 10%. For purposes of the Franchise Agreements, gross commission income of an office excludes revenues transferred to another office of the Company.

 Advertising

  The Company is required to make monthly contributions to national advertising funds maintained by the Franchisors for the creation and development of advertising, public relations and promotional programs promoting the Franchisors' brands. Under the CENTURY 21(R) and ERA(R) Franchise Agreements, the Company is required to pay a monthly fee of 2% of the Company's gross commission income and, under the COLDWELL BANKER(R) Franchise Agreement, the Company is required to pay a monthly fee of 2 1/2% of the Company's gross commission income, subject in each case to certain minimum and maximum advertising fees per brokerage office. As a result of the maximum advertising fee limitation, the Company paid an average of 0.33% of its gross commission income to the national advertising funds in 1997. The Company contributed to the Franchisors' advertising funds a total of $1.4 million during 1996 (from May 31, 1996), $3.4 million during 1997 and $3.9 million during 1998 (through September 30, 1998). See "Business--Marketing and Information Technology." Cendant has informed the Company that substantially all amounts contributed to the national advertising funds maintained by the Franchisors generally have been spent on the Franchisors' marketing and advertising programs. See "Business--Marketing and Information Technology."

 Indemnification

  The Company has agreed to indemnify each of the Franchisors and its respective subsidiaries, affiliates, parents, directors, officers and employees and all of its other franchisees against liabilities arising out of the operation of the Company's business, provided that no indemnification is required for liabilities arising out of the affirmative acts of the Franchisors or their employees or for matters that do not arise out of the operation of the Company's business, including those that arise out of disputes under any agreement between Cendant and the Company (other than disputes involving successful claims for indemnification under the Franchise Agreements).

 Change in Control of Company

  Each Franchise Agreement provides that the relevant Franchisor's consent will be required for any issuance or transfer of the Company's voting stock that results in any person or group acquiring beneficial ownership of more than 30% of the outstanding Common Stock and/or securities convertible into or exercisable for shares of Common Stock. Any such transfer which is made without first obtaining the Franchisor's consent will result in an event of default under the relevant Franchise Agreement (unless caused by Cendant) which, after being given notice of and an opportunity to cure such default, could result in the Company being required to pay liquidated damages. See "--Liquidated Damages."

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 Limitations on Indebtedness and Dividends

  Under the Franchise Agreements, the Company is not permitted to incur indebtedness (including acquired indebtedness) if such incurrence would cause the pro forma ratio (the "Leverage Ratio") of the Company's total indebtedness (with certain exclusions) to its operating income before depreciation and amortization for the preceding 12-month period to exceed 2.0 to 1. The Company is permitted, however, to incur, regardless of its then Leverage Ratio:

  . loans from financial institutions that are secured by and payable from the proceeds of the amounts so loaned in the ordinary course of business;

  . working capital revolving loans not to exceed 2% of gross commission income for the preceding 12-month period;

  . letters of credit and hedging obligations in the ordinary course of business;

  . indebtedness to refinance existing indebtedness, provided that such indebtedness is not greater than the indebtedness so refinanced; and

  . other indebtedness not to exceed 1% of gross commission income over the preceding 12-month period outstanding at any time.

  The maximum permitted Leverage Ratio will be increased to 3.0 to 1 from 2.0 to 1 once Cendant's additional $1 billion commitment for future brokerage acquisitions has been exhausted pursuant to the Acquisition Cooperation Agreement, provided that Cendant has not then committed to provide additional funds in connection with the Company's brokerage acquisitions on substantially similar economic terms. Immediately prior to any incurrence of indebtedness by the Company (including acquired indebtedness), the Company will be required to furnish Cendant with a certificate to the effect that such incurrence would not be in violation of the Leverage Ratio test and that, based on the Company's business plan and a good faith forecast prepared at the time of incurrence, the Leverage Ratio would not reasonably be expected to exceed 2.0 to 1 or 3.0 to 1, as the case may be, for the 12 months following such incurrence.

  For purposes of the Leverage Ratio test, indebtedness is deemed to include any outstanding amount of preferred stock which is mandatorily redeemable in whole or in part. Indebtedness does not, however, include (1) pay-in-kind preferred stock that does not, under any circumstances, require the Company to make any cash payments (other than upon liquidation) or include sanctions for the non-payment of cash, (2) perpetual cash pay preferred stock that does not contain any sanctions for the non-payment of required amounts other than the right to elect (together with all other preferred stock other than currently existing series) no more than two directors of the Company upon any default, provided that the rate on such preferred stock does not exceed 13% per annum and, at the time of issuance, the Company would have been permitted under the Leverage Ratio test to incur indebtedness with fixed charges equal to the fixed charges of such preferred stock, and (3) preferred stock that was outstanding on the date of the Franchise Agreements (including any shares paid thereon).

  In addition, the Franchise Agreements prohibit the Company from incurring indebtedness to finance the payment of any dividends on its common or preferred stock. The Company is also prohibited from declaring or paying any dividend that exceeds 20% of the Company's net income for

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the year in which declared or paid (less any dividends paid during such period)
and is not a regularly scheduled quarterly dividend consistent with past practice, unless the Company's Leverage Ratio (calculating indebtedness net of cash and cash equivalents) is 1.0 to 1 or less.

 Termination

  The Franchise Agreements may be terminated, either in their entirety or with respect to specific offices, upon mutual consent of the parties or by the Franchisors upon the occurrence of certain termination events (subject to notice and an opportunity to cure in certain cases), including, among others:
  . a material breach by the Company of the Franchise Agreements (including those breaches set forth under "--Liquidated Damages" below);

  . the suspension or revocation of the Company's real estate brokerage license;

  . the Company's failure to conduct its business in accordance with applicable ethical standards;

  . the Company's failure to maintain a volume of closed brokerage transactions for its offices, in every six-month period, sufficient to produce gross commission income per office during such period equal to at least 50% of the average gross commission income per office generated by all franchisees during such period in the same local area or in such other geographic area as the Franchisor may reasonably establish from time to time;

  . certain insolvency or bankruptcy events involving the Company; and

  . a change in control of the Company.

 Liquidated Damages

  The Franchise Agreements provide that the Company will be required to pay the Franchisors liquidated damages upon the occurrence of an early termination of the Franchise Agreements by the Franchisors due to, among other events:

  . a change in control of the Company (other than a change in control caused by Cendant);

  . the affiliation by the Company with another real estate brokerage franchisor that is not an affiliate of the Franchisors;

  . the failure of the Company to operate one or more of its offices under one of the Franchisors' brands or the closing of any offices in willful violation of the Franchise Agreements (or if 20 or more offices are involved, regardless of whether such violation was willful);

  .  any payment default under the Franchise Agreements; and

  . any other breach of any of the Franchise Agreements by the Company that has a material adverse effect on, or which is reasonably expected to have a material adverse effect on, the relevant Franchisor's brand, in each case after notice and an opportunity to cure (which in the case of a change in control is limited to a cure within 10 business days after notice to the acquiring person as soon as practicable after learning of such breach).

  The Franchise Agreements provide that liquidated damages will be equal to the Franchisor's lost future royalties, based on the average monthly royalty payments paid by the Company from the commencement of the Franchise Agreements, provided that such damages shall not exceed 25 years of lost future royalties. In addition, any liquidated damages with respect to any failure to operate one or more offices under any of the Franchisors' brands or closure in violation of the Franchise

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Agreements will be limited to the lost future royalties relating to the offices involved. In case of any other breaches of the Franchise Agreements by the Company, the Franchisors are entitled to seek other forms of legal and equitable relief.

Acquisition Cooperation Agreement

  The Company and Cendant entered into an Acquisition Cooperation Agreement on February 9, 1999, which superseded certain provisions of a Stockholders Agreement then in effect. Pursuant to the Acquisition Cooperation Agreement, Cendant has agreed, subject to its approval of each brokerage acquisition in which it participates, to purchase the trade names, trademarked operating names and, so long as the Marketing Agreement is in effect, mortgage operations (if any) of the brokerage being acquired by the Company, thereby paying a substantial portion of the purchase price that would otherwise be payable by the Company. The Company purchases all other assets of the acquired brokerage.

  The Company has agreed to operate each office that is acquired by the Company (with or without Cendant's participation) under the Franchisors' real estate brokerage franchise systems at the royalty rates set forth in the Franchise Agreements. At any time when Cendant does not participate in a brokerage acquisition in which the Company has requested Cendant to participate, the Company will have the right, subject to Cendant's right to prohibit the transaction based on a determination that the acquisition of such office will adversely affect other franchisees of the Franchisors, to complete the brokerage acquisition without Cendant's participation. The franchise royalty rate with respect to any such acquired brokerage will be lower than the 6% royalty rate that generally applies to the Company's offices. See "Franchise Agreements--Royalties."

  Upon NRT's formation in August 1997, Cendant committed approximately $445 million for the Company's brokerage acquisitions. Through December 31, 1998, Cendant had provided approximately $420 million of its original commitment and NRT had used approximately $230 million of its own capital for brokerage acquisitions. Cendant has committed an additional $1 billion for future brokerage acquisitions in which Cendant agrees to participate pursuant to the Acquisition Cooperation Agreement. The $1 billion commitment is available in two $500 million tranches. The first $500 million (of which Cendant has provided approximately $23 million) is currently available, and the second
$500 million will be available after the first $500 million has been completely used by NRT but in no case earlier than February 9, 2004, unless otherwise agreed to by Cendant. See "Business--Acquisitions."

  Brokerage acquisitions in which Cendant agrees to participate under the Acquisition Cooperation Agreement are completed in one of two ways. If the Company elects to acquire the acquired brokerage directly through the purchase of assets, Cendant purchases the trade names, trademarked operating names and mortgage operations, if any, of the acquired brokerage in exchange for a cash payment either to the seller of the brokerage or to the Company, as the case may be, equal to Cendant's portion of the total acquisition cost of the brokerage acquisition. In all other brokerage acquisitions, Cendant (rather than the Company) purchases the acquired brokerage from the seller and immediately sells to the Company the acquired brokerage's assets other than trade names, trademarked operating names and mortgage operations, if any, at a price equal to the total acquisition cost of the brokerage acquisition minus Cendant's portion of the total acquisition cost and minus any

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

payment made by Cendant to the seller in respect of a non-competition agreement or arrangement. Purchases and sales of assets between NRT and Cendant are typically completed pursuant to one or more agreements between NRT and Cendant.

  Cendant's portion of the total acquisition cost (the "Cendant Acquisition Cost") is calculated by multiplying the "Acquisition Multiple" (as defined below) by 100% (or 125% with respect to Cendant's original commitment of approximately $445 million, of which approximately $420 million had been provided as of December 31, 1998) of the pro forma royalty fees that would have been payable by the acquired brokerage to the Franchisors during the preceding 12-month period had the brokerage acquisition occurred at the beginning of such period minus any net royalty fees payable to the Franchisors for the preceding 12-month period. The "Acquisition Multiple" is defined as (1) the total acquisition cost of a brokerage acquisition divided by (2) the acquired brokerage's pro forma operating income before depreciation and amortization (including appropriate cost allocations to reflect the acquired brokerage's operations on a stand-alone basis if the acquired business were part of a group of companies with shared expenses) before anticipated synergies, plus such acquired brokerage's royalties, franchise fees and marketing fees payable to entities other than the Franchisors ("Pro Forma EBITDAR")). The Cendant Acquisition Cost is subject to an adjustment based on the amount of EBITDA (after deducting interest expense) generated by the acquired brokerage's mortgage operations for the twelve months prior to the acquisition ("Mortgage EBITDA"). If Mortgage EBITDA is greater than $1 million, then the Cendant Acquisition Cost will be increased (or decreased if the following amount is negative) by an amount equal to the Acquisition Multiple multiplied by the amount obtained by subtracting Mortgage EBITDA minus $58.37 multiplied by the number of the acquired brokerage's closed transaction sides for the twelve months prior to the acquisition.

  In no event will the Cendant Acquisition Cost exceed 90% of the total acquisition cost of the brokerage acquisition. From September 1, 1997 through December 31, 1998, Cendant participated in each of the Company's 28 acquisitions of multi-office brokerages and 36 acquisitions of single-office brokerages. Through December 31, 1998, Cendant has paid the Company or the seller a total of approximately $420 million, and the Company has paid a total of $230 million, in transactions in which Cendant has participated. If the change in calculation of the purchase price payable by Cendant had been in effect since August 1997, Cendant would have paid a total of approximately $359 million and the Company would have paid a total of approximately $333 million in such brokerage acquisitions. From September 1, 1997 through December 31, 1998, the average multiple of the purchase price paid by the Company in making brokerage acquisitions to the acquired brokerages' pro forma operating income before interest, taxes, depreciation and amortization over the 12-month period prior to their respective acquisition dates was 2.9.

  Pursuant to the Acquisition Cooperation Agreement, following the closing of the offering, Cendant will have the right to pay up to 50% of the Cendant Acquisition Cost associated with any brokerage acquisition by cancelling liquidation preference of its Senior Preferred Stock, provided that the Company has at least $50 million in available borrowing capacity under the Leverage Ratio test under the Franchise Agreements. However, if the Company does not have available funds to consummate the brokerage acquisition without Cendant's participation, the Company will have the right to postpone the cancellation of liquidation preference for up to 90 days following the brokerage acquisition and Cendant will then be required to pay the Cendant Acquisition Cost in accordance with the Acquisition Cooperation Agreement. Within 90 days of consummation of a brokerage acquisition in which the Company has elected to postpone the cancellation of liquidation preference of the preferred stock held by Cendant, the Company will cancel the liquidation preference (to the extent permitted by law) of such preferred stock in the amount requested by Cendant to be cancelled and will repay to Cendant an amount equal to the liquidation preference cancelled plus all accrued and unpaid dividends thereon.

  Cendant has the right under the Acquisition Cooperation Agreement, at any time up to 60 days after each brokerage acquisition, to cause the Company or its subsidiaries to sell to Cendant or its designee one or more of the brokerage offices designated by Cendant that were owned by the acquired brokerage, unless such offices' Pro Forma EBITDAR (before allocation of the Company's corporate overhead) or gross revenues over the preceding 12-month period are greater than 5% (10% with Apollo's consent) of the acquired brokerage's Pro Forma EBITDAR (before allocation of the Company's corporate overhead) or gross revenues over the preceding 12-month period, respectively. The purchase price for any such offices will be equal to the product of (1) the Acquisition Multiple and (2) the greater of (a) the difference between the Pro Forma EBITDAR for the acquired brokerage before giving effect to the sale of such offices and the Pro Forma EBITDAR for the acquired brokerage after giving effect to the sale of such offices (in each case before allocation of the Company's corporate overhead) and (b) the gross revenues of the offices to be sold multiplied by Pro Forma EBITDAR divided by the gross revenues of the acquired brokerage over the preceding 12-month period. To date, Cendant has not exercised this right.

Stockholders Agreement

  Upon formation of the Company, the Company, Apollo and Cendant entered into a Stockholders Agreement to govern the relationship among Apollo and Cendant and their respective affiliates as stockholders of the Company. Immediately prior to the closing of the offering, such agreement will be amended in certain respects and restated. The following summary is of the Stockholders Agreement as it is proposed to be amended and restated prior to the closing of the offering.

 Voting Agreement

  The Stockholders Agreement provides that Apollo and Cendant will vote all of their voting stock of the Company in favor of a Board of Directors consisting of (1) five directors to be designated by Cendant, (2) five directors to be designated by Apollo and (3) two directors to be jointly designated by Apollo and Cendant who may not be an employees of, consultants to, or officers or directors of Cendant, Apollo or any of their affiliates (other than the Company). One of the directors designated by Cendant and one of the directors designated by Apollo must be an "independent director" within the meaning of the rules of the New York Stock Exchange and will be subject to the prior approval of the other party. Upon notice by either Stockholder that it desires to remove a director designated by it (or, in the case of the directors jointly designated by Apollo and Cendant, upon the request of both Apollo and Cendant), Apollo and Cendant will vote all of their shares of voting stock of the Company in favor of the removal of such director.

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

 Registration Rights

  The Company has granted to Apollo and Cendant certain demand and "piggyback" registration rights with respect to the shares of Common Stock owned by them or to be acquired by them upon conversion or exercise of securities convertible into or exercisable for shares of Common Stock. Pursuant to the Stockholders Agreement, upon a demand registration request, the Company is required to use its best efforts to register the shares requested to be registered. Under the Stockholders Agreement, during the three-year period following the closing of the offering, in any demand registration initiated by either of Apollo or Cendant, Apollo will have the right to register in such offering up to the greater of (1) 80% of the shares to be sold in such secondary offering and (2) a number of shares such that Apollo will have sold 70% of all shares sold by Apollo and Cendant in all secondary offerings following the offering. Thereafter, each of Apollo and Cendant will be entitled to sell 50% of the total number of shares to be sold in any secondary offering of shares by Cendant or Apollo. If Apollo beneficially owns less than 5% of the outstanding Common Stock, Cendant will have the right to sell up to 100% of any secondary offering, subject to Apollo's reasonable piggyback rights. In addition, during the three-year period following the closing of the offering, Cendant may not sell shares of Common Stock, except that it will have the right to demand that the Company register up to $25 million of its Common Stock per quarter, but not in excess of $50 million of its Common Stock in any twelve-month period.

  Subject to those limitations, Apollo and Cendant are each entitled to four demand registration requests, and, in addition, may request the Company to use its reasonable efforts to register shares of Common Stock held by them in certain other registrations initiated by the Company on its own behalf or on behalf of any other stockholder of the Company. All reasonable out-of-pocket costs and expenses (other than underwriting discounts and commissions) of any registration under the Stockholders Agreement will be paid by the Company. The Stockholders Agreement also contains customary provisions with respect to, among other things, registration procedures, underwritten offerings and indemnification and contribution rights in connection with the registration of Common Stock on behalf of the Stockholders.

 Restriction on Transfer of Shares Held by Apollo

  Apollo has agreed under the Stockholders Agreement that it will not, without Cendant's consent, transfer its shares of Common Stock, other than transfers to or among its affiliates, if the proposed transferee would, as a result of such transfer, acquire beneficial ownership of 20% or more of the Common Stock or securities convertible into or exchangeable for Common Stock. In addition, Apollo has agreed not to transfer beneficial ownership of 10% or more of the outstanding Common Stock or securities convertible into or exchangeable for Common Stock to any person or group without the consent of Cendant. For purposes of these transfer restrictions, Cendant's consent to a proposed transfer may not be unreasonably withheld unless the proposed transferee would acquire 30% or more of the Common Stock or securities convertible into or exercisable for Common Stock (in which case Cendant may withhold its consent in its absolute discretion). Reasonable grounds for withholding consent include if Cendant believes, in its sole discretion, that the proposed transferee may be acquiring such securities with the purpose of acquiring, changing or influencing control of the Company (or facilitating any such acquisition, change or influence of control). Cendant's belief may be based, without limitation, on the proposed transferee's failure to disclaim any present control intention or any previous history or a reputation of seeking to acquire, change or influence control of

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

a company. Apollo will otherwise be free to transfer Common Stock to any person or group if such person or group would not, as a result of such transfer, become the beneficial owner of 30% or more of the Common Stock or securities convertible into or exercisable for Common Stock.

 Termination

  Unless earlier terminated by mutual agreement of the parties, the Stockholders Agreement will terminate when either Cendant or Apollo ceases to beneficially own any shares of Common Stock or Convertible Preferred Stock, except that (1) the voting provisions of the Stockholders Agreement will terminate at such time as either Cendant or Apollo owns less than 5% of the outstanding voting stock of the Company and (2) the registration rights, access and confidentiality provisions of the Stockholders Agreement will terminate when neither Cendant nor Apollo owns any of the outstanding voting stock of the Company. In addition, NRT has agreed that so long as the Franchise Agreements are in place, Cendant will continue to have the right to nominate at least one director to the Board of Directors.

Acquisition Services Agreement

  On February 9, 1999, the Company and Cendant entered into the Acquisition Services Agreement, pursuant to which the Company has agreed to provide advisory services to Cendant relating to the identification of potential acquisition candidates, the negotiation of agreements and other services in connection with future brokerage acquisitions by the Company. In exchange for such advisory services, on February 10, 1999 Cendant paid the Company $30 million as an advance against the fees that are payable to the Company pursuant to a fee schedule attached to the Acquisition Services Agreement which takes into account, among other things, the size of the Company's future brokerage acquisitions. In no event will Cendant be required to pay any additional amounts to the Company in respect of the advisory services. The fees advanced but not earned under the Acquisition Services Agreement are refundable to Cendant in the event that services under the Acquisition Services Agreement are not provided to Cendant. The Acquisition Services Agreement has a ten-year term, unless earlier terminated upon mutual consent of the parties.

Lease Agreements

  The Company leases from Cendant a total of approximately 42,500 square feet of office space for its offices in Parsippany, New Jersey and Mission Viejo, California pursuant to two leases dated August 11, 1997. Each lease has an initial term of five years commencing on September 1, 1997, with an option exercisable by the Company to extend the term thereof for an additional five years upon 30 days' written notice to Cendant. Under the leases, Cendant is responsible for property taxes, maintenance and insurance as well as various ancillary services. Rent is payable under each lease at a rate equal to Cendant's total annual actual costs of operating the leased premises. In addition, the Company is permitted to amend the lease to increase or reduce the square footage of the premises as needed and as space becomes available, provided that the Company gives 60 days' advance notice to Cendant of its intent to do so and the rental amount is adjusted accordingly. Each lease may be terminated by either party, with or without cause, upon 180 days' written notice to the other party. The Company paid Cendant a total of $529,000 during 1997 and $640,000 during 1998 (through September 30, 1998) under the leases.

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Marketing Agreement

  Pursuant to the Marketing Agreement, NRT markets Cendant Mortgage's mortgage programs and products through the Company's real estate brokerage offices. The Company receives a fee for marketing Cendant Mortgage's services. The term of the Marketing Agreement is 40 years unless earlier terminated by Cendant Mortgage with or without cause or, at the Company's option if Cendant Mortgage materially breaches the Marketing Agreement or if a nationwide third party provider of mortgage services meeting certain conditions offers the Company a comparable marketing agreement on economic terms more favorable to the Company than those set forth in the Marketing Agreement and Cendant Mortgage declines to match the economic terms. During the term of the Marketing Agreement, the Company may not enter into any similar arrangement with another party. During 1997, over the four-month period in which the Marketing Agreement was in effect, Cendant Mortgage paid the Company a total of $699,000 under the Marketing Agreement. During 1998, Cendant Mortgage paid the Company a total of $11.2 million under the Marketing Agreement. For each of the first four quarters of its term, the Marketing Agreement provided for the payment of less than the otherwise applicable marketing fee for the quarter to account for the phase-in of the services to be provided. NRT intends to enter into a joint venture to provide mortgage services, at which time the Marketing Agreement will be terminated.

Program Outsourcing Agreement

  In order to generate additional brokerage-related service revenues and obtain more advantageous pricing in the purchase and sale of products and services through purchasing and marketing programs established by Cendant with various third party vendors, the Company and Cendant have entered into a Program Outsourcing Agreement, dated as of February 9, 1999, which supersedes a Preferred Alliance Agreement, dated as of August 11, 1997 (the "1997 Preferred Alliance Agreement"), between the Company and Cendant. Pursuant to the Program Outsourcing Agreement, NRT has appointed Cendant as NRT's exclusive outsourcing agent to negotiate the terms of the Company's participation in (1) purchasing relationships and programs (including corporate purchasing relationships) with vendors and (2) programs through which the Company markets vendors' products or services to its customers. The Company is generally not permitted to enter into or pursue any purchasing relationships or marketing programs (other than the programs established by Cendant) and is required to refer to Cendant all program opportunities and parties with which the Company would enter into such a relationship.

  NRT has agreed to participate, and to encourage its sales associates to participate, in existing and new programs established by Cendant with vendors. NRT has also agreed to make such programs available to its employees and sales associates and to provide program training to its sales associates. NRT is not required to participate in a program if: (1) such program does not afford the Company terms at least as advantageous (taken as a whole) as those afforded to any other franchisees of Cendant's real estate brokerage systems; and (2) the Company is already participating in a program covering a similar good or service as the new program and the term of such program has not expired; provided that upon implementation of a new program in which NRT is required to participate, NRT will terminate any program which conflicts with such new program as soon as it is permissible to terminate such program without cost to NRT, or earlier if NRT is directed by Cendant to do so and is reimbursed for such cost. In addition, the Company will not be required to participate in the new program if Cendant reasonably determines that the program does not offer competitive pricing and service relative to the Company's size and compared to any similar program in which the Company participates, or, with respect to marketing programs in which NRT receives buyer leads, listing leads or barter consideration and no other consideration, that such program is reasonably expected to provide the same value to NRT.

  No title insurance agency or escrow service business serving the Company will be required to participate in any marketing program established by Cendant, and the provisions of the Program Outsourcing Agreement will not apply to any marketing program established by the Company relating to such services. If the Company decides to sell its title insurance agency or escrow services businesses, it will notify Cendant and, at Cendant's election, will negotiate exclusively with Cendant in good faith to explore the sale of such businesses to Cendant or the combination of such businesses with Cendant's related operations. If Cendant establishes a program with a title insurance underwriter or owns a title insurance underwriter, the Company will make exclusive use of such underwriter as long as such underwriter provides service and economic terms comparable to the terms of the Company's then current arrangements.

  Notwithstanding the limitations on NRT entering into purchasing and marketing programs directly or with third parties ("NRT Programs"), NRT is permitted to enter into:

  . a purchasing program if no Cendant purchasing program covers such good or service and the Company's aggregate purchases of such good or service do not exceed $250,000 per calendar year;

  . a purchasing program covering a good or service sought by the Company if a purchasing program exists which covers such good or service, but pursuant to the Program Outsourcing Agreement the Company is not required to participate in such purchasing program;

  . a marketing program in which the Company receives buyer leads, listing leads or barter consideration and no other consideration, if such marketing program does not conflict with any Cendant program then in effect;

  . a program with respect to a good or service sought to be purchased or marketed by the Company, if a program covering such good or service has expired or has been terminated and Cendant has either not replaced, renewed or extended such program;

  . a program with respect to a good or service sought to be purchased or marketed by the Company, if the Company has notified Cendant of its desire to have Cendant implement a new program covering such good or service and Cendant (1) has not, within 30 days of the notice from the Company, notified the Company of its decision to pursue such new program or (2) has not implemented such new program within 180 days of Cendant notifying the Company of its decision to pursue such new program; and

  . a program with respect to an area which is not covered by a particular program if such program does not cover all geographic areas in which the Company operates.

  If Cendant subsequently implements a new program covering the same or a similar product or service covered by such NRT Program, then the Company will terminate such NRT Program and commence participation in such new program. Any NRT Program implemented under the Program Outsourcing Agreement must be limited to a one-year term, without automatic renewal.

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

  The Company has agreed under the Program Outsourcing Agreement not to provide any of its real estate listings and other customer data to any third party without Cendant's consent. In accordance with the Franchise Agreements, Cendant has the right to provide to any third party the customer information provided to Cendant's subsidiaries under each Franchise Agreement.

  The term of the Program Outsourcing Agreement is until the termination or expiration of the last of the Franchise Agreements to terminate or expire, unless earlier terminated. The Program Outsourcing Agreement may be terminated in the event of a material breach provided that the breaching party is given notice of such breach and the opportunity to cure the breach within 60 days of notice.

Relocation Management

  The Company has an arrangement with Cendant Mobility, the country's largest relocation company, pursuant to which the Company provides its brokerage services to relocating employees of the clients of Cendant Mobility, which are typically large corporations and governmental agencies. Pursuant to such arrangement, when receiving a referral from Cendant Mobility, the Company receives a commission on the purchase or sale of the property but is obligated to pay Cendant Mobility a portion of such commission as a referral fee. The Company believes that such fees are comparable to the fees charged by other relocation companies. The Company paid a total of $6.4 million during 1997 and $8.7 million during 1998 (through September 30, 1998) in referral fees to Cendant Mobility. The arrangement with Cendant Mobility is not embodied in a written agreement and, accordingly, may be subject to termination or modification at any time.

Support Agreement

  The Company and Cendant are parties to a Support Agreement, dated as of August 11, 1997, pursuant to which Cendant has agreed to furnish the Company with certain computer and data related information services. In consideration of the provision of such services, the Company has agreed to reimburse Cendant directly for certain actual costs incurred by Cendant on behalf of the Company. In addition, the Company was required to pay Cendant a monthly fee of $77,500 during 1997 and is required to pay a monthly fee of $41,667 during 1998 and $12,500 during 1999. The Company paid Cendant a total of $1.4 million during 1997 and $1.5 million during 1998 (through September 30, 1998) under the Support Agreement. The Support Agreement terminates on December 31, 1999, unless earlier terminated by either party.

Advisory Services Agreement

  The Company and Apollo Management, L.P. ("Apollo Management") have entered into an Advisory Services Agreement, dated as of August 11, 1997, pursuant to which Apollo Management has provided management, advisory and other services to the Company in connection with the operation of its business. In consideration for such services, the Company is required to pay Apollo Management a monthly fee in an amount equal to $166,667. The Advisory Services Agreement will terminate upon redemption of all outstanding shares of Junior Preferred Stock with the proceeds of the offering. The Company paid Apollo Management a total of $667,000 during 1997 and $1.5 million during 1998 (through September 30,
1998) under the Advisory Services Agreement.

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

Development Advance

  On January 14, 1997, Coldwell Banker Residential Affiliates, Inc., the predecessor to Coldwell Banker Real Estate Corporation, made a development advance of $20 million to National Realty Trust and Coldwell Banker Residential Brokerage Corporation to assist National Realty Trust and Coldwell Banker Residential Brokerage Corporation in paying operating expenses. The obligations of National Realty Trust and Coldwell Banker Residential Brokerage Corporation to repay the development advance were assumed by the Company in August 1997.

  The advance was replaced on September 1, 1997 with an advance of $18,750,000 which is being amortized over a 40-year period. Under the terms of the advance, 1/480th of the original balance is being forgiven each month so long as the Company is not in material breach of the terms of the Franchise Agreements. In the event that the Company is determined to be in default under a material term of the Franchise Agreements, the entire remaining advance will become immediately due and payable and bear interest at the prime interest rate.

Acquisition of Burnet Financial Group

  On February 17, 1998, NRT acquired Burnet Financial Group, a residential real estate brokerage firm founded by Ralph W. Burnet, who became Senior Vice President--Midwest Region of NRT following the acquisition. In connection with such acquisition, NRT issued to Mr. Burnet notes in an aggregate principal amount of $5,800,000, all of which is currently outstanding.

Acquisition of Coldwall Banker Van Schaak

  In September 1998, NRT acquired Coldwell Banker Van Schaak and Company, a residential real estate brokerage firm then owned by R. Scott Webber. During 1999, Mr. Webber will be entitled, subject to sales associates meeting certain performance targets, to receive additional payments from NRT in connection with such acquisition.

Special Dividend

  The Company has declared a total of $45 million of cash dividends on its Common Stock to Apollo, which will be paid prior to the closing of the offering. See "Dividend Policy."

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

                          DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company currently consists of 50,000,000
shares of Common Stock and 405,000 shares of preferred stock. As of    , 1999,
10,000,000 shares of Common Stock were issued and outstanding, all of which
were held by Apollo, and     shares were reserved for issuance under the Equity
Participation Plan. Prior to the closing of the offering, the Company's
authorized capital stock will be increased to     shares of Common Stock and
    shares of preferred stock. Upon the closing of the offering,     shares
of Common Stock will be issued and outstanding, of which     shares will be
held by Apollo (    if the underwriters' over-allotment option is exercised in
full),     shares will be held by the Company's public stockholders (    if the
underwriters' over-allotment option is exercised in full),     shares will be
reserved for issuance upon conversion of the Convertible Preferred Stock and shares will be reserved for issuance under the Equity Participation Plan.

  The following summary description of the capital stock of the Company is qualified by reference to the Restated Certificate of Incorporation (the "Restated Certificate") and Amended and Restated By-laws (the "Restated By-laws") of the Company, which will become effective prior to the closing of the offering. Forms of the Restated Certificate and Restated By-laws are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

Common Stock

 Voting Rights

  The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of shares of Common Stock are not entitled to cumulate their votes in the election of directors or otherwise. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy, voting together as a single class together with the Convertible Preferred Stock.

 Dividends

  Holders of Common Stock are entitled to receive their pro rata share of any dividends if, as and when declared by the Board of Directors out of funds legally available therefor, subject to any preferential rights of any outstanding preferred stock, including the Senior Preferred Stock, Convertible Preferred Stock and Junior Preferred Stock.

 Other Rights

  On liquidation, dissolution or winding up of the Company, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of Common Stock are entitled to receive their pro rata share of any assets available for distribution to holders of shares of Common Stock after the payment of all debts and other liabilities of the Company. No shares of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock. All the outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected

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

by the rights of holders of shares of any series of Preferred Stock, whether currently outstanding or designated and issued in the future.

Preferred Stock

  Pursuant to the Restated Certificate, the Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each series, it may afford the holders of the preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. An aggregate of 250,101 shares of preferred stock are outstanding in three series: 157,591 shares of Senior Preferred Stock, 24,000 shares of Convertible Preferred Stock and 68,510 shares of Junior Preferred Stock. The Company has agreed to redeem all of the outstanding shares of Junior Preferred Stock with a portion of the proceeds of the offering. See "Use of Proceeds." Accordingly, following the offering, there will be no shares of Junior Preferred Stock outstanding. Although the Company has no present plans to issue any additional shares of preferred stock following the consummation of the offering, the issuance of additional shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal.

 Senior Preferred Stock

  Dividends. Holders of the Senior Preferred Stock are entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends at the rate of 9% per annum on the then current liquidation preference of such preferred stock, payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (or if such date is not a business day, on the next succeeding business day) to holders of record as of the preceding February 1, May 1, August 1 and November 1, respectively. Dividends are payable (1) in cash, to the extent the Company has sufficient available cash in excess of certain prescribed amounts, and (2) by increasing the liquidation preference of the Senior Preferred Stock, to the extent the Company has insufficient available cash. So long as shares of Senior Preferred Stock are outstanding, no dividends (other than a dividend payable solely in junior securities) or other distribution on any Common Stock or capital stock ranking junior to the Senior Preferred Stock shall be declared or paid or set apart, and no Common Stock or any other capital stock of the Company ranking junior to or on parity with the Senior Preferred Stock (other than the Junior Preferred Stock on a Mandatory Redemption Date as defined below) shall be redeemed, purchased or otherwise acquired by the Company or a subsidiary thereof, unless full cumulative dividends on the Senior Preferred Stock have been paid in full.

  Redemption. The Senior Preferred Stock is redeemable at the option of the Company at any time at a redemption price (the "Senior Preferred Redemption Price") equal to the sum of (1) 100% of the then current liquidation preference of the Senior Preferred Stock and (2) all accrued and unpaid dividends through the redemption date. In addition, on August 29, 2004 and each August 29th thereafter until and including August 29, 2008 (each a "Mandatory Partial Redemption Date"), the Company is required to redeem 10% of the total number of shares of Senior Preferred Stock ever issued at a price equal to the Senior Preferred Redemption Price. On August 29, 2009 (the "Mandatory Final Redemption Date"), the Company is required to redeem all remaining outstanding shares of Senior Preferred Stock at a price in cash equal to the Senior Preferred Redemption Price.

  Dissolution, Liquidation, Winding Up. Upon the dissolution, liquidation or winding up of the Company, holders of the Senior Preferred Stock are entitled to be paid out of the assets available for distribution an amount up to the liquidation preference of such preferred stock plus all accrued but unpaid dividends before any payment or distribution shall be made on the Common Stock or capital stock ranking junior to the Senior Preferred Stock.

  Voting Rights. Although the holders of the Senior Preferred Stock generally do not have the right to vote on any matters presented to the Company's stockholders, the affirmative vote or consent of holders of a majority of the shares of the Senior Preferred Stock is required in order for the Company to
(1) authorize, create or issue any securities ranking on a parity with or senior to the Senior Preferred Stock (or any security convertible into such a security), other than the Convertible Preferred Stock, (2) amend or otherwise alter the certificate of incorporation of the Company in a manner that adversely affects the rights of holders of the Senior Preferred Stock, (3) amend, alter, and waive the Senior Preferred Stock's certificate of designations in any manner (other than to cure an ambiguity, defect or inconsistency or to make any change that would provide additional rights or benefits to the holders of the Senior Preferred Stock or that does not adversely affect the rights of such holders), or (4) waive any compliance with the Senior Preferred Stock's certificate of designations. In addition, the consent of each holder of the Senior Preferred Stock is required for certain amendments or waivers of the Company's certificate of incorporation or the Senior Preferred Stock's certificate of designations affecting the rights of holders of the Senior Preferred Stock.

 Convertible Preferred Stock

  Dividends. Holders of the Convertible Preferred Stock are entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends at the rate of 5% per annum on the then current liquidation preference of such preferred stock, payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (or if such date is not a business day, on the next succeeding business day) to holders of record as of the preceding February 1, May 1, August 1 and November 1, respectively. Dividends are payable (1) in cash, to the extent the Company has sufficient available cash in excess of certain prescribed amounts, and (2) by increasing the liquidation preference of the Convertible Preferred Stock, to the extent the Company has insufficient available cash. So long as shares of Convertible Preferred Stock are outstanding, no dividends (other than a dividend payable solely in junior securities) or other distribution on any Common Stock or capital stock ranking junior to the Convertible Preferred Stock shall be declared or paid or set apart, and no Common Stock or any other capital stock of the Company ranking junior to or on parity with the Convertible Preferred Stock (other than the Junior Preferred Stock after a Mandatory Redemption Date as defined below) shall be redeemed, purchased or otherwise acquired by the Company or a subsidiary thereof, unless full cumulative dividends on the Convertible Preferred Stock have been paid in full.

  Redemption. The Convertible Preferred Stock is redeemable at the option of the Company from and after the third anniversary of the closing of the offering (the "Anniversary Date") at a redemption price equal to the sum of all accrued and unpaid dividends through the redemption date, plus (1) 103% of the then current liquidation preference of the Convertible Preferred Stock if the Convertible Preferred Stock is redeemed on or prior to the first anniversary of the Anniversary Date, (2) 102% of the then current liquidation preference of the Convertible Preferred Stock if the Convertible Preferred Stock is redeemed on or prior to the second anniversary of the Anniversary Date, (3) 101% of the then current liquidation preference of the Convertible Preferred Stock if the Convertible Preferred Stock is redeemed on or prior to the third anniversary of the Anniversary Date, or (4) 100% of the then current liquidation preference of the Convertible Preferred Stock if the Convertible Preferred Stock is redeemed after the third anniversary of the Anniversary Date. In addition, on August 29, 2012, the Company is required to redeem all remaining outstanding shares of the Convertible Preferred Stock at a price in cash equal to 100% of the then current liquidation preference of the Convertible Preferred Stock then outstanding.

  Dissolution, Liquidation, Winding Up. Upon the dissolution, liquidation or winding up of the Company, holders of the Convertible Preferred Stock are entitled to be paid out of the assets available for distribution an amount up to the liquidation preference of such preferred stock plus all accrued but unpaid dividends before any payment or distribution shall be made on the Common Stock or capital stock ranking junior to the Convertible Preferred Stock.

  Conversion Rights. Holders of the Convertible Preferred Stock have the right to convert all shares of Convertible Preferred Stock held by them into shares of Common Stock, at any time commencing immediately prior to the closing of the offering. Under the Convertible Preferred Stock's certificate of designations, holders may convert that fraction of the Convertible Preferred Stock then outstanding equal to the aggregate liquidation preference of the Convertible Preferred Stock at the time of issuance divided by the aggregate liquidation preference of the Convertible Preferred Stock at the time of conversion into a
total of    shares of Common Stock. Accordingly, all 24,000 shares of
Convertible Preferred Stock held by Cendant will initially be convertible into
a total of        shares of Common Stock (the "Conversion Rate"), assuming no change in the liquidation preference of the Convertible Preferred Stock prior to the time of conversion and assuming an initial public offering price of $ per share, the mid-point of the expected range of initial public offering price per share.

  Voting Rights. Upon the closing of the offering, each share of Convertible Preferred Stock will vote together with the Common Stock on all matters submitted to a vote of the holders of the Common Stock and generally will be entitled to a number of votes equal to the number of shares of Common Stock into which such share is convertible, based on the Conversion Rate. In addition, the affirmative vote or consent of holders of a majority of the shares of the Convertible Preferred Stock is required in order for the Company to (1) authorize, create or issue any securities ranking on a parity with or senior to the Convertible Preferred Stock (or any security convertible into such a security), other than the Senior Preferred Stock, (2) amend or otherwise alter the certificate of incorporation of the Company in a manner that adversely affects the rights of holders of the Convertible Preferred Stock, (3) amend or otherwise alter the Convertible Preferred Stock's certificate of designations in any manner (other than to cure an ambiguity, defect or inconsistency or to make any change that would provide additional rights or benefits to the holders of the Convertible Preferred Stock or that does not adversely affect the rights of such holders), or (4) waive compliance with any provision of the Convertible Preferred Stock's certificate of designations. The consent of each holder of the Convertible Preferred Stock is also required for certain amendments or waivers of the Company's certificate of incorporation or the Convertible Preferred Stock's certificate of designations affecting the rights of holders of the Convertible Preferred Stock.

 Junior Preferred Stock

  The Company has agreed to redeem all of the outstanding shares of Junior Preferred Stock with a portion of the proceeds of the offering. The aggregate consideration for such redemption will be calculated in accordance with the certificate of designation for the Junior Preferred Stock. See "--Redemption."

  Dividends. Holders of the Junior Preferred Stock are entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends at the rate of 18% per annum on the then current liquidation preference of such preferred stock, payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (or if such date is not a business day, on the next succeeding business day) to holders of record as of the preceding February 1, May 1, August 1 and November 1, respectively. In addition, on each dividend payment date, holders of the Junior Preferred Stock are entitled to an additional dividend in an amount (the "Additional Dividend Amount") equal to 0.1% of the gross commission income of the Company under the COLDWELL BANKER(R) Franchise Agreement for the fiscal quarter ending immediately prior to the applicable dividend payment date divided by the number of shares of Junior Preferred Stock outstanding. Dividends are payable (1) in cash, to the extent the Company has sufficient available cash in excess of certain prescribed amounts, and (2) by increasing the liquidation preference of the Convertible Preferred Stock, to the extent the Company has insufficient available cash. So long as shares of Senior Preferred Stock are outstanding, no dividends (other than a dividend payable solely in junior securities) or other distribution on any Common Stock or capital stock ranking junior to the Senior Preferred Stock shall be declared or paid or set apart, and no Common Stock or any other capital stock of the Company ranking junior to or on parity with the Senior Preferred Stock (other than the Junior Preferred Stock after a mandatory redemption date as described below) shall be redeemed, purchased or otherwise acquired by the Company or a subsidiary thereof, unless cumulative dividends on the Senior Preferred Stock have been paid in full.

  Redemption. The Junior Preferred Stock is redeemable, at the option of the Company, at any time prior to August 29, 2001 (the "Mandatory Redemption Date") at a redemption price equal to the sum of (1) the then current liquidation preference for such subseries, (2) any accrued and unpaid dividends (including the Additional Dividend Amount) through the redemption date, and (3) 18% of the product of (a) the initial liquidation preference for such subseries of Junior Preferred Stock and (b) the number of days from the date of issuance of such subseries to the Mandatory Redemption Date divided by 1460. The Company estimates that the redemption price for all outstanding shares of Junior Preferred Stock will be $84.5 million.

Anti-Takeover Provisions

  The Restated Certificate, the Restated By-laws, the Franchise Agreements and the General Corporation Law of the State of Delaware (the "DGCL") contain certain provisions that could make more difficult the acquisition of control of the Company. The following description is intended as a summary only and is qualified in its entirety by reference to the Restated Certificate, the Restated By-Laws, the Stockholders Agreement and the DGCL.

 Classified Board of Directors; Removal of Directors

  The Restated Certificate provides for the Board of Directors to be divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' initial terms will expire either at the 1999, 2000 or 2001 annual meeting of stockholders. Commencing with the 1999 annual meeting of stockholders, one class of directors will be elected each year for a three-year term. The Company believes that a classified board of directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies as determined by the Board of Directors, since a majority of the directors at any given time will have had prior experience as directors of the Company. The Company believes that this will permit the Board of Directors to represent more effectively the interests of stockholders. With a classified board of directors, at least two annual meetings of stockholders, instead of one, generally will be required to effect a change in a majority of the Board of Directors. In addition, the Company's directors may be removed by the Company's stockholders only for cause.

 Action by Written Consent; Special Meetings of Stockholders

  The Restated Certificate provides that no action required or permitted to be taken by stockholders of the Company may be taken except at a meeting of stockholders. The Restated By-laws provide that special meetings may be called only by (1) the Chairman of the Board, (2) the President or (3) any three directors of the Board of Directors. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders. In addition, the business permitted to be conducted at any special meeting of stockholders is limited to the purpose or purposes specified in the written notice of such meeting. The provisions of the Restated Certificate prohibiting action by written consent without a meeting and the provisions of the Restated By-laws governing the call of and matters to be considered at special meetings may have the effect of delaying consideration of a stockholder proposal until the next annual meeting of stockholders.

 Advance Notice Provisions for Stockholder Nominations and Proposals

  The Restated By-laws will establish advance notice provisions with regard to the nomination of candidates for election as directors, other than by or at the direction of the Board, and the bringing any stockholder proposal before any annual meeting of stockholders. The advance notice provisions provide that business other than that proposed by the Board may be transacted and candidates for director other than those selected by the Board may be nominated at the annual meeting of stockholders only if the Secretary of the Company has received a written notice identifying such business or candidates and providing specified additional information not less than 90 nor more than 120 days before the anniversary of the prior year's annual meeting of stockholders (or if the Board has set a different date for the annual meeting, not less than 90 nor more than 120 days before such other date, provided that if such meeting has been called for a date that is not within 30 days of such anniversary date, then no later than 10 days after the day on which notice of the date of such meeting was mailed or otherwise publicly disclosed). In addition, not more than 10 days after receipt by the sponsoring stockholder of the Secretary's written request, the sponsoring stockholder must provide the Secretary with such additional information as the Secretary may reasonably require.

 Restrictions Imposed by Agreements

  The provisions of the Franchise Agreements contain as an event of default the acquisition by any person or group of beneficial ownership of over 30% of the Common Stock and/or securities convertible into or exercisable for shares of Common Stock. The Company could be required to pay the Franchisors liquidated damages based on the remaining term of the Franchise Agreements (up to 25 years) if the Franchise Agreements are terminated due to a change in control. In addition, the Stockholders Agreement generally prohibits Apollo from transferring beneficial ownership of over 10% of the Common Stock to any person or group or any shares of Common Stock to a person or group if such person or group would acquire thereby beneficial ownership of over 20% of the Common Stock, in each case without Cendant's consent. Under the Stockholders Agreement, Cendant's consent to a proposed transfer may not be unreasonably withheld unless the proposed transferee would acquire 30% or more the Common Stock or securities convertible into or exercisable for Common Stock (in which case Cendant may withhold its consent in its absolute discretion). Reasonable grounds for withholding consent include if Cendant withhold its consent if it believes in good faith, in its sole discretion, that the proposed transferee may be acquiring such securities with the purpose of acquiring, changing or influencing control of the Company (or facilitating any such acquisition, change or influence of control). In addition, the terms of the Company's bank credit facility provide that a change in control of the Company will constitute an event of default under its terms. Such provisions may render an unsolicited takeover of the Company more difficult or less likely to occur or might prevent such a takeover. See "Certain Transactions--Franchise Agreements," "-- Stockholders Agreement" and "Description of Certain Indebtedness."

 Delaware Business Combination Statute

  Section 203 of the DGCL imposes a three-year moratorium on business combinations between a Delaware corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of a corporation's outstanding voting stock) or an affiliate or associate thereof unless (1) prior to an interested stockholder becoming an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming an interested stockholder; (2) upon consummation of the transaction resulting in an interested stockholder becoming an interested stockholder, the interested stockholder owns 85% of the voting stock outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by directors who are also officers and certain employee stock plans); or (3) on or after an interested stockholder becomes an interested stockholder, the business combination is approved by (a) the board of directors or (b) holders of at least 66 2/3% of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders. Section 203 of the DGCL applies to any corporation incorporated in the State of Delaware unless the corporation expressly elects not be governed by such legislation. The Company has not made such an election and is therefore subject to Section 203 of the DGCL.

Limitations on Directors' Liability

  The Restated Certificate provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intention misconduct or a knowing violation of law, (3) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (4) for any transaction from which the director derived an improper personal benefit. The effect of those provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws.

Listing

  The Company intends to apply to list the Common Stock on the New York Stock Exchange under the symbol "NRS."

Transfer Agent And Registrar

  The transfer agent and registrar for the Common Stock is    .

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  On January 7, 1999, the Company entered into a $50,000,000 credit facility (the "Credit Facility"), guaranteed by certain of the Company's subsidiaries. The following is a summary of the material terms and conditions of the Credit Facility.

  The Credit Facility consists of a revolving credit facility of up to $50,000,000, which will be available to the Company until May 29, 2001. Advances may be used for the general working capital needs of the Company in the ordinary course of business and for certain permitted acquisitions.

  At the option of the Company, each individual borrowing under the Credit Facility may be designated and maintained as either a base rate loan or a Eurodollar loan. Interest accrues on base rate loans at a rate equal to 0.75% plus the higher of (i) 1/2 of 1% in excess of the federal funds rate, and (ii) the prime lending rate. Interest accrues on Eurodollar loans at a rate equal to 0.75% plus the British Bankers' Association interest settlement rate (or if not available, by reference to the London interbank market rate).

  The Company's obligations arising under the Credit Facility are secured by a pledge of the capital stock of certain of the Company's subsidiaries and are guaranteed by certain of the Company's subsidiaries, which guarantees are secured by a pledge of the capital stock of certain of the guarantor's subsidiaries.

  Under the terms of the Credit Facility, the Company must make certain mandatory prepayments following the receipt of funds from specified events. These events include certain asset dispositions, certain permitted incurrences of additional debt or issuances of additional preferred stock, or instances where the Company receives funds due to the destruction, damage, theft, condemnation or taking of its property or assets.

  The Credit Facility contains a number of covenants, including covenants with respect to the Company and its subsidiaries, including among others, limitations on changes in lines of business, acquisitions, consolidations, mergers, asset dispositions, liquidations, dissolutions, liens, indebtedness, investments, loans and advances, payment of dividends, voluntary payments and modifications of other debt instruments and issuances of additional capital stock. The Company is also required to maintain compliance with certain financial performance covenants, including covenants containing a maximum total leverage ratio and a minimum interest coverage ratio.

  Events of default under the Credit Facility include nonpayment of principal when due, nonpayment of interest or fees following a grace period, material inaccuracy of representations and warranties, failure to comply with covenants, default under certain other agreements, bankruptcy events, certain ERISA events, certain judgments against the Company or its subsidiaries, the termination of or payment of certain liquidated damages under the Franchise Agreements and a change in control of the Company (defined to include the acquisition by any person, other than Cendant and Apollo and certain affiliates thereof (as a group), of 25% or more of the voting and/or economic interest in the Company's capital stock on a fully-diluted basis).

  In addition to the Credit Facility, in connection with the Company's acquisition of Hunneman Real Estate Corporation, the Company assumed a line of credit, of which $22.8 million was outstanding at December 31, 1998. Such line is restricted to provide funding for the Company's mortgage loan originations, pursuant to which the Company finances mortgage loans. The Company draws from the line of credit up to 98% of the mortgage loan amount, then sells such mortgage loans to third parties. Upon the sale, the Company pays off the amount drawn, typically within 90 days of the draw.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Immediately after the closing of the offering, the Company will have
shares of Common Stock issued and outstanding, and    shares of Common Stock
issuable upon the conversion of the Convertible Preferred Stock and the exercise of outstanding options. All of the shares of Common Stock to be sold in the offering will be freely tradeable without restrictions or further registration under the Securities Act, except that shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144) will be subject to the resale limitations of Rule 144.

  In general, under Rule 144, as currently in effect, (1) a person (or persons whose shares are required to be aggregated) who owns shares of Common Stock which have been held for at least one year since such shares were sold by the Company or by an affiliate of the Company in a transaction or chain of transactions not involving a public offering ("restricted securities") or (2) an affiliate of the Company who holds shares of Common Stock that are not restricted securities, may sell, within any three-month period, no more than 1% of the Company's Common Stock then outstanding or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which the required notice of such sale was filed, whichever is greater. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about the Company. Affiliates of the Company must comply with the requirements of Rule 144, including the one-year holding period requirement, to sell shares of Common Stock that are restricted securities. Furthermore, if a period of at least two years has elapsed from the date restricted securities were acquired from the Company or an affiliate of the Company, a holder of such restricted securities who is not an affiliate of the Company at the time of the sale and has not been an affiliate of the Company at any time during the three months prior to such sale would be entitled to sell such shares without regard to the volume limitation and other conditions described above.

  Each of the Company, its executive officers and directors, Apollo and Cendant has agreed, subject to certain exceptions, not to offer, sell or otherwise dispose of any shares of Common Stock, other than in the offering, or any security convertible into or exchangeable or exercisable for shares of Common Stock, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation on behalf of the underwriters for a period of 180 days after the date of this prospectus. See "Underwriting." In addition, transfers of shares of Common Stock by Apollo and Cendant are also restricted by the provisions of the Stockholders Agreement. See "Certain Transactions-- Stockholders Agreement."

  Prior to the offering, there has been no public market for Common Stock. Although the Company can make no prediction as to the effect, if any, that sales of shares of Common Stock by Apollo or Cendant would have on the market price prevailing from time to time, sales of substantial amounts of Common Stock or the availability of such shares for sale could adversely affect prevailing market prices. See "Risk Factors--Shares Eligible for Future Sale by Apollo and/or Cendant."

                       CERTAIN UNITED STATES FEDERAL TAX
                  CONSIDERATIONS RELATING TO NON-U.S. HOLDERS

  The following is a general discussion of certain United States federal income and estate tax considerations with respect to the ownership and disposition of Common Stock applicable to Non-U.S. Holders (as defined below) who hold the Common Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. In general, a "Non-U.S. Holder" is any holder other than
(1) a citizen or resident of the United States, (2) a corporation created or organized in the United States or under the laws of the United States or of any state, (3) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. This discussion is based on current law, which is subject to change (possibly with retroactive effect), and is for general information only. This discussion does not address aspects of United States federal taxation other than income and estate taxation and does not address all aspects of income and estate taxation or any aspects of state, local or non-United States taxes, nor does it consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder. In addition, persons that hold the Common Stock through "hybrid entities" may be subject to special rules and may not be entitled to the benefits of a U.S. income tax treaty. Accordingly, prospective investors are urged to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax considerations of holding and disposing of shares of Common Stock.

  For purposes of the discussion below, dividends and gain on the sale, exchange or other disposition of Common Stock will be considered to be "U.S. trade or business income" if such income or gain is (1) effectively connected with the conduct of a U.S. trade or business or (2) in the case of a treaty country resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

 Dividends

  In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or a lower rate prescribed by an applicable income tax treaty) of the gross amount unless the dividends are effectively connected to a U.S. trade or business income. Dividends that are U.S. trade or business income generally will not be subject to United States withholding tax if the Non-U.S. Holder files certain forms, including Internal Revenue Service Form 4224, with the payor of the dividend, but rather will be subject to United States federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). To determine the applicability of a tax treaty providing for a lower rate of withholding under the currently effective United States Treasury Department regulations (the "Current Regulations"), dividends paid to an address in a foreign country are presumed to be paid to a resident of that country absent knowledge to the contrary.

  Under United States Treasury Department regulations issued on October 6, 1997 (the "Final Regulations") generally effective for payments made after December 31, 1998, a Non-U.S. Holder (including in certain cases of Non-U.S. Holders that are fiscally transparent entities, the owner or owners of such entity) will be required to provide to the payor certain documentation that such Non-U.S. Holder (or the owner or owners of such fiscally transparent entities) is a foreign person in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty. In addition, if the Common Stock ceases to be actively traded, then a Non-U.S. Holder claiming the benefits of a treaty may also be required to provide a U.S. taxpayer identification number, a certificate of residence in the foreign country (or other acceptable proof of such residence). Under the Final Regulations, persons claiming that dividends are U.S. trade or business income will generally be required to provide a Form W-8, including a taxpayer identification number, certifying that the income is U.S. trade or business income.

 Gain on Sale or Other Disposition of Common Stock

  In general, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of such holder's shares of Common Stock unless (1) the gain is U.S. trade or business income; (2) the Non-U.S. Holder is an individual who holds shares of Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition, and certain other tests are met; (3) the Non-U.S. Holder is subject to tax pursuant to the provisions of the U.S. tax law applicable to former citizens and residents of the United States; or
(4) the Company is or has been a United States real property holding corporation (a "USRPHC") for United States federal income tax purposes (which the Company does not believe that it is or is likely to become) at any time within the shorter of the five year period preceding such disposition or such Non-U.S. Holder's holding period. If the Company were or were to become a USRPHC at any time during this period, gains realized upon a disposition of Common Stock by a Non-U.S. Holder which did not directly or indirectly own more than 5% of the Common Stock during this period generally would not be subject to United States federal income tax, provided that the Common Stock was regularly traded on an established securities market.

 Estate Tax

  Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise, and therefore may be subject to United States federal estate tax.

 Backup Withholding, Information Reporting and Other Reporting Requirements

  The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

  Under the Current Regulations, United States backup withholding tax (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting requirements (other than those discussed above under "--Dividends") generally will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States. Backup withholding and information reporting generally will apply, however, to dividends paid on shares of Common Stock to a Non-U.S. Holder at an address in the United States, if such holder fails to establish an exemption or to provide certain other information to the payor.

  Under the Current Regulations, the payment of proceeds from the disposition of Common Stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the beneficial owner, under penalties of perjury certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption. The payment of proceeds from the disposition of Common Stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting except as noted below. In the case of proceeds from a disposition of Common Stock paid to or through a non-U.S. office of a broker that is (1) a United States person, (2) a "controlled foreign corporation" for United States federal income tax purposes, or (3) a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder (and the broker has no actual knowledge to the contrary).

  Under the Final Regulations, the payment of dividends or the payment of proceeds from the disposition of Common Stock to a Non-U.S. Holder may be subject to information reporting and backup withholding unless such recipient provides to the payor certain documentation as to its status as a Non-U.S. Holder or otherwise establishes an exemption.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

                                  UNDERWRITING

  Subject to the terms and conditions contained in the Underwriting Agreement,
dated as of     , 1999 (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), who are represented by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated (the "Representatives"), have severally agreed to purchase from the Company and Apollo the respective number of shares of Common Stock set forth opposite their names below.

                                                                       Number of
                                                                        Shares
                                                                       ---------
   Donaldson, Lufkin & Jenrette Securities Corporation................
   Bear, Stearns & Co. Inc............................................
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..............................................
   Morgan Stanley & Co. Incorporated..................................
                                                                         ----
     Total............................................................
                                                                         ====

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The offering price and underwriting discounts and commissions per share for shares of Common Stock offered by the Company, Apollo and Cendant (with respect to the Underwriters' over-allotment option discussed below) are identical.

  The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to certain dealers (including the
Underwriters) at such price, less a concession not in excess of $    per share.
The Underwriters may allow, and such dealers may re-allow, to certain other
dealers a concession not in excess of $    per share. After the initial
offering of Common Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Apollo and Cendant have granted to the Underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to
time, in whole or in part, up to a total of    additional shares of Common
Stock at the initial public offering price less underwriting discounts and commissions. Such option may be exercised at any time until 30 days after the date of this prospectus. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage of the initial underwriting commitment as indicated in the preceding table. Upon any such exercise, the shares of Common Stock subject to the Underwriters' over-allotment option will be sold by Apollo and Cendant in the following manner:
(1) shares in an aggregate amount equal to 10% of the shares sold by Apollo in the offering not including the over-allotment option will be sold by Cendant; and (2) after giving effect to such sales by Cendant, 10% of any over-allotment shares sold in excess of clause (1) pursuant to the option will be sold by Cendant and the other 90% by Apollo.

  The Company, Apollo and Cendant have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  Each of the Company, its executive officers and directors, Apollo and Cendant has agreed not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (1) or (2) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this prospectus without the prior written consent of DLJ, except for (1) the grant of stock options, restricted stock or other awards pursuant to the Company's 1997 Equity Participation Plan, (2) the issuance of shares of Common Stock upon the exercise of an option or warrant or the conversion of convertible securities, (3) the issuance of shares of Common Stock by the Company in connection with acquisitions, (4) transfers by Apollo and Cendant to and among their affiliates, and (5) the transfer of securities by directors and officers of the Company to members of their immediate families, to trusts and estates or as gifts; provided in the case of (4) and
(5) above that the acquiring entity or transferee agree in writing to be bound by such transfer restrictions. In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers and directors and the Selling Stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without DLJ's prior written consent.

  Prior to the offering, there has been no established trading market for the Common Stock. The initial public offering price for the shares of Common Stock offered hereby will be determined by negotiation among the Company, Apollo and Cendant and the Representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company and the general condition of securities markets at the time of the offering.

  The Company intends to apply to have the Common Stock listed on the New York Stock Exchange under the symbol "NRS." In order to meet the requirements for listing the Common Stock on the New York Stock Exchange, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

  Other than the United States, no action has been taken in any jurisdiction by the Company, Apollo, Cendant or the Underwriters that would permit a public offering of the Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or solicitation is unlawful.

  In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a syndicate short position. In addition, the Underwriters may bid for and purchase shares of Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Common Stock. The underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise or if DLJ receives a report that indicates the clients of such syndicate members have "flipped" the Common Stock. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  Of the shares offered hereby,     shares have been reserved for sale to
certain employees of the Company and certain of its subsidiaries, certain clients and certain other persons designated by the Company ("Eligible Participants"), in each case to the extent permitted by applicable law. The price per share of the shares to be sold to Eligible Participants will be the same as the price to the public in the offering. The maximum investment of any Eligible Participant may be limited by the Company in its sole discretion. This program is being administered by DLJ and, where required by applicable law, a locally licensed or authorized broker-dealer. It is currently anticipated that
the number of shares to be sold under this program will not exceed    % of the
number of shares of Common Stock offered in connection with the offering.

  The Representatives from time to time perform investment banking and other financial services for the Company and its affiliates for which they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses of the nature and in amounts customary in the industry for such services. Michael L. Tarnopol, a member of the Company's Board of Directors, is Vice Chairman, a Senior Managing Director and Chairman of the Investment Banking Division of Bear, Stearns & Co. Inc. ("Bear Stearns"), which is acting as an Underwriter in the offering.

  Bear Stearns, a member of the National Association of Securities Dealers, Inc. (the "NASD"), owns a 49% non-voting equity participation interest in Apollo's investment in the Company. Due to the fact that over 10% of the net proceeds of the offering will be paid to Bear Stearns, under Rule 2710(c)(8) of the Rules of Conduct of the NASD, the price at which the shares of Common Stock are to be distributed to the public must be no higher than the price recommended by a qualified independent underwriter ("QIU"). In accordance with this requirement, DLJ has assumed the responsibilities of acting as QIU and will recommend a price in compliance with the requirements of Rule 2720. In connection with the offering, DLJ has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the Registration Statement of which this prospectus forms a part. As compensation for the services of DLJ as QIU, the Company has agreed to pay DLJ $5,000.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

  The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

Representations of Purchaser

  Confirmations of the acceptance of offers to purchase shares of Common Stock will be sent to Canadian residents to whom this prospectus has been sent and who have not withdrawn their offers to purchase prior to the issuance of such confirmation. Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable Canadian provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws,
(2) where required by law, such purchaser is purchasing as principal and not as agent, (3) such purchaser has reviewed the text above under "--Resale Restrictions", (4) if such purchaser is located in Manitoba, such purchaser is not an individual and is purchasing for investment only and not with a view to resale or distribution, (5) if such purchaser is located in Ontario, a dealer registered as an international dealer in Ontario may sell shares of Common Stock to such purchaser, and (6) if such purchaser is located in Quebec, such purchaser is a "sophisticated purchaser" within the meaning of Section 43 of the Securities Act (Quebec).

Taxation

  Canadian residents should consult their own legal and tax advisers with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian legislation.

Enforcement of Legal Rights

  The Company has been organized under the laws of the State of Delaware. All of the directors and officers of the Company reside outside Canada and substantially all of the assets of the Company are located outside Canada. As a result, it may not be possible for Canadian investors to effect service of process within Canada upon the Company or to enforce against the Company in Canada judgments obtained in Canadian courts that are predicated upon the contractual rights of action, if any, granted to certain purchasers by the Company. It may also not be possible for investors to enforce against the Company in the United States judgments obtained in Canadian courts.

  Furthermore, although the requirement for an issuer to provide to certain purchasers the contractual right of action for damages and/or rescission described below is consistent with contractual considerations associated with a private placement which constitutes a primary distribution of the issuer's securities by the issuer, an investor may not be able to enforce a contractual right of action for rescission against the issuer where the offer or sale of the issuer's securities is a secondary distribution being made by a third party.

Notice to Ontario Residents

  The Common Stock offered hereby is being issued by a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Section 32 of the Regulation under the Securities Act (Ontario).

  As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

  All the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or persons outside of Canada.

Notice to Nova Scotia Residents

  The Securities Act (Nova Scotia) provides that where a Canadian offering document, together with any amendments thereto, contains an untrue statement of material fact or omits to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made (such untrue statement or omission herein called a "misrepresentation"), a purchaser who was delivered such offering document and who purchases such securities shall be deemed to have relied on such misrepresentation if it was a misrepresentation at the time of purchase and has a right of action for damages against the seller of the securities or he may elect to exercise the right of rescission against the seller, in which case he shall have no right of action for damages against the seller, provided that:

    (1) The seller will not be liable if the seller proves that the purchaser purchased the securities with knowledge of the misrepresentation;

    (2) In an action for damages, the seller will not be liable for all or any portion of such damages that the seller proves do not represent the depreciation in value of the security as a result of the misrepresentation relied upon;

    (3) In no case shall the amount recoverable pursuant to the right of action exceed the price of which the securities were offered; and

    (4) The action for rescission or damage conferred by the Securities Act (Nova Scotia) is in addition to and without derogation from any other rights the purchaser may have at law;

but no action to enforce these rights may be commenced more than 120 days after the date on which payment is made for the securities or after the date on which the initial payment for the securities is made where a payment subsequent to the initial payment is made pursuant to a contractual commitment assumed prior to, or concurrently with, the initial payment.

Notice to Saskatchewan Residents

  The Securities Act (Saskatchewan) provides that in the event an offering memorandum, together with any amendment thereto, or any advertising or sales literature (as such terms are defined in the Securities Act (Saskatchewan)) used in connection with an offering contains a misrepresentation (as defined in the Securities Act (Saskatchewan)) that was a misrepresentation at the time of purchase, purchasers of securities will be deemed to have relied upon such misrepresentation and will have a statutory right of action pursuant to the Securities Act (Saskatchewan) for damages against the issuer and the seller of the securities, or alternatively may elect to exercise a right of rescission against the issuer or the seller, provided that:

    (1) no person or company is liable where the person or company proves that the purchaser purchased the securities with knowledge of the misrepresentation;

    (2) no person or company, other than the issuer or selling security holder, is liable unless that person or company: (i) failed to conduct a reasonable investigation sufficient to provide reasonable grounds for a belief that there had been no misrepresentation; or (ii) believed there had been a misrepresentation; and

    (3) in an action for damages, the defendant is not liable for all or any portion of such damages that it proves does not represent the depreciation in value of the securities as a result of the misrepresentation relied upon, but no action to enforce these rights may be commenced:

    (1) in the case of rescission, more than 180 days after the date of the transaction that gave rise to the cause of action; and

    (2) in the case of any other action, other than an action for rescission, more than the earlier of

      (a) 180 days after the purchaser first had knowledge of the facts giving rise to the cause of action, or

      (b) three years after the date of the transaction that gave rise to the cause of action.

Language of Documents

  All Canadian purchasers of shares of Common Stock acknowledge that all documents evidencing or relating in any way to the sale of such shares will be drawn in the English language only.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with the sale of shares of Common Stock in the offering will be passed upon for the Underwriters by Milbank, Tweed, Hadley & McCloy, New York, New York. Certain legal matters in connection with the sale of shares by Apollo in the offering will be passed upon by Latham & Watkins. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, currently represents and may continue to represent Cendant, Apollo, the Underwriters and certain of their respective affiliates in connection with certain legal matters. Milbank, Tweed, Hadley & McCloy has from time to time represented and may continue to represent Apollo in connection with certain legal matters.

                                    EXPERTS

  The consolidated financial statements of (1) Coldwell Banker Residential Brokerage Corporation for the year ended December 31, 1995 and the period from January 1, 1996 to May 31, 1996, (2) National Realty Trust and subsidiaries as of December 31, 1996 and for the period from June 1, 1996 to December 31, 1996, and the period from January 1, 1997 to August 31, 1997, and (3) NRT Incorporated and subsidiaries as of December 31, 1997 and for the four months then ended, each included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein (which reports express an unqualified opinion and include an explanatory paragraph referring to the preparation of the financial statements of Coldwell Banker Residential Brokerage Corporation), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of Jon Douglas Real Estate Services Group, Inc. for the nine months ended September 30, 1997, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The combined financial statements of Jon Douglas Company, San Vicente Escrow Company, Equity Title Company, Douglas Referral Associates, and Jon Douglas Financial for the period January 1, 1995 through November 14, 1995, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of Jon Douglas Real Estate Services Group, Inc. for the period from November 15, 1995 through December 31, 1995 and the year ended December 31, 1996, included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the report of said firm and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Cornish & Carey Residential, Inc. for the years ended December 31, 1995 and 1996, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The combined financial statements of Contempo Realty, Inc., Contempo Relocation, Inc. and the Blossom Valley, Morgan Hill and Bascom general partnerships for each of the three years in the period ended December 31, 1996, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Barbara Sue Seal Properties for the year ended December 31, 1996, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (as amended from time to time and together with all exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock to be sold in the offering. This prospectus constitutes a part of the Registration Statement and does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the content of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement. The Registration Statement, and the reports and other information to be filed by the Company with the Commission following the offering in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Commission's website, http://www.sec.gov, and from the Public Reference Room of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Investors may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

  Upon completion of the offering, the Company will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the addresses set forth above. The Company intends to furnish to its stockholders with annual reports containing audited consolidated financial statements, including an opinion thereon expressed by the Company's independent public accountants.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Consolidated Financial Statements of NRT Incorporated and Subsidiaries
  Independent Auditors' Report............................................  F-3
  Consolidated Balance Sheets as of December 31, 1996 and 1997 and
   September 30, 1998 (unaudited).........................................  F-4
  Consolidated Statements of Operations for the years ended December 31,
   1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998 (unaudited)...................................................  F-5
  Consolidated Statements of Trust and Stockholders' Equity (Deficit) for
   the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1998 (unaudited)............................  F-6
  Consolidated Statements of Cash Flows for the years ended December 31,
   1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998 (unaudited)...................................................  F-7
  Notes to Consolidated Financial Statements..............................  F-8
Consolidated Financial Statements of Jon Douglas Real Estate Services
 Group, Inc. and Subsidiaries
  Independent Auditors' Reports........................................... F-25
  Consolidated Statements of Operations for the years ended December 31,
   1995 and 1996 and the nine months ended September 30, 1997............. F-28
  Consolidated Statements of Shareholders' Deficit for the years ended
   December 31, 1995 and 1996 and the nine months ended September 30,
   1997................................................................... F-29
  Consolidated Statements of Cash Flows for the years ended December 31,
   1995 and 1996 and the nine months ended September 30, 1997............. F-30
  Notes to Consolidated Financial Statements.............................. F-31
Financial Statements of Cornish & Carey Residential, Inc.
  Independent Auditors' Report............................................ F-37
  Statements of Operations for the years ended December 31, 1995 and 1996 and the period
   January 1, 1997 to June 30, 1997 (unaudited)........................... F-38
  Statements of Shareholders' Equity for the years ended December 31, 1995 and 1996 and the period January 1, 1997 to June 30, 1997 (unaudited)... F-39
  Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the period January 1, 1997 to June 30, 1997 (unaudited)............ F-40
  Notes to Financial Statements........................................... F-41
Combined Financial Statements of Contempo Realty, Inc. and Affiliates
  Independent Auditors' Report............................................ F-45
  Combined Statements of Operations for the years ended December 31, 1994,
   1995 and 1996.......................................................... F-46
  Combined Statements of Owners' Equity for the years ended December 31,
   1994, 1995 and 1996.................................................... F-47
  Combined Statements of Cash Flows for the years ended December 31, 1994,
   1995, and 1996......................................................... F-48
  Notes to Combined Financial Operations.................................. F-49

Financial Statements of Barbara Sue Seal Properties
  Independent Auditors' Report............................................ F-51
  Statement of Operations and Retained Earnings for the year ended
   December 31, 1996 and the nine months ended September 30, 1996 and 1997
   (unaudited)............................................................ F-52
  Statement of Cash Flows for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997 (unaudited).............. F-53
  Notes to Financial Statements........................................... F-54

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
NRT Incorporated:

  We have audited the accompanying consolidated balance sheet of NRT Incorporated and subsidiaries (the "Company") as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the four months then ended, the consolidated balance sheet of National Realty Trust and subsidiaries (the "Predecessor Trust") as of December 31, 1996 and the related consolidated statements of operations, trust equity and cash flows for the period from June 1, 1996 to December 31, 1996, and the period from January 1, 1997 to August 31, 1997, and the consolidated statements of operations, stockholders' equity (deficit) and cash flows of Coldwell Banker Residential Brokerage Corporation and subsidiaries ("Predecessor CB Residential") for the year ended December 31, 1995 and the period from January 1, 1996 to May 31, 1996. These financial statements are the responsibility of management of the Company, the Predecessor Trust and Predecessor CB Residential. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997 and the results of its operations and its cash flows for the four months then ended in conformity with generally accepted accounting principles. Further, in our opinion, the Predecessor Trust consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor Trust and subsidiaries at December 31, 1996, and the results of operations and cash flows of Predecessor Trust and its subsidiaries for the periods from June 1, 1996 to December 31, 1996 and from January 1, 1997 to August 31, 1997 in conformity with generally accepted accounting principles. Finally, the Predecessor CB Residential consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Predecessor CB Residential and its subsidiaries for the year ended December 31, 1995 and the period from January 1, 1996 to May 31, 1996, in conformity with generally accepted accounting principles.

  As more fully described in Note 1, Coldwell Banker Residential Brokerage Corporation was part of the Coldwell Banker companies and had no separate legal status or existence for the year ended December 31, 1995 or the period from January 1, 1996 to May 31, 1996. Predecessor CB Residential had various transactions with other Coldwell Banker entities that were material in amount. The financial statements of Predecessor CB Residential have been prepared from the separate records maintained by Coldwell Banker, and may not necessarily be indicative of the conditions that would have existed if Predecessor CB Residential had operated as an independent entity.

Deloitte & Touche LLP
Costa Mesa, California
July 9, 1998

                       NRT INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                        Predecessor
                                                                        ------------
                                                                                                                  Pro Forma
                                                                          National                              September 30,
                                                                        Realty Trust              September 30,     1998
                                                                        December 31, December 31,     1998       (unaudited)
                                                                            1996         1997      (unaudited)    (Note 17)
                                                                        ------------ ------------ ------------- -------------
                                ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.............................................   $11,087      $165,360     $ 64,045      $ 19,045
 Restricted cash.......................................................    11,291        40,316       68,157        68,157
 Commissions and accounts receivable, net..............................    12,499        15,521       50,875        50,875
 Deferred income taxes.................................................       --         26,587       24,634        24,634
 Prepaid expenses and other current assets.............................     4,467         8,451        9,471         9,471
                                                                          -------      --------     --------      --------
  Total current assets.................................................    39,344       256,235      217,182       172,182
PROPERTY AND EQUIPMENT, net............................................    22,854        51,545       81,858        81,858
GOODWILL AND OTHER INTANGIBLES, net....................................     8,017        97,643      159,514       159,514
DEFERRED INCOME TAXES..................................................       --          8,869        8,392         8,392
OTHER ASSETS...........................................................     1,081         2,379        3,472         3,472
                                                                          -------      --------     --------      --------
                                                                          $71,296      $416,671     $470,418      $425,418
                                                                          =======      ========     ========      ========
            LIABILITIES AND TRUST AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
 Accounts payable and accrued expenses.................................   $39,335      $111,804     $127,164      $127,164
 Franchise fees payable................................................     3,618         7,821       11,238        11,238
 Accrued salaries and benefits.........................................    11,904        13,470       22,017        22,017
 Restricted cash bank loans............................................    11,291        40,316       68,157        68,157
 Notes payable, current portion........................................     2,341        10,296       11,238        11,238
 Dividends payable.....................................................       --          4,829        4,994         4,994
                                                                          -------      --------     --------      --------
  Total current liabilities............................................    68,489       188,536      244,808       244,808
NOTES PAYABLE, long-term portion.......................................     1,152         4,844       13,753        13,753
OTHER LIABILITIES......................................................     3,040        19,665       19,605        19,605
REDEEMABLE PREFERRED STOCK:
 9.00% Series A Cumulative Senior, at redemption value of $1 per
  share................................................................       --        157,591      157,591       157,591
 5.00% Series B Cumulative Convertible, at redemption value of $1 per
  share................................................................       --         24,000       24,000        24,000
 18.00% Series C Cumulative Junior, net, redemption value of $80,822...       --         56,267       61,284        61,284
                                                                          -------      --------     --------      --------
  Total redeemable preferred stock.....................................       --        237,858      242,875       242,875
                                                                          -------      --------     --------      --------
COMMITMENTS AND CONTINGENCIES
TRUST AND STOCKHOLDERS' DEFICIT:
 Common stock, $.01 par value; 50,000,000 shares authorized; 10,000,000 shares issued and outstanding at December 31, 1997 and September 30,
  1998 (unaudited)                                                            --            100          100           100
 Additional paid-in capital............................................       --          7,911          --            --
 Accumulated deficit...................................................       --        (42,243)     (50,723)      (95,723)
 Trust deficit.........................................................    (1,385)          --           --            --
                                                                          -------      --------     --------      --------
  Total trust and stockholders' deficit................................    (1,385)      (34,232)     (50,623)      (95,623)
                                                                          -------      --------     --------      --------
                                                                          $71,296      $416,671     $470,418      $425,418
--------------------------------------------------
                                                                          =======      ========     ========      ========

      See independent auditors' report and notes to consolidated financial statements.

                       NRT INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                           Predecessors
                          -----------------------------------------------
                              Coldwell Banker
                           Residential Brokerage   National Realty Trust
                          ----------------------- -----------------------
                                       January 1,   June 1,    January 1, September 1,   One month    Nine months
                              Year        1996        1996        1997        1997         ended         ended
                             ended         to          to          to          to      September 30, September 30,
                          December 31,  May 31,   December 31, August 31, December 31,     1997          1998
                              1995        1996        1996        1997        1997      (unaudited)   (unaudited)
                          ------------ ---------- ------------ ---------- ------------ ------------- -------------
REVENUES:
 Real estate
  commissions...........    $540,302    $228,005    $400,076    $570,150    $446,134     $100,592     $1,488,932
 Other revenues.........      16,042       7,810      12,101      14,636      17,380        2,428         77,017
                            --------    --------    --------    --------    --------     --------     ----------
  Total revenues........     556,344     235,815     412,177     584,786     463,514      103,020      1,565,949
                            --------    --------    --------    --------    --------     --------     ----------
EXPENSES:
 Commissions and
  royalties.............     333,869     141,404     276,364     393,235     330,169       73,346      1,091,039
 Salaries and benefits..      69,963      30,467      44,953      65,802      47,231        9,929        175,114
 Business promotion and
  advertising...........      36,645      16,983      23,358      32,521      22,072        6,396         63,341
 Building and equipment
  expenses..............      48,380      20,708      24,546      34,736      24,471        5,036         86,590
 Amortization of
  goodwill .............         532         482         104       1,162         637          160          3,220
 Other operating
  expenses..............      57,025      25,374      27,005      35,804      31,011        5,389         81,116
 Acquisition related
  costs.................       4,240          26      22,188      10,735      78,462       32,264         48,225
                            --------    --------    --------    --------    --------     --------     ----------
  Total expenses........     550,654     235,444     418,518     573,995     534,053      132,520      1,548,645
                            --------    --------    --------    --------    --------     --------     ----------
OPERATING INCOME
 (LOSS).................       5,690         371      (6,341)     10,791     (70,539)     (29,500)        17,304
 Interest expense, net..        (137)         11          44         117      (2,843)        (757)       (2,068)
                            --------    --------    --------    --------    --------     --------     ----------
 INCOME (LOSS) BEFORE
  INCOME TAX PROVISION
  (BENEFIT).............       5,827         360      (6,385)     10,674     (67,696)     (28,743)        19,372
PROVISION (BENEFIT) FOR
 INCOME TAXES...........       2,459         156         --        4,432     (25,453)     (11,656)         8,444
                            --------    --------    --------    --------    --------     --------     ----------
NET INCOME (LOSS).......    $  3,368    $    204    $ (6,385)   $  6,242    $(42,243)    $(17,087)    $   10,928
                            ========    ========    ========    ========    ========     ========     ==========


      See independent auditors' report and notes to consolidated financial statements.

                       NRT INCORPORATED AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF TRUST AND STOCKHOLDERS' EQUITY (DEFICIT)

                                 (in thousands)

                                                                       Total
                                                                     trust and
                                    Additional Accumulated         stockholders'
                             Common  paid-in     equity    Trust      equity
                             stock   capital    (deficit)  equity    (deficit)
                             ------ ---------- ----------- ------  -------------
Predecessor: Coldwell
 Banker Residential Real
 Estate
BALANCE, December 31,
 1994......................   $487   $20,973    $   (182)  $  --     $ 21,278
 Net income................    --        --        3,368      --        3,368
                              ----   -------    --------   ------    --------
BALANCE, December 31,
 1995......................    487    20,973       3,186      --       24,646
 Net loss..................    --        --          204      --          204
                              ----   -------    --------   ------    --------
BALANCE, May 31, 1996......   $487   $20,973    $  3,390   $  --     $ 24,850
                              ====   =======    ========   ======    ========
Predecessor: National
 Realty Trust
BALANCE, June 1, 1996......   $--    $   --     $    --    $  --     $    --
 Trust formation...........    --        --          --     5,000       5,000
 Net loss..................    --        --          --    (6,385)     (6,385)
                              ----   -------    --------   ------    --------
BALANCE, December 31,
 1996......................    --        --          --    (1,385)     (1,385)
 Net income................    --        --          --     6,242       6,242
                              ----   -------    --------   ------    --------
BALANCE, August 31, 1997...   $--    $   --     $    --    $4,857    $  4,857
                              ====   =======    ========   ======    ========
NRT Incorporated
BALANCE, September 1,
 1997......................   $--    $   --     $    --    $  --     $    --
 Capital contribution......    100    19,900         --       --       20,000
 Net loss..................    --        --      (42,243)     --      (42,243)
 Accretion of Series C
  preferred stock discount
  and redemption...........    --     (2,257)        --       --       (2,257)
 Dividends on preferred
  stock....................    --     (9,732)        --       --       (9,732)
                              ----   -------    --------   ------    --------
BALANCE, December 31,
 1997......................    100     7,911     (42,243)     --      (34,232)
 Net income (unaudited)....    --        --       10,928      --       10,928
 Accretion of Series C
  preferred stock discount
  and redemption
  (unaudited)..............    --     (1,654)     (3,363)     --       (5,017)
 Dividends on preferred
  stock (unaudited)........    --     (6,257)    (16,045)     --      (22,302)
                              ----   -------    --------   ------    --------
BALANCE, September 30, 1998
 (unaudited)...............   $100   $   --     $(50,723)  $  --     $(50,623)
                              ====   =======    ========   ======    ========

      See independent auditors' report and notes to consolidated financial statements.

                       NRT INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                           Predecessors
                          -----------------------------------------------
                              Coldwell Banker
                           Residential Brokerage   National Realty Trust
                          ----------------------- -----------------------
                                       January 1,   June 1,    January 1, September 1,   One month    Nine months
                              Year        1996        1996        1997        1997         ended         ended
                             ended         to          to          to          to      September 30, September 30,
                          December 31,  May 31,   December 31, August 31, December 31,     1997          1998
                              1995        1996        1996        1997        1997      (unaudited)   (unaudited)
                          ------------ ---------- ------------ ---------- ------------ ------------- -------------
CASH PROVIDED BY
 OPERATING ACTIVITIES:
Net income (loss).......    $ 3,368     $    204    $ (6,385)   $  6,242    $(42,243)    $(17,087)     $ 10,928
                            -------     --------    --------    --------    --------     --------      --------
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation and
  amortization..........      9,111        3,812       1,129       3,026       2,998          557        12,964
 Amortization of
  goodwill and other
  intangibles...........      3,380          508      21,553      10,477      70,533       26,381        35,391
 Deferred income taxes..        --           --          --        4,432     (25,853)     (11,656)        7,744
 Changes in operating
  assets and
  liabilities, net of
  effects from
  acquisitions:
 Accounts and
  commissions
  receivable............      2,612        2,848       5,541       8,231     (11,472)      (2,141)      (31,465)
 Prepaid expenses and
  other assets..........      3,022        6,831        (115)       (794)      5,492       (1,524)        1,081
 Accounts payable and
  accrued expenses......    (14,026)       3,986       5,170      (8,826)      7,900        3,844       (24,103)
 Accrued salaries and
  benefits..............       (887)      (1,226)      1,459      (2,808)      1,953          390         6,981
 Other liabilities......      6,221      (12,256)      1,478         909         226           (3)           55
 Other..................        (45)         148         (20)       (264)         (7)          16           --
                            -------     --------    --------    --------    --------     --------      --------
  Total adjustments.....      9,388        4,651      36,195      14,383      51,770       15,864         8,648
                            -------     --------    --------    --------    --------     --------      --------
  Net cash provided by
   (used in) operating
   activities...........     12,756        4,855      29,810      20,625       9,527       (1,223)       19,576
                            -------     --------    --------    --------    --------     --------      --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Change in restricted
  cash..................        --       (14,935)      3,772     (14,444)    (14,581)      (8,728)      (27,841)
 Expenditures for
  property and
  equipment.............     (4,551)      (3,394)     (5,049)     (5,168)     (6,668)      (1,104)      (21,690)
 Payments for
  acquisitions..........     (8,770)        (230)    (13,535)    (25,198)    (86,326)     (85,386)      (68,444)
 Other..................        388          139          42          15         100         (167)          283
                            -------     --------    --------    --------    --------     --------      --------
  Net cash used in
   investing
   activities...........    (12,933)     (18,420)    (14,770)    (44,795)   (107,475)     (95,385)     (117,692)
                            -------     --------    --------    --------    --------     --------      --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Change in cash secured
  bank loans............        --        14,935      (3,772)     14,444      14,581        8,728        27,841
 Capital contribution...        --           --          --          --      255,600      255,600           --
 Dividends on preferred
  stock.................        --           --          --          --       (4,903)         --        (22,120)
 Issuance (payment) of
  notes payable.........       (936)        (358)       (181)     (3,685)     (1,970)         167        (8,920)
 Development advance....        --           --          --       20,000         --           --            --
                            -------     --------    --------    --------    --------     --------      --------
  Net cash (used in)
   provided by financing
   activities...........       (936)      14,577      (3,953)     30,759     263,308      264,495        (3,199)
                            -------     --------    --------    --------    --------     --------      --------
NET (DECREASE) INCREASE
 IN CASH AND CASH
 EQUIVALENTS............     (1,113)       1,012      11,087       6,589     165,360      167,887      (101,315)
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............      1,202           89         --       11,087         --           --        165,360
                            -------     --------    --------    --------    --------     --------      --------
CASH AND CASH
 EQUIVALENTS, end of
 period.................    $    89     $  1,101    $ 11,087    $ 17,676    $165,360     $167,887      $ 64,045
                            =======     ========    ========    ========    ========     ========      ========
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION--
 Cash paid during period
  for:
 Interest...............    $    72     $    180    $    143    $    124    $    672     $     38      $    958
                            =======     ========    ========    ========    ========     ========      ========
 Income taxes...........    $   --      $    --     $    --     $     28    $    145     $    --       $    491
                            =======     ========    ========    ========    ========     ========      ========
SUPPLEMENTAL DISCLOSURES
 OF NONCASH ACTIVITIES:
 Fair value of assets
  purchased.............    $21,047     $    837    $ 27,188    $ 35,949    $276,807     $244,708      $124,014
 Cash payments for
  acquisition...........     (8,770)        (230)    (13,535)    (25,198)    (86,326)     (85,386)      (68,444)
                            -------     --------    --------    --------    --------     --------      --------
 Liabilities assumed....    $12,277     $    607    $ 13,653    $ 10,751    $190,481     $159,322      $ 55,570
                            =======     ========    ========    ========    ========     ========      ========

      See independent auditors' report and notes to consolidated financial statements.

                       NRT INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

1. ORGANIZATION AND BASIS OF PRESENTATION

  In May 1996, a subsidiary of Cendant Corporation ("Cendant") acquired Coldwell Banker Corporation ("Coldwell Banker") and contributed its residential real estate brokerage operations ("CB Residential") to National Realty Trust (the "Trust"). Cendant retained ownership of all trademarks, and franchised the right to the Trust to conduct business under the COLDWELL BANKER(R) brand name. Subsequently, Cendant franchised the rights to the Trust to conduct business under the ERA(R) and CENTURY 21(R) brand names.

  In August 1997, NRT Incorporated (the "Company") was formed and acquired all of the operating assets owned by the Trust. The Acquisition was accounted for as a purchase in accordance with Accounting Principles Board ("APB") Opinion No. 16, Business Combinations. Accordingly, the total purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on estimates of their respective fair values at the date of acquisition. The Company recognized intangibles of approximately $55,800 and goodwill of approximately $14,400 in connection with the acquisition and recorded an office closure reserve of approximately $12,000 for facility and severance costs.

  The accompanying consolidated financial statements present the operations of the Company and its predecessors (CB Residential and the Trust) during the three-year period ended December 31, 1997 and the nine months ended September 30, 1997 and 1998. CB Residential's financial statements have been disaggregated (i.e., carved out) from other Coldwell Banker entities not contributed to the Trust, and are presented for 1995 and through the date of acquisition by Cendant. Such financial statements have been prepared from separate records maintained by CB Residential as well as from the combined records of Coldwell Banker and include revenues and expenses that are directly related to the operations of the Company. In cases involving amounts not specifically identifiable to any particular division of Coldwell Banker, certain allocations were made based on a variety of factors which management believes provide a reasonable basis for the accompanying financial statements. The CB Residential financial statements may not necessarily be indicative of the conditions that would have existed if the CB Residential had operated as an independent entity. Coldwell Banker's historical cost bases of the assets and liabilities for CB Residential were carried over to the Trust. The Trust's financial statements have been presented from its date of formation through its sale to the Company.

  The accompanying consolidated financial statements for the four months ended December 31, 1997 reflect the operations of the Company. Because of acquisition adjustments recorded by the Company and its predecessors as described above, the accompanying consolidated financial statements of the Company are not directly comparable to those of its predecessors.

  The accompanying consolidated financial statements and footnote disclosures for the nine months ended September 30, 1997 and 1998 are unaudited but, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normally recurring adjustments, necessary for fair presentation of the financial position and results of operations for the periods presented.

                       NRT INCORPORATED AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company--The Company owns and operates a network of full service residential real estate brokerage offices under the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names. As a full service brokerage, the Company offers, either directly or through third party arrangements, a wide variety of homeowner services in addition to traditional brokerage services, including mortgage, title, escrow and relocation services, home warranties, home security systems and relocation and other services.

  Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its subsidiaries (including comparable operations of its predecessors). All significant intercompany accounts and transactions have been eliminated in consolidation.

  Management Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents--The Company considers short-term investments which have maturities of three months or less at the date of acquisition to be cash equivalents.

  Property and Equipment--Property and equipment, including significant improvements thereto, are carried at cost. The Company provides for depreciation using the straight-line method over the estimated useful lives of the respective assets. Buildings are depreciated over 35 years, building improvements over 10 to 35 years and furniture and equipment over three to seven years. Leasehold improvements are amortized on the straight-line method over the estimated useful life of the asset or the term of the lease, whichever is shorter. Gains or losses from retirements and disposals of property and equipment are included in other operating expenses. Maintenance and repairs are charged to expense as incurred.

  Leases--The Company operates primarily in leased facilities. Lease terms are generally five years with options to renew at varying terms. Certain facility leases include scheduled base rent increases over the term of the lease. The total amount of the base rent payments is being charged to expense using the straight-line method over the term of the leases. The Company has recorded a liability to reflect the excess of rent expense over cash payments since the inception of the leases. In addition to the base rent payment, the Company may also be required to pay certain of the building's operating expenses.

  Goodwill and Other Intangibles--Goodwill represents the excess of cost over the fair value of net assets acquired. Goodwill is amortized on a straight-line basis over 40 years.

  Other intangibles are stated at cost and include the capitalized values of pending real estate sales contracts and real estate listing contracts of acquired residential real estate brokerage companies

                       NRT INCORPORATED AND SUBSIDIARIES
which are being amortized on a straight-line basis over their estimated lives of three and six months, respectively. Such amortization is included in Acquisition Related Costs in the consolidated statements of operations.

  The Company assesses whether there has been an impairment in the value of intangible assets by considering factors such as expected future operating income, trends and prospects, and the effects of demand, competition and other economic factors. Management believes no permanent impairment has occurred.

  Fair Value of Financial Instruments--The carrying values of cash and cash equivalents, accounts and commissions receivable, accounts payable and accrued expenses approximate fair value due to the short maturities of such instruments.

  Revenue Recognition--Real estate commissions and the related sales associate commissions and franchise royalty fees are recorded as revenue and expense, respectively, upon the closing of a real estate transaction. Other revenues are recorded as revenue at the time that such services are provided.

  Income Taxes--The Company and its subsidiaries file a consolidated federal income tax return. The Company uses the liability method of accounting for income taxes. Deferred income taxes are recorded based on the difference between financial statement and income tax bases of assets and liabilities and available tax credit carryforwards using enacted rates in effect for the year in which the differences are expected to reverse. Income tax expense is the tax payable for the period and the change during the period in deferred income tax assets and liabilities. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Income taxes have been provided for the predecessor entities based upon the effective tax rate of those entities.

  Closed Offices--In the ordinary course of business, the Company opens and closes real estate brokerage offices and facilities based on industry and local market conditions. Leases related to facilities which have been closed are evaluated taking into consideration current and prospective real estate market conditions, sublease and lease termination opportunities and other factors, and a charge to operations is recorded to reflect the expected future lease costs and other expenses associated with such closed facilities. The estimated cost of closing offices obtained through acquisition are considered part of the acquisition purchase price.

  Comprehensive Income--The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, on January 1, 1998. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any comprehensive income components requiring separate disclosure.

  Segment Reporting--For the fiscal year beginning January 1, 1998, the Company adopted SFAS No. 131, Disclosure About Segments and Enterprise and Related Information. The Company is reviewing the impact of the adoption of this pronouncement on its consolidated financial statements.

                       NRT INCORPORATED AND SUBSIDIARIES

3. ACQUISITIONS

  The Company's business strategy includes actively pursuing strategic acquisitions of real estate brokerage firms and brokerage-related businesses. The Company has an agreement with Cendant that provides a significant source of funding for the Company's brokerage acquisitions. Pursuant to an Acquisition Cooperation Agreement, in acquisitions in which Cendant has agreed to participate, Cendant purchases the trade names, trademarked operating names and mortgage operations (if any) of brokerages being acquired by the Company, thereby paying a substantial portion of the total purchase price that otherwise would be payable by the Company in making such brokerage acquisitions. Upon NRT's formation, Cendant committed approximately $445 million for the Company's brokerage acquisitions. Through September 30, 1998, Cendant had provided $394 million of its original commitment and NRT had used $187 million of its own capital for acquisitions. Cendant has committed an additional $1 billion for future brokerage acquisitions in which Cendant agrees to participate pursuant to the Acquisition Cooperation Agreement, which amends NRT's prior agreement with Cendant by reducing the portion of the purchase price payable by Cendant in future NRT brokerage acquisitions. The $1 billion commitment is available in two $500 million tranches. The first $500 million is currently available, and the second $500 million will be available after the first $500 million had been completely used by NRT but in no case earlier than February 9, 2004. The cumulative amount expended by Cendant was approximately $216 million at December 31, 1997 and $394 million at September 30, 1998.

                       NRT INCORPORATED AND SUBSIDIARIES

  During 1996 and 1997 and the nine months ended September 30, 1998, the Company acquired certain assets and assumed certain liabilities of various residential real estate brokerage companies. The acquisitions were accounted for as purchases in accordance with APB Opinion No. 16, Business Combinations. Accordingly, the total purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on the Company's estimates of their respective fair values at the dates of acquisition. The following table sets forth certain information with respect to certain of such acquisitions.

                                                                    Date
Company                                                         of Acquisition
-------                                                       ------------------
1996
The Kahn Realty Companies, Inc............................... November 1, 1996
Douglas & Jean Burgdorff, Inc. .............................. December 1, 1996
1997
Del Monte Realty Company..................................... February 10, 1997
Contempo Realty, Inc......................................... March 1, 1997
Don Saunders, Inc............................................ July 17, 1997
Marie Powell & Associates, Inc............................... July 24, 1997
George J. Cyrus & Company, Inc............................... August 16, 1997
Cornish & Carey Residential, Inc. ........................... September 10, 1997
Jon Douglas Real Estate Services Group, Inc. ................ September 11, 1997
Barbara Sue Seal Properties, Inc............................. October 10, 1997
West Shell, Inc. ............................................ October 16, 1997
Seville Properties, Inc...................................... October 17, 1997
Metro Real Estate Services, Inc.............................. October 29, 1997
Continental Development Corp................................. November 8, 1997
Nine Months Ended September 30, 1998 (Unaudited)
Waterside Property Sales, Inc. .............................. January 6, 1998
Polley, Polley & Madsen, Inc................................. January 7, 1998
TAM-BAY Realty, Inc.......................................... January 14, 1998
Gimelstob Realty, Inc........................................ January 15, 1998
Joseph J. Murphy Realty, Inc................................. January 21, 1998
Buckhead Brokers of Georgia, Inc. ........................... February 1, 1998
Burnet Financial Group....................................... February 13, 1998
O'Conor, Piper & Flynn, Inc.................................. February 23, 1998
Whitfield-Burnhardt, Inc..................................... March 30, 1998
Coker Ewing Cook............................................. August 3, 1998
Coldwell Banker 1st American Realtors, LLC................... August 20, 1998
Higgins & Heath, Inc......................................... September 4, 1998
Moore and Company............................................ September 30, 1998
Premier Van Schaak, Inc...................................... September 30, 1998

  In connection with the above acquisitions, the Company paid a total purchase price of $18,289 in 1996, $160,651 in 1997 and $113,895 in the nine months ended September 30, 1998. In addition to the above acquisitions, the Company acquired 20 other residential real estate brokerage companies in 1996 for a total purchase price of $1,701, 18 in 1997 for a total purchase price of $1,386 and 33 in the nine months ended September 30, 1998 for a total purchase price of $9,936.

                       NRT INCORPORATED AND SUBSIDIARIES

  Goodwill of $82,313 arose from the 1997 acquisitions made subsequent to August 1997 and $61,560 arose from the 1998 acquisitions. Goodwill associated with those companies acquired before the formation of the Company was considered in the accounting for the purchase of the assets of National Realty Trust (Note 1). Other intangibles of $7,646 in 1996, $26,097 in 1997 and $31,158 in 1998 arose from acquisitions. The results of operations of the acquired companies are included in the Company's consolidated statements of operations for the periods in which they were owned by the Company.

  Under the terms of certain acquisition agreements, the Company is obligated to fund additional purchase price payments contingent upon the achievement of certain operating targets. The Company records such amounts to goodwill when the contingencies are resolved.

  The following unaudited pro forma consolidated results of operations give effect to the above acquisitions for 1996 as though the 1996 and 1997 acquisitions had occurred on January 1, 1996, and for 1997 as though the 1997 acquisitions had occurred on January 1, 1997. For the nine month period ended September 30, 1997, the unaudited pro forma consolidated results of operations give effect to the 1997 and 1998 acquisitions as though they had occurred on January 1, 1997, and for the nine month period ended September 30, 1998 as though the 1998 acquisitions had occurred on January 1, 1998. The pro forma information is provided for informational purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred and is not necessarily indicative of future results of operations of the combined companies.

                                                 Unaudited
                                ----------------------------------------------
                                     Year ended           Nine Months ended
                                    December 31,            September 30,
                                ----------------------  ----------------------
                                   1996        1997        1997        1998
                                ----------  ----------  ----------  ----------
Total revenues................. $1,226,340  $1,429,258  $1,488,525  $1,729,452
Operating income before
 acquisition related costs..... $    2,734  $   25,513  $    7,736  $   67,483
Acquisition related costs......     62,395      95,648     139,901      52,624
                                ----------  ----------  ----------  ----------
Operating income (loss)........ $  (59,661) $  (70,135) $ (132,165) $   14,859
                                ==========  ==========  ==========  ==========
Net income (loss).............. $  (39,569) $  (42,181) $  (81,323) $    9,790

  In connection with the 1997 and 1998 acquisitions, the Company recorded an office closure reserves of $22,190 and $17,533, respectively, for facility and severance costs. Costs include primarily office lease costs for offices scheduled for closure and related severance for terminated employees. During the four months ended December 31, 1997, approximately $8,786 of facility and severance costs were paid.

                       NRT INCORPORATED AND SUBSIDIARIES

  Acquisition related costs consist of office conversion costs and amortization of pending real estate sales contracts and real estate listing contracts of acquired residential real estate brokerage companies. Office conversion costs include primarily signage change, name change advertising and costs of agent retention. Acquisition related costs are summarized as follows:

                                            Predecessors
                         --------------------------------------------------
                             Coldwell Banker
                          Residential Brokerage     National Realty Trust
                         ------------------------ -------------------------
                                                                                           One month     Nine months
                             Year     Five months  Six months  Eight months Four months      ended          ended
                            ended        ended       ended        ended        ended     September  30, September 30,
                         December 31,   May 31,   December 31,  August 31,  December 31,      1997          1998
                             1995        1996         1996         1997         1997      (unaudited)    (unaudited)
                         ------------ ----------- ------------ ------------ ------------ -------------- -------------
Office conversion
 costs..................    $1,392       $--        $   739      $ 1,421      $ 8,566       $ 6,043        $16,055
Amortization............     2,848         26        21,449        9,314       69,896        26,221         32,170
                            ------       ----       -------      -------      -------       -------        -------
                            $4,240       $ 26       $22,188      $10,735      $78,462       $32,264        $48,225
                            ======       ====       =======      =======      =======       =======        =======

4. CASH AND CASH EQUIVALENTS

  The Company had restricted cash totaling $11,291 at December 31, 1996, $40,316 at December 31, 1997 and $68,157 at September 30, 1998, which can be used only to repay the loans entered into to fund the restricted cash.

5. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                      December 31,               September 30,
                                          1996      December 31,     1998
                                      (Predecessor)     1997      (unaudited)
                                      ------------- ------------ -------------
     Land............................    $ 2,486      $ 2,477       $ 2,090
     Buildings and improvements......      4,717        4,983         4,664
     Leasehold improvements..........      5,278       14,429        28,370
     Furniture and equipment.........     11,514       32,746        63,036
                                         -------      -------       -------
                                          23,995       54,635        98,160
     Less accumulated depreciation
      and amortization...............     (1,141)      (3,090)      (16,302)
                                         -------      -------       -------
     Property and equipment, net.....    $22,854      $51,545       $81,858
                                         =======      =======       =======

  Depreciation and amortization expense was $9,111 for the year ended December 31, 1995, $3,812 for the five months ended May 31, 1996, $1,129 for the seven months ended December 31, 1996, $3,026 for the eight months ended August 31, 1997 and $2,998 for the four months ended December 31, 1997.

                       NRT INCORPORATED AND SUBSIDIARIES

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  The components of accounts payable and accrued expenses are summarized as follows:

                                       December 31,               September 30,
                                           1996      December 31,     1998
                                       (Predecessor)     1997      (unaudited)
                                       ------------- ------------ -------------
     Accounts payable.................    $ 8,511      $ 14,688     $ 17,632
     Commissions payable..............     14,401        28,791       27,682
     Reserve for office closures......        350        24,274       30,239
     Accrued legal reserves...........      3,749        15,467       12,342
     Other accrued expenses...........     12,324        28,584       39,269
                                          -------      --------     --------
                                          $39,335      $111,804     $127,164
                                          =======      ========     ========

7. RESTRICTED CASH BANK LOANS

  Proceeds from restricted cash bank loans are invested in cash equivalents and cannot be used other than to repay the related loans. The loans bear interest at rates ranging from .55% to 2.0% at December 31, 1996, December 31, 1997 and September 30, 1998 and are due monthly.

8. NOTES PAYABLE

  Notes payable consist of the following:

                                       December 31,               September 30,
                                           1996      December 31,     1998
                                       (Predecessor)     1997      (unaudited)
                                       ------------- ------------ -------------
     Acquisition-related notes.......     $   --       $ 10,737      $13,632
     Obligations under capital leases
      (Note 16)......................       1,867         3,584       11,180
     Other...........................       1,626           819          179
                                          -------      --------      -------
                                            3,493        15,140       24,991
     Less current portion............      (2,341)      (10,296)     (11,238)
                                          -------      --------      -------
                                          $ 1,152      $  4,844      $13,753
                                          =======      ========      =======

  Obligations under capital leases bear interest at rates ranging up to 11%, have terms ranging from 36 months to 68 months and are generally collateralized by the related leased assets.

  Acquisition related notes consist primarily of amounts payable to former owners of businesses acquired by the Company, are unsecured with maturities generally under one year and bear interest at 5.0% to 11.0% at December 31, 1997 and September 30, 1998.

  The carrying value of notes payable approximates market value due to the short maturities of such instruments.

9. DEVELOPMENT ADVANCE

  During 1997, National Realty Trust received a $20,000 non-interest-bearing development advance from Coldwell Banker Real Estate Corporation, a wholly owned subsidiary of Cendant, which was assumed by the Company in August 1997. The development advance is recorded in other liabilities in the consolidated balance sheet. The advance was being amortized over a 10-year period

                       NRT INCORPORATED AND SUBSIDIARIES
prior to September 1, 1997. The advance was replaced on September 1, 1997 with an advance of $18,750 which is being amortized over a 40-year period. Under the terms of the advance, 1/480th of the original balance is forgiven each month so long as the Company is not in material breach of the terms of its franchise agreements with Cendant. The amount forgiven is reflected as a reduction to royalties in the consolidated statement of income. In the event the Company is determined to be in default on a material term of the franchise agreements, the entire remaining advance will become immediately due and payable and bear interest at the prime interest rate. It is management's intention to maintain compliance with the terms of the advance.

10. INCOME TAXES

  The Company's benefit for income taxes was comprised as follows from September 1, 1997 to December 31, 1997:

      Federal:
        Current........................................................ $   --
        Deferred.......................................................  21,216
      State:
        Current........................................................    (400)
        Deferred.......................................................   4,637
                                                                        -------
                                                                        $25,453
                                                                        =======

  A reconciliation of income taxes at the statutory federal income tax rate to the Company's effective income tax rate is as follows from September 1, 1997 to December 31, 1997:

      Federal tax at statutory rate..................................... (35.0)%
      State income taxes net of federal benefit.........................  (4.1)
      Other.............................................................   1.5
                                                                         -----
                                                                         (37.6)%
                                                                         =====

  The components of the Company's deferred income taxes are summarized as follows at December 31, 1997:

                                                             Current  Noncurrent
                                                             -------  ----------
   Deferred income tax assets:
     Net operating loss carryforward........................ $10,781   $10,781
     Reserves...............................................  18,420       --
     Goodwill...............................................     --      3,258
     Other..................................................   1,692        85
                                                             -------   -------
       Total deferred income tax assets.....................  30,893    14,124
                                                             -------   -------
   Deferred income tax liabilities:
     Fixed assets...........................................     --     (5,255)
     Purchase accounting....................................  (4,306)      --
                                                             -------   -------
       Total deferred income tax liabilities................  (4,306)   (5,255)
                                                             -------   -------
   Net deferred tax asset................................... $26,587   $ 8,869
                                                             =======   =======

                       NRT INCORPORATED AND SUBSIDIARIES

  At December 31, 1997, the Company had a federal net operating loss carryforward of approximately $53,000 which will expire in the year ending December 31, 2012.

  The provision (benefit) for income taxes for the predecessor entities are based upon the historical effective tax rate of those entities.

11. REDEEMABLE PREFERRED STOCK

  The Company's 9.00% Series A Cumulative Senior Redeemable Preferred Stock (the "Series A Preferred Stock") accrues dividends based on a liquidation preference amount equal to $1 per share plus any previously declared and unpaid dividends. At December 31, 1997 and at September 30, 1998, there were 260,000 shares of Series A Preferred Stock authorized and 157,591 shares of Series A Preferred Stock issued and outstanding. The Series A Preferred Stock has a mandatory redemption requirement of 10% per annum beginning August 29, 2004 through August 29, 2008 with any remaining shares required to be redeemed on August 29, 2009, in each case at a price equal to 100% of the liquidation preference plus accrued and unpaid dividends. The Company may redeem the shares at the liquidation preference at any time prior to the required redemption dates.

  The Company's 5.00% Series B Cumulative Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") accrues dividends based on a liquidation preference amount equal to $1 per share plus any previously declared and unpaid dividends. At December 31, 1997 and at September 30, 1998, there were 25,000 shares of Series B Preferred Stock authorized and 24,000 shares of Series B Preferred Stock issued and outstanding. The Company, at its option, may redeem the shares following the third anniversary (the "Anniversary Date") of (1) the public offering of 20% or more of the Company's outstanding common stock, (2) the sale by the Company of assets representing 80% or more of the Company's assets on a fair market value basis or (3) the distribution to stockholders of other assets representing 80% or more of the Company consolidated net assets on a fair market value basis (each, a "Triggering Event") at a price of (1) 103% of the principal amount on or prior to the first anniversary of the Anniversary Date, (2) 102% of the principal amount on or prior to the second anniversary of the Anniversary Date, (3) 101% of the principal amount on or prior to the third anniversary of the Anniversary Date and (4) 100% of the principal amount after the third anniversary of the Anniversary Date. Shares of Series B Preferred Stock are convertible into shares of common stock beginning immediately prior to a Triggering Event at a conversion rate calculated in accordance with the Series B Preferred Stock's Certificate of Designation. The Company is required to redeem any remaining Series B Preferred Stock on August 29, 2012.

  The Company's 18.00% Series C Cumulative Junior Redeemable Preferred Stock (the "Series C Preferred Stock") accrues dividends based on a liquidation preference amount equal to $1 per share plus any declared and unpaid dividends. In addition to the 18% dividend accrual rate, the Company is required to pay an additional dividend equal to .1% of the Company's gross commission revenue, as defined in the Company's franchise agreement with Coldwell Banker Real Estate Corporation. At December 31, 1997 and at September 30, 1998, there were 120,000 shares of Series C Preferred Stock authorized and 68,510 shares of Series C Preferred Stock issued and outstanding. The Series C

                       NRT INCORPORATED AND SUBSIDIARIES

Preferred Stock was issued at a discount to its liquidation preference and is recorded at its issue price. The difference in the carrying amount of the stock and the redemption price, as defined, is being accreted through charges to additional paid in capital of the Company over the period from issuance to the mandatory redemption date. At December 31, 1997 and at September 30, 1998, the redemption price of the Series C Preferred Stock totaled approximately $80,800. The Company is required to redeem any remaining Series C Preferred Stock on August 29, 2001. The Company, at its option, may redeem the shares at the redemption price at any time prior to the mandatory redemption date.

12. STOCKHOLDERS' EQUITY

  Stock Option Plan--In September 1997, the Company adopted the 1997 Equity Participation Plan of NRT Incorporated (as amended, the "Plan"), which provides for the grant of stock options and other awards to certain officers, consultants, directors and key employees of the Company. The maximum number of shares of common stock that may be issued pursuant to the Plan is 2,500,000. The Company granted options to purchase shares of the Company's common stock as set forth in the following table at prices which the Company's Board of Directors deemed to be equal to, or in excess of, fair market value of the common stock at the dates of grants, to employees of the Company.

  The following table summarizes the activity under the Plan for the periods indicated:

                                                                        Weighted
                                                             Price of   average
                                                  Options     option    exercise
                                                outstanding   grants     price
                                                ----------- ----------- --------
   OUTSTANDING, September 1, 1997..............        --   $       --   $  --
   Grants......................................    877,500         2.00    2.00
                                                 ---------
   OUTSTANDING, December 31, 1997..............    877,500                 2.00
   Grants......................................    465,000   9.80-20.00   10.54
   Cancelled...................................     (2,500)        2.00    2.00
                                                 ---------               ------
   OUTSTANDING, September 30, 1998.............  1,340,000                 5.33
                                                 =========               ======

  At December 31, 1997, there were no exercisable options to purchase shares, and at September 30, 1998, there were 87,750 exercisable options to purchase shares. At December 31, 1997, the weighted average remaining contractual life of options outstanding was 9.75 years.

  SFAS No. 123, Accounting for Stock-Based Compensation, encourages but does not require companies to record compensation cost for employee stock option grants. The Company has chosen to continue to account for employee option grants using APB Opinion No. 25. No compensation expense has been recognized for employee stock option grants. Had compensation expense for the employee stock option grants been determined based on the fair value at the grant dates consistent

                       NRT INCORPORATED AND SUBSIDIARIES
with SFAS No. 123, the Company's net loss for the period from September 1, 1997 to December 31, 1997 would have been increased to the pro forma amounts indicated below:

      Net loss applicable to common stock:
        As reported.................................................... $42,243
        Pro forma...................................................... $42,755

  The weighted average fair value of options granted was $0.95 per share. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997: zero dividend yield, expected volatility of 0% (as the Company is not a public entity), risk-free interest rate of 6.7% and expected lives of 10 years.

13. COMMITMENTS AND CONTINGENCIES

  Litigation--The Company and its subsidiaries are defendants in certain lawsuits involving routine litigation incidental to the businesses in which they are engaged. Based on the opinions of in-house and external counsel, the Company believes that any liability which may result from disposition of these lawsuits will not have a material effect on the Company's consolidated financial position or results of operations.

14. RELATED-PARTY TRANSACTIONS

  Concurrent with the Company's formation, certain affiliates of Apollo Management, L.P. ("Apollo") acquired all of the Company's outstanding common stock and Series C Preferred Stock and a subsidiary of Cendant acquired all of the Company's outstanding Series A Preferred Stock and Series B Preferred Stock.

  Franchise Agreements--In conjunction with the acquisition of the assets of National Realty Trust, the Company entered into franchise agreements with Coldwell Banker Real Estate Corporation, ERA Franchise Systems, Inc., and Century 21 Real Estate Corporation (the "Franchisors"). On February 9, 1999, the Company entered into new franchise agreements with each of the Franchisors, which superseded the existing franchise agreements with the Franchisors (the "Franchise Agreements"). Each Franchise Agreement has a 50-year term and provides for a royalty payment generally equal to 6% of the Company's gross closed commission income earned (with the exception of CENTURY 21(R) offices in Northern California, for which the Company currently pays royalties of 4.89% of gross closed commission income earned, and offices acquired by the Company without Cendant's participation, for which the Company pays a lower royalty rate).

  Pursuant to the Franchise Agreements, the Company is also required to pay an additional royalty of approximately $167 per month. In addition, upon the closing of the offering, the Company will be required to pay $156 per month. Upon the occurrence of a brokerage acquisition in which Cendant acquires the stock of the acquired brokerage and then sells the assets of such brokerage to the Company in accordance with the Acquisition Cooperation Agreement, the Company

                       NRT INCORPORATED AND SUBSIDIARIES
will also be required to pay Cendant, in consideration of the stepped-up tax basis received by the Company for such assets, an additional monthly royalty, beginning with the first month after the consummation of such transaction, in an amount equal to (1) one-tenth of the federal income tax payable by Cendant in respect of the gain on the sale of the assets to the Company in such transaction, divided by (2) 12. To date, the Company has not been required to pay Cendant additional royalties as a result of taxes being incurred by Cendant in connection with the Company's brokerage acquisitions. The Company incurred franchise royalties totaling $24,000 for the seven months ended December 31, 1996, $33,400 for the eight months ended August 31, 1997 and $26,800 for the four months ended December 31, 1997, respectively. Since January 1999, the Company has been required to pay an additional monthly royalty up to a maximum additional royalty of $5,000 annually. Upon the closing of the initial public offering of the Company's securities, such royalty will be replaced with an
additional monthly royalty equal to   % of the Company's gross commission
income, up to a maximum additional royalty of $    per year. In addition, an
additional royalty of 0.15% of the Company's total revenue per quarter (up to a total of 20 quarters) is payable for each quarter in which the Company's earnings before interest, income taxes, depreciation and amortization for the preceding twelve month period exceeds $225,000.

  Under the Franchise Agreements, the Company is required to give Cendant prior notice before opening or acquiring new brokerage offices. If Cendant objects to the opening or acquisition of such new brokerage offices based on a determination that such opening or acquisition would have an adverse impact on other existing Cendant franchisees under the relevant brand, the Company cannot open or acquire the new brokerage offices set forth in its notice. To compensate the Franchisors for any actual administrative costs incurred in connection with the acquisition process and for the benefits to be received by the Company resulting from newly acquired or opened offices identified by Cendant's franchise sales force, the Company is required to pay the Franchisors an initial fee of $7.5 for each office that is acquired in a transaction in which Cendant's franchise sales force is involved ($4.0 if Cendant's franchise sales force is not involved), subject to a maximum of $100 per acquisition. Each acquired office is required to be operated under one of the Franchisor's brands, unless such office is closed within one year of its acquisition in accordance with the business plan presented to the Company's Board of Directors and Cendant at the time of acquisition. No initial office fee is payable with respect to newly acquired offices that are closed within one year of their acquisition so long as such offices do not operate under any of the Franchisors' brands during such period. The Company has incurred approximately $1,600 in such fees payable to Cendant for new offices opened since August 1997, of which Cendant will provide $1,300 pursuant to the Acquisition Cooperation Agreement.

  The Franchise Agreements also require the Company to make monthly contributions to national advertising funds maintained by the Franchisors for the creation and development of advertising, public relations and promotional programs promoting the Franchisors' brands. Under the CENTURY 21(R) and ERA(R) Franchise Agreements, the Company is required to pay a monthly fee of 2% of the Company's gross commission income and, under the COLDWELL BANKER(R) Franchise Agreement,

                       NRT INCORPORATED AND SUBSIDIARIES
the Company is required to pay a fee in the amount of 2 1/2% of the Company's gross commission income, subject in each case to certain minimum and maximum advertising fees per brokerage office. As a result of the maximum advertising fee limitation, the Company paid an average of 0.33% of its gross commission income to the national advertising funds in 1997. The Company contributed to the Franchisors' national advertising funds a total of $1,400 during 1996 (from May 31, 1996), $3,400 during 1997 and $2,400 during 1998 (through September 30,
1998).

  The Franchise Agreements also restrict the Company's ability to incur indebtedness (including acquired indebtedness) if such incurrence would cause the Company's pro forma ratio of total indebtedness to operating income before interest, income taxes, depreciation and amortization over the preceding twelve-month period, with certain exclusions, to exceed 2.0 to 1. Once Cendant's additional $1 billion commitment to provide funds in connection with future brokerage acquisitions has been exhausted pursuant to the Acquisition Cooperation Agreement and provided that Cendant has not then committed to provide additional funds in connection with the Company's brokerage acquisitions on substantially similar economic terms, the maximum permitted Leverage Ratio will be increased to 3.0 to 1 from 2.0 to 1.

  In addition, the Franchise Agreements prohibit the Company from incurring indebtedness to finance the payment of any dividends on its common or preferred stock. The Company is also prohibited from declaring or paying any dividend that is not a regularly scheduled quarterly dividend consistent with past practice which exceeds 20% of the Company's net income for the year in which declared or paid (less any dividends paid during such period) unless the Company's Leverage Ratio (calculating indebtedness net of cash and cash equivalents) is 1.0 to 1 or less.

  Lease Agreements--The Company leases its corporate offices from Cendant. The leases expire in September 2002 and have options to extend the term for an additional five years. The landlord is responsible for property tax, maintenance and insurance as well as various ancillary services, including janitorial, security, mail room, and general lobby reception. The Company paid total rentals of $342 for the seven months ended December 31, 1996, $353 for the eight months ended August 31, 1997 and $176 for the four months ended December 31, 1997. Prior to June 1, 1996, such costs were allocated to the Company from Coldwell Banker based on usage.

  Support Agreement--The Company also has an agreement with Cendant for certain data processing and telecommunication services. The agreement expires in 1999 and can be canceled or terminated by the Company with 90 days' notice. Total costs under this arrangement were $479 for the four months ended December 31, 1997.

  Marketing Agreement--The Company has a Marketing Agreement with Cendant Mortgage Corporation ("Cendant Mortgage") which provides for the joint marketing of Cendant's mortgage products through the Company's real estate brokerage offices. The agreement expires in 2037 and is subject to certain termination provisions. Total fees earned by the Company for the four months ended December 31, 1997, totaled $699.

                       NRT INCORPORATED AND SUBSIDIARIES

  Program Outsourcing Agreement--The Company and Cendant have entered into a Program Outsourcing Agreement pursuant to which the Company has appointed Cendant as its exclusive outsourcing agent to negotiate the terms of the Company's participation in (1) purchasing relationships and programs (including corporate purchasing relationships) with vendors and (2) programs through which the Company markets vendors' products or services to its customers. The Company is generally not permitted to enter into or pursue any purchasing relationships or marketing programs (other than the programs established by Cendant) and is required to refer to Cendant all program opportunities and parties with which the Company would enter into such a relationship.

  The Company has agreed to participate, and to encourage its sales associates to participate, in existing and new programs established by Cendant with vendors, to make such programs available to its employees and sales associates and to provide program training to its sales associates. The Company is not required to participate in: (1) a program if such program does not afford the Company terms at least as advantageous (taken as a whole) as those afforded to any other franchisees of Cendant's real estate brokerage systems; or (2) any new program if the Company is already participating in a program covering a similar good or service to the new program, the term of which has not expired; provided that upon implementation of a new program in which the Company is required to participate, the Company will terminate any program which conflicts with such new program as soon as it is permissible to terminate such program without cost to the Company, or earlier if the Company is directed by Cendant to do so and is reimbursed for such cost. In addition, the Company will not be required to participate in the new program if Cendant reasonably determines that the program does not offer competitive pricing and service relative to the Company's size and compared to any similar program in which the Company participates, or, with respect to marketing programs in which the Company receives buyer leads, listing leads or barter consideration and no other consideration, that such program is reasonably expected to provide the same value to the Company. However, the Company will participate in such program if after the program is implemented, Cendant determines that the program is then offering competitive pricing and service relative to the Company's size and compared to any Company program covering a similar good or service.

  Advisory Services Agreement--The Company also has entered into an Advisory Services Agreement with Apollo which requires the Company to pay Apollo $167 monthly for advisory services provided by Apollo. The Agreement expires upon the redemption of all of the outstanding 18.00% Series C Cumulative Junior Redeemable Preferred Stock or as mutually agreed upon by the Company and Apollo.

15. FIDUCIARY FUNDS

  The consolidated financial statements do not include the assets and liabilities or activities of various fiduciary funds held by the Company. At December 31, 1997, such funds amounted to approximately $66,900. These funds are comprised primarily of deposits by homebuyers pending close of escrow or transfer of title. The Company is subject to various disclosure and fiduciary duties under certain state laws with which the Company believes it currently complies.

                       NRT INCORPORATED AND SUBSIDIARIES

16. LEASES

  Operating Leases--The Company leases certain of its offices and equipment under non-cancelable operating leases.

  Minimum annual rental commitments under non-cancelable operating leases and related sublease rentals are as follows at December 31, 1997:

                                                               Mimimum  Sublease
                                                               payments rentals
                                                               --------  ------
Year ending December 31:
  1998........................................................ $ 50,996  $2,130
  1999........................................................   41,774   1,554
  2000........................................................   32,645   1,067
  2001........................................................   24,454     558
  2002........................................................   14,248     227
  Thereafter..................................................   20,827   2,921
                                                               --------  ------
    Total..................................................... $184,944  $8,457
                                                               ========  ======

  Rent expense is summarized as follows:

                                                                          Net
                                                        Rent   Sublease  rent
                                                       expense  income  expense
                                                       -------  ------  -------
   Year ended December 31, 1995....................... $29,191  $2,744  $26,447
   Five months ended May 31, 1996.....................  13,433   2,276   11,157
   Seven months ended December 31, 1996...............  17,093   1,526   15,567
   Eight months ended August 31, 1997.................  23,116   1,926   21,190
   Four months ended December 31, 1997................  15,663     839   14,824

  In connection with the formation of the Trust, Cendant assumed the liabilities for certain closed office leases. Lease payments net of sublease income for these closed offices amounted to $1,648 for the seven months ended December 31, 1996, $1,893 for the eight months ended August 31, 1997 and $983 for the four months ended December 31, 1997.

  The Company leases certain pieces of equipment under capital lease agreements which expire over the next five fiscal years.

  Property under capital leases at December 31, 1997 consists of the following:

      Office equipment.................................................. $3,880
      Less accumulated depreciation.....................................   (377)
                                                                         ------
                                                                         $3,503
                                                                         ======

                       NRT INCORPORATED AND SUBSIDIARIES

  Future minimum lease payments under capital leases together with the present value of net minimum lease payments are as follows:

      1998.............................................................. $1,800
      1999..............................................................  1,245
      2000..............................................................    545
      2001..............................................................    321
      2002..............................................................    221
                                                                         ------
                                                                          4,132
        Less amount representing interest...............................   (548)
                                                                         ------
        Present value of net minimum lease payments..................... $3,584
                                                                         ======

17. SUBSEQUENT EVENTS

  The Company has declared and will pay $45,000 in cash dividends on its common stock to Apollo prior to the closing of the offering. The unaudited pro forma balance sheet at September 30, 1998 gives effect to such dividends.

  On February 9, 1999, the Company and Cendant entered into the Acquisition Services Agreement, pursuant to which the Company has agreed to provide advisory services to Cendant relating to the identification of potential acquisition candidates, the negotiation of agreements and other services in connection with future brokerage acquisitions by the Company. In exchange for such advisory services, Cendant paid the Company $30,000 as an advance against the fees that are payable to the Company pursuant to a fee schedule attached to the Acquisition Services Agreement, which, among other things, takes into account the size of the Company's future brokerage acquisitions. In no event will Cendant be required to advance additional amounts to the Company in respect of the advisory services. The portion of the advance that is paid but not earned under the Acquisition Services Agreement will be refundable to Cendant in the event that services under the Acquisition Services Agreement are not provided to Cendant. The Acquisition Services Agreement has a ten-year term, unless earlier terminated upon mutual consent of the parties.

  On January 7, 1999, NRT entered into a $50 million bank credit facility. Advances made thereunder may be used for the Company's general working capital needs in the ordinary course of business and permitted acquisitions.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of the Jon Douglas Companies:

  We have audited the accompanying combined statements of operations, shareholders' deficit and cash flows of Jon Douglas Company (a California corporation), San Vicente Escrow Company (a California corporation), Equity Title Company (a California corporation), Douglas Referral Associates (a California corporation) and Jon Douglas Financial (a California corporation) (collectively, the "Jon Douglas Companies" or "Predecessor"), all of which are under common ownership and common management, for the period January 1, 1995 through November 14, 1995. These combined financial statements are the responsibility of the Jon Douglas Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of operations, shareholders' deficit and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of operations, shareholders' deficit and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statements of operations, shareholders' deficit and cash flows. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined statements of operations, shareholders' deficit and cash flows referred to above present fairly, in all material respects, the combined results of operations and combined cash flows of the Jon Douglas Companies for the period January 1, 1995 through November 14, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Costa Mesa, California
July 10, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Jon Douglas Real Estate Services Group, Inc.:

  We have audited the accompanying consolidated statements of operations, shareholders' deficit and cash flows of Jon Douglas Real Estate Services Group, Inc., a Delaware corporation (the "Company"), for the year ended December 31, 1996 and the period from November 15, 1995 to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated statements of operations, shareholders' deficit and cash flows referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Jon Douglas Real Estate Services Group, Inc. for the year ended December 31, 1996 and the period from November 15, 1995 to December 31, 1995 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Los Angeles, California
March 19, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Jon Douglas Real Estate Services Group, Inc.:

  We have audited the accompanying consolidated statements of operations, shareholders' deficit and cash flows of Jon Douglas Real Estate Services Group, Inc., a Delaware corporation (the "Company"), for the nine months ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated statements of operations, shareholders' deficit and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statements of operations, shareholders' deficit and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated statements of operations, shareholders' deficit and cash flows. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated statements of operations, shareholders' deficit and cash flows referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Jon Douglas Real Estate Services Group, Inc. for the nine months ended September 30, 1997 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Costa Mesa, California
July 10, 1998

                  JON DOUGLAS REAL ESTATE SERVICES GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                                        Predecessor
                                                                        ------------
                                                                        Jon Douglas
                                                                         Companies
                                                                        ------------ November 15,
                                                                         January 1,  1995 (date of               Nine months
                                                                          1995 to     merger) to    Year ended      ended
                                                                        November 14, December 31,  December 31, September 30,
                                                                            1995         1995          1996         1997
                                                                        ------------ ------------- ------------ -------------
REVENUES...............................................................   $80,579       $29,700      $269,875     $234,914
COSTS AND EXPENSES:
  Commissions and fees.................................................    48,848        19,623       178,121      156,346
  Compensation and benefits............................................    15,212         3,647        31,736       26,007
  Rent (Notes 4 and 6).................................................     5,644         2,230        14,207       11,064
  Advertising and marketing............................................     2,608           871         6,808        5,015
  Legal (Note 6).......................................................     2,375         1,098         2,037        4,454
  General and administrative...........................................     6,772         2,172        16,951       14,361
  Franchise fees and other expenses (Note 4)...........................                     230         3,656        3,090
  Merger costs and severence payments (Note 7).........................                                             12,089
                                                                          -------       -------      --------     --------
  Total costs and expenses.............................................    81,459        29,871       253,516      232,426
                                                                          -------       -------      --------     --------
(LOSS) INCOME BEFORE INTEREST EXPENSE, DEPRECIATION AND AMORTIZATION
 AND PROVISION FOR INCOME TAXES........................................      (880)         (171)       16,359        2,488
INTEREST EXPENSE.......................................................      (640)         (483)       (3,629)      (2,297)
DEPRECIATION AND AMORTIZATION..........................................    (1,235)         (523)       (3,455)      (2,421)
                                                                          -------       -------      --------     --------
(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES........................    (2,755)       (1,177)        9,275       (2,230)
PROVISION FOR INCOME TAXES (Note 3)....................................         4             5         2,092          751
                                                                          -------       -------      --------     --------
NET (LOSS) INCOME......................................................   $(2,759)      $(1,182)     $  7,183     $ (2,981)
--------------------------------------------------
                                                                          =======       =======      ========     ========


                See notes to consolidated financial statements.

                  JON DOUGLAS REAL ESTATE SERVICES GROUP, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                                 (in thousands)

                                  Common shares Additional
                                  -------------  paid-in   Accumulated
                                  Shares Amount  capital     deficit    Total
                                  ------ ------ ---------- ----------- --------
Predecessor: Jon Douglas
 Companies
BALANCE, January 1, 1995........     55   $754     $453     $ (5,101)  $ (3,894)
 Dividends paid.................                                (930)      (930)
 Net loss for the period January
  1, 1995 to November 14, 1995..                              (2,759)    (2,759)
                                  -----   ----     ----     --------   --------
BALANCE, November 14, 1995......     55    754      453       (8,790)    (7,583)
Jon Douglas Real Estate Services
 Group, Inc.:
Capital formation and merger
 adjustments....................    945   (744)     (11)     (18,337)   (19,092)
                                  -----   ----     ----     --------   --------
BALANCE, November 15, 1995......  1,000     10      442      (27,127)   (26,675)
 Net loss for the period
  November 15, 1995 (date of
  merger) to December 31, 1995..                              (1,182)    (1,182)
                                  -----   ----     ----     --------   --------
BALANCE, December 31, 1995......  1,000     10      442      (28,309)   (27,857)
 Net income.....................                               7,183      7,183
                                  -----   ----     ----     --------   --------
BALANCE, December 31, 1996......  1,000     10      442      (21,126)   (20,674)
 Net loss.......................                              (2,981)    (2,981)
                                  -----   ----     ----     --------   --------
BALANCE, September 30, 1997.....  1,000   $ 10     $442     $(24,107)  $(23,655)
                                  =====   ====     ====     ========   ========


                See notes to consolidated financial statements.

                  JON DOUGLAS REAL ESTATE SERVICES GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                        Predecessor
                                                                        ------------
                                                                        Jon Douglas
                                                                         Companies
                                                                        ------------ November 15,
                                                                         January 1,  1995 (date of               Nine months
                                                                          1995 to     merger) to    Year ended      ended
                                                                        November 14, December 31,  December 31, September 30,
                                                                            1995         1995          1996         1997
                                                                        ------------ ------------- ------------ -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income......................................................   $(2,759)      $(1,182)     $ 7,183       $(2,981)
Adjustments to reconcile net (loss) income to net cash (used in)
 provided by operating activities:
  Depreciation and amortization........................................     1,235           523        3,455         2,421
  Write-off of deferred costs..........................................                                              1,187
  Write-off of other assets............................................                                                326
  Change in certain assets and liabilities:
    Restricted cash....................................................       106                        (73)          (45)
    Commissions receivable.............................................      (217)          115          (13)          135
    Notes and other receivables, net...................................      (375)          585       (1,267)         (221)
    Prepaid expenses and other.........................................      (121)         (667)         275           223
    Other assets.......................................................      (411)          166         (117)          153
    Deferred tax asset.................................................                                 (867)
    Accounts payable and accrued expenses..............................       669           501        1,459         5,497
    Accrued office closure costs.......................................     1,367          (220)      (1,695)          250
    Deferred indemnity fees............................................       132          (226)        (872)        1,154
    Claims liability...................................................                     422       (1,908)        2,436
    Other liabilities..................................................       (24)         (752)         360            56
    Deferred tax liability.............................................                                   41
                                                                          -------       -------      -------       -------
      Net cash (used in) provided by operating activities..............      (398)         (735)       5,961        10,591
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and leasehold improvements......................      (462)         (121)      (2,500)       (1,429)
Additions to deferred costs............................................                                  (88)
                                                                          -------       -------      -------       -------
      Net cash used in investing activities............................      (462)         (121)      (2,588)       (1,429)
CASH FLOWS FROM FINANCING ACTIVITIES:
Release of restricted cash.............................................                      56
Borrowings from notes payable..........................................     2,614
Repayments of notes payable............................................      (900)          (43)      (1,511)       (5,936)
Dividends paid.........................................................      (930)
                                                                          -------       -------      -------       -------
      Net cash provided by (used in) financing activities..............       784            13       (1,511)       (5,936)
                                                                          -------       -------      -------       -------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS...................       (76)         (843)       1,862         3,226
CASH AND CASH EQUIVALENTS, beginning of period.........................     4,591         4,283        3,440         5,302
                                                                          -------       -------      -------       -------
CASH AND CASH EQUIVALENTS, end of period...............................   $ 4,515       $ 3,440      $ 5,302       $ 8,528
                                                                          =======       =======      =======       =======
SUPPLEMENTAL DISCLOSURE--
  Cash paid during the year for:
    Interest...........................................................   $   637       $   --       $ 3,562       $ 2,732
                                                                          =======       =======      =======       =======
    Income tax.........................................................   $    76       $   --       $ 3,666       $ 2,279
--------------------------------------------------
                                                                          =======       =======      =======       =======

                See notes to consolidated financial statements.

                  JON DOUGLAS REAL ESTATE SERVICES GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

1. ORGANIZATION AND BASIS OF PRESENTATION

  On November 15, 1995, Jon Douglas Real Estate Services Group, Inc. (the "Company") was formed for the purpose of merging the Jon Douglas Company and certain of its affiliates (collectively, the "Jon Douglas Companies" or "Predecessor") with Prudential California Realty and certain of its affiliates (collectively, the "Prudential Companies"). The Company accounted for the transaction using the historical cost amounts of the Jon Douglas Companies and the Prudential Companies (carryover basis). The acquisition of minority interests was accounted for as a purchase, with the excess acquisition cost being assigned to goodwill.

  In February 1996, Jon Douglas Financial (a wholly owned subsidiary of the Company) was merged into Hamera Corp. ("Hamera"), with Hamera as the surviving corporation. In connection with this merger, the Company became the owner of 100% of the issued and outstanding stock of the post-merger Hamera (Note 4).

  The accompanying consolidated financial statements present the operations of the Company for the period November 15, 1995 (date of merger) to December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1997 and its Predecessor for the period January 1, 1995 to November 14, 1995. The Jon Douglas Companies' financial statements are presented for the period January 1, 1995 to November 14, 1995, the date prior to the merger with the Prudential Companies (the "Merger"). The Company's financial statements are presented from the date of the Merger through its sale of operations to NRT Incorporated (Note 7). Because of merger adjustments recorded by the Company and its Predecessor, the accompanying consolidated financial statements of the Company are not directly comparable to those of its Predecessor.

2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

  The Company--The Company is primarily engaged in the business of providing residential real estate brokerage, title, mortgage, escrow, information and other real estate related services throughout California.

  Principles of Consolidation--The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles and include the accounts of the Company and its wholly owned subsidiaries, including: Jon Douglas Company, a California corporation; West Coast Escrow Company, a California corporation (formerly San Vicente Escrow Company); Equity Title Company, a California corporation; Douglas Referral Associates, a California corporation; and Jon Douglas Financial, a California corporation (including comparable operations of its predecessor). See "Organization and Basis of Presentation" above. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Revenue Recognition--Real estate commission revenues and the related commission expenses earned by agents are recognized upon the close of escrow or transfer of title.

                  JON DOUGLAS REAL ESTATE SERVICES GROUP, INC.

  Escrow and loan fees are recognized as income at the close of escrow.

  Title premium fees are recognized as income in the period the title policy is issued. A liability for estimated claim costs relating to title insurance policies issued is recorded when premium revenue is recognized and is based on prior experience.

  Depreciation and Amortization--Depreciation on furniture and equipment is computed using the straight-line method over the estimated useful lives ranging from two to seven years. Amortization on leasehold improvements is computed using the straight-line method over the shorter of the term of the leases, excluding options to renew, or their estimated useful lives.

  Deferred Costs--Deferred costs represent costs incurred in financing and are amortized over the term of the related debt.

  Amortization of Intangibles--Franchise costs are amortized over eight years (the initial term of the franchise agreement) (Note 6) and goodwill is amortized over 20 years. In addition, loan fees are amortized using the effective interest method over the lives of the respective loans.

  The Company periodically assesses whether there has been an impairment in the value of goodwill and other intangible assets by considering factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors.

  Income Taxes--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The Jon Douglas Companies operated as S corporations during the period January 1, 1995 to November 14, 1995. Accordingly, no provision for federal income tax was made during the period.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications--Certain reclassifications have been made to the 1995 and 1996 amounts to conform to the 1997 presentation.

                  JON DOUGLAS REAL ESTATE SERVICES GROUP, INC.

3. INCOME TAXES

  The provision (benefit) for income taxes includes the following:

                                                                        Predecessor
                                                                        ------------
                                                                        Jon Douglas
                                                                         Companies
                                                                        ------------ November 15,
                                                                         January 1,  1995 (date of               Nine months
                                                                          1995 to     merger) to    Year ended      ended
                                                                        November 14, December 31,  December 31, September 30,
                                                                            1995         1995          1996         1997
                                                                        ------------ ------------- ------------ -------------
   Federal:
     Current...........................................................     $             $           $2,151        $ --
     Deferred..........................................................                                  737         (702)
     Change in valuation allowance.....................................                               (1,563)       1,453
                                                                            ---           ---         ------        -----
                                                                                                       1,325          751
   State:
     Current...........................................................       4             5            767          --
     Deferred..........................................................                                                 6
     Change in valuation allowance.....................................                                                (6)
                                                                            ---           ---         ------        -----
                                                                            $ 4           $ 5         $2,092        $ 751
   --------------------------------------------------
                                                                            ===           ===         ======        =====

  The reconciliation of (loss) income before provision for income taxes at the statutory federal income tax rate to the Company's effective income tax rate is as follows:

                                                                        Predecessor
                                                                        ------------
                                                                        Jon Douglas
                                                                         Companies
                                                                        ------------ November 15,
                                                                         January 1,  1995 (date of               Nine months
                                                                          1995 to     merger) to    Year ended      ended
                                                                        November 14, December 31,  December 31, September 30,
                                                                            1995         1995          1996         1997
                                                                        ------------ ------------- ------------ -------------
   Net pre-tax (loss) income at statutory federal rate.................     --           (34.0)%       34.0%        (34.0)%
   State income taxes, net of federal benefit..........................     0.2%         (42.1)         5.4
   Change in valuation allowance.......................................     --            76.5        (16.8)%        65.2
   Other...............................................................     --                                        2.5
                                                                            ---          -----        -----         -----
   --------------------------------------------------                       0.2%           0.4%        22.6%         33.7%
                                                                            ===          =====        =====         =====

  The increase in the valuation allowance during the nine months ended September 30, 1997 is due to the inability of the Company to realize any of the tax benefit arising from the net operating loss sustained during the period.

  The Jon Douglas Companies operated as Subchapter S corporations during the period January 1, 1995 to November 14, 1995. As such, the Jon Douglas Companies were not liable for federal income taxes, and accordingly, no provision for federal income taxes was made during the period.

                  JON DOUGLAS REAL ESTATE SERVICES GROUP, INC.

4. RELATED PARTY TRANSACTIONS

  An affiliate of one of the Company's shareholders monitored its investment in the Company, pursuant to an Investment Monitoring Agreement, for an annual fee of $300. The investment monitoring fee amounted to $38, $300 and $225 for the period November 15, 1995 (date of merger) to December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. In connection with the merger of the Company with PRGI, the Investment Monitoring Agreement was terminated.

  The Company leases certain office facilities from entities in which shareholders of the Company have a financial interest. The rental payments to these affiliated entities amounted to $236, $392, $510 and $440 during the period January 1, 1995 to November 14, 1995, the period November 15, 1995 (date of merger) to December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

  In connection with the merger of Hamera, the Company issued irrevocable stock options to certain former shareholders of Hamera which entitle them to purchase up to 25% of the outstanding shares (subject to adjustment) of Hamera for a nominal amount. In addition, Hamera agreed to make payments to certain former shareholders based upon operating cash flow, as defined. During 1996 and 1997, Hamera paid approximately $365 and $475 to these former shareholders, which is included in other expenses in the accompanying consolidated statements of operations.

5. EMPLOYEE BENEFIT PLAN

  The Company adopted the Prudential employee benefit plan (the "Plan"), a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code. During 1995, 1996 and the nine months ended September 30, 1997, the Company did not authorize any contributions to the Plan. In connection with the merger of the Company with PRGI, the Plan was terminated.

6. COMMITMENTS AND CONTINGENCIES

  The Company had a claims management plan whereby, for an annual fee, independent real estate agents who worked out of the Company's offices were offered indemnification for claims filed against the Company and the real estate sales agents within the covered period. The fees collected from the agents for this indemnification were deferred and offset against legal expenses ratably over the term of the covered period (one year). During the period January 1, 1995 to November 14, 1995, the period November 15, 1995 (date of merger) to December 31, 1995, the year ended December 31, 1996 and the nine-month period ended September 30, 1997, fees of $1,197, $219, $2,622 and $2,080, respectively, were recognized and recorded as a reduction of legal expense.

  In accordance with a franchise agreement (the "Franchise Agreement"), prior to the PRGI transaction the Company paid to Prudential Real Estate Affiliates, Inc. ("PREA") a franchise fee

                  JON DOUGLAS REAL ESTATE SERVICES GROUP, INC.

based on 1.14% of gross sales, as defined, and an advertising fee. In addition, during 1996, certain PREA affiliates paid to the Company a management fee in connection with this franchise agreement. The Franchise Agreement ceased effective with the merger of the Company with PRGI (Note 7).

  Equity Title Company had an agreement which expired in 1998 with an insurance company whereby Equity Title was authorized to issue title insurance policies on behalf of the insurance company. Equity Title pays a percentage of gross title premiums to the insurance company and was responsible for up to $5,000 of any losses incurred in connection with each policy issued. In addition, Equity Title has a title plant agreement, expiring in 2000, with an insurance company whereby Equity Title rents the title plant for a percentage of gross title premiums. Because both the underwriting and plant costs are directly related to Equity Title's revenues, the future fixed commitments under these agreements cannot be determined.

  Certain key executives entered into annual employment contracts with the Company which guarantee a minimum annual base salary with incentive bonus compensation based on achieving certain financial performance targets. In connection with the merger of the Company with PRGI, such employment contracts were terminated (Note 7).

  As part of the consideration for a partial forgiveness of the Prudential Companies' debt prior to the Merger, the Company agreed to a contingent payment obligation ("CPO") equal to 10% of the Company's equity value, as defined, less $20,000 upon the occurrence of certain events, including the sale of all or substantially all of the Company's assets. In connection with the merger of the Company with PRGI, the Company paid $1,000 to satisfy the CPO (Note 7).

  The Company leases various properties under operating leases with terms ranging from one to eight years. Aggregate future minimum payments of such leases at September 30, 1997 are as follows:

Year ending September 30:
  1998.................................................................. $ 9,189
  1999..................................................................   8,460
  2000..................................................................   6,173
  2001..................................................................   4,450
  2002..................................................................   2,908
  Thereafter............................................................   2,834
                                                                         -------
      Total............................................................. $34,014
                                                                         =======

  The Company incurred rental expenses of $5,644, $2,230, $14,207 and $11,064 during the period January 1, 1995 to November 14, 1995, the period November 15, 1995 (date of merger) to December 31, 1995, the year ended December 31, 1996 and the nine-month period ended September 30, 1997, respectively.

                  JON DOUGLAS REAL ESTATE SERVICES GROUP, INC.

7. SUBSEQUENT EVENT

  In September 1997, the Company merged with and into Property Resources Group, Inc. ("PRGI"), a wholly owned subsidiary of Cendant Corporation, with the Company being the surviving entity. Subsequent to the merger with PRGI, certain of the Company's assets were acquired and certain liabilities assumed by NRT Incorporated. Effective October 1, 1997, the Company's results of operations were included in NRT Incorporated's consolidated financial statements.

  In connection with the merger of the Company with PRGI, the Company recorded certain merger-related expenses primarily related to employee severance payments and termination fees associated with the early termination of contractual obligations.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Cornish & Carey Residential, Inc.
San Mateo, California

  We have audited the accompanying statements of operations, shareholders' equity and cash flows of Cornish & Carey Residential, Inc. (the "Company") for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations, shareholders' equity and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations, shareholders' equity and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of operations, shareholders' equity and cash flows. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the statements of operations, shareholders' equity and cash flows referred to above, present fairly, in all material respects, the results of operations and cash flows of Cornish & Carey Residential, Inc. for the years ended December 31, 1995 and 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
San Francisco, California
June 19, 1998

                       CORNISH & CAREY RESIDENTIAL, INC.

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1995 AND 1996
      AND THE SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1997 (UNAUDITED)

                                                         Six Months Ended
                                                      ------------------------
                                                       June 30,     June 30,
                                                         1996         1997
                               1995         1996      (Unaudited)  (Unaudited)
                            -----------  -----------  -----------  -----------
REVENUES:
  Real estate commissions.. $61,562,247  $81,820,650  $39,517,342  $44,401,437
  Agent fees...............   1,391,069    1,367,899      580,837      590,172
  Other revenues...........         932      226,187      126,216      275,909
                            -----------  -----------  -----------  -----------
    Total revenues.........  62,954,248   83,414,736   40,224,597   45,267,518
                            -----------  -----------  -----------  -----------
EXPENSES:
  Commissions and
   referrals...............  42,017,224   57,045,512   27,048,177   31,396,761
  Salaries and related
   expenses................   8,137,527   11,093,363    5,280,452    4,603,704
  Facilities and related
   expenses (Note 2).......   4,487,478    4,979,577    2,463,805    2,343,613
  Advertising and
   promotion...............   3,051,250    3,238,123    1,678,574    1,674,129
  Professional fees and
   settlement costs........   1,349,873    1,621,444      701,414      332,048
  Depreciation and
   amortization............     978,237    1,177,323      541,910      653,563
  General and
   administrative..........   1,931,709    1,889,358      428,860    1,040,709
                            -----------  -----------  -----------  -----------
    Total expenses.........  61,953,298   81,044,700   38,703,192   42,044,527
                            -----------  -----------  -----------  -----------
INCOME FROM OPERATIONS.....   1,000,950    2,370,036    1,521,405    3,222,991
OTHER INCOME (EXPENSE):
  Interest income..........      32,171      135,717       32,780       73,413
  Interest expense.........    (102,092)    (117,200)     (58,035)     (37,412)
  Other income.............     178,049      153,285          --        94,092
  Other expense (Note 6)...    (489,205)    (199,834)    (108,144)      (4,403)
                            -----------  -----------  -----------  -----------
    Total other income
     (expense).............    (381,077)     (28,032)    (133,399)     125,690
                            -----------  -----------  -----------  -----------
INCOME BEFORE INCOME TAX
 PROVISION.................     619,873    2,342,004    1,388,006    3,348,681
INCOME TAX PROVISION (Note
 3)........................     284,842      958,422      567,077    1,372,357
                            -----------  -----------  -----------  -----------
NET INCOME................. $   335,031  $ 1,383,582  $   820,929  $ 1,976,324
                            ===========  ===========  ===========  ===========


                       See notes to financial statements.

                       CORNISH & CAREY RESIDENTIAL, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1995 AND 1996
               AND THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)

                                   Common Stock                      Total
                                 -----------------   Retained    Shareholders'
                                 Shares   Amount     Earnings       Equity
                                 ------  ---------  -----------  -------------
BALANCE, January 1, 1995........ 3,648   $ 693,199  $ 2,288,564   $ 2,981,763
Repurchase and retirement of
 common stock (Note 5)..........  (730)   (138,716)    (861,284)   (1,000,000)
Net income......................                        335,031       335,031
                                 -----   ---------  -----------   -----------
BALANCE, December 31, 1995...... 2,918     554,483    1,762,311     2,316,794
Dividends paid..................                       (300,000)     (300,000)
Net income......................                      1,383,582     1,383,582
                                 -----   ---------  -----------   -----------
BALANCE, December 31, 1996...... 2,918     554,483    2,845,893     3,400,376
Dividends paid (unaudited)......                     (1,052,210)   (1,052,210)
Net income (unaudited)..........                      1,976,324     1,976,324
                                 -----   ---------  -----------   -----------
BALANCE, June 30, 1997
 (unaudited).................... 2,918   $ 554,483  $ 3,770,007   $ 4,324,490
                                 =====   =========  ===========   ===========



                       See notes to financial statements.

                       CORNISH & CAREY RESIDENTIAL, INC.

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1995 AND 1996
      AND THE SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1997 (UNAUDITED)

                                                          Six Months Ended
                                                       ------------------------
                                                        June 30,     June 30,
                                                          1996         1997
                                1995         1996      (Unaudited)  (Unaudited)
                             -----------  -----------  -----------  -----------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income................ $   335,031  $ 1,383,582  $  820,929   $ 1,976,324
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Depreciation and
     amortization...........     978,237    1,177,323     541,910       653,563
    Provision for deferred
     income taxes...........     221,000      (87,000)    (52,000)       26,000
    Loss on sale of fixed
     assets.................       3,310       69,155       4,137         4,403
    Loss on disposition of
     fixed assets included
     in loss on office
     closures...............                   41,719      41,719
    Loss on sale of land and
     real property held for
     resale.................      31,819
    Gain on investment in
     partnerships...........     (25,364)
    Change in operating
     assets and liabilities:
      Receivables...........    (184,303)    (150,693)   (920,494)     (263,489)
      Refundable income
       taxes................     (88,000)     110,000
      Prepaid expenses......     422,840     (104,654)   ( 79,650)      (29,325)
      Refundable deposits...      (3,553)        (254)   (141,401)     (181,965)
      Accounts payable......     (21,908)   1,151,673   1,671,251      (308,705)
      Accrued expenses......     150,953      359,585     915,558       533,297
                             -----------  -----------  ----------   -----------
        Net cash provided by
         operating
         activities.........   1,820,062    3,950,436   2,801,959     2,410,103
                             -----------  -----------  ----------   -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Investment in
   partnership..............                  (33,844)                    5,052
  Proceeds from investment
   in partnership...........     126,230
  Proceeds from sale of land
   and real property held
   for sale.................     253,181
  Principal payments
   received on notes
   receivable...............      36,125      177,538     106,246
  Issuance of notes
   receivable...............    (264,937)    (112,245)    (97,455)       (9,810)
  Proceeds from disposition
   of fixed assets..........       7,709        8,141       8,141        55,604
  Purchase of fixed assets..  (1,876,031)  (1,744,333)   (617,609)     (309,093)
                             -----------  -----------  ----------   -----------
        Net cash used in
         investing
         activities.........  (1,717,723)  (1,704,743)   (602,677)     (258,247)
                             -----------  -----------  ----------   -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Principal payments on
   long-term debt...........    (571,399)    (877,995)   (295,043)     (269,486)
  Proceeds from long-term
   debt.....................     666,412      500,296     500,296
  Dividend paid.............                 (300,000)        --     (1,052,210)
  Repurchase of common
   stock....................    (400,000)
                             -----------  -----------  ----------   -----------
        Net cash (used in)
         provided by
         financing
         activities.........    (304,987)    (677,699)    205,253    (1,321,696)
                             -----------  -----------  ----------   -----------
(DECREASE) INCREASE IN CASH
 AND EQUIVALENTS............    (202,648)   1,567,994   2,404,535       830,160
CASH AND CASH EQUIVALENTS,
 Beginning of year..........   1,426,339    1,223,691   1,223,691     2,791,685
                             -----------  -----------  ----------   -----------
CASH AND CASH EQUIVALENTS,
 End of year................ $ 1,223,691  $ 2,791,685  $3,628,226   $ 3,621,845
                             ===========  ===========  ==========   ===========
SUPPLEMENTAL CASH FLOW
 INFORMATION:
  Interest paid............. $   102,000  $   117,000  $   58,000   $    37,000
                             ===========  ===========  ==========   ===========
  Income taxes paid......... $   185,000  $    93,000  $   45,000   $   872,000
                             ===========  ===========  ==========   ===========
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING AND
 FINANCING ACTIVITIES:
  Notes payable issued in
   repurchase of common
   stock.................... $   600,000  $       --   $      --    $       --
                             ===========  ===========  ==========   ===========
  Notes payable issued in
   acquisition of fixed
   assets................... $    82,407  $       --   $      --    $       --
                             ===========  ===========  ==========   ===========

                       See notes to financial statements.

                       CORNISH & CAREY RESIDENTIAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1996
      AND THE SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1997 (UNAUDITED)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business--Cornish & Carey Residential, Inc. (the "Company") provides real estate marketing and brokerage services related to residential properties. The Company provides these services from 23 separate offices located in Northern California. In 1996, the Company also began licensing its name to other high-end residential real estate brokerages in the Bay Area.

  During September 1997, certain of the Company's assets were acquired and certain liabilities were assumed by NRT Incorporated.

  Revenue Recognition--Commissions are recognized upon the close of escrow. Fees paid by agents are recognized as supporting services are rendered to agents.

  Depreciation and Amortization--Depreciation is computed using the straight-line method over estimated useful lives of three to seven years.

  Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or the estimated useful life of the assets.

  Commission and Referral Expenses--Commission expenses are recorded upon the close of escrow. Referral expenses are recorded as services are performed.

  Cash and Cash Equivalents--For purposes of the statement of cash flows, the Company considers all highly-liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  The Company routinely maintains cash deposits with a major financial institution. Such deposits exceed the $100,000 limit insured by the Federal Deposit Insurance Corporation.

  Advertising Costs--Costs associated with the production of advertising, such as writing copy, printing, and other costs, are charged to expense when incurred. Costs associated with communicating advertising that has been produced, such as newspaper and billboard space, are charged to expense as services are received.

  Income Taxes--The Company uses the liability method to account for income taxes. Deferred income tax assets and liabilities result when the Company's carrying value for assets and liabilities for income tax purposes is different from the amount on its financial statements. Deferred income taxes result principally from depreciation, franchise tax expense, and reserves recorded for financial statement purposes which are not deductible for income tax purposes until realized.

                       CORNISH & CAREY RESIDENTIAL, INC.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Unaudited Information--The financial information with respect to the six-months ended June 30, 1996 and June 30, 1997 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the six-months ended June 30, 1996 and June 30, 1997 are not necessarily indicative of the results to be expected for the full year.

2. COMMITMENTS AND CONTINGENCIES

  Lease Commitments--The Company leases its office facilities under operating lease agreements. Rent expense in 1995 and 1996 was approximately $3,394,000 and $3,652,000, respectively. Rent expense during the six-months ended June 30, 1996 and June 30, 1997 (unaudited) was $1,861,000 and $1,720,000, respectively.

  At June 30, 1997 (unaudited), future minimum operating lease payments are approximately:

   Year ending June 30 (unaudited):
     1998.......................................................... $ 2,713,152
     1999..........................................................   1,984,199
     2000..........................................................   1,305,648
     2001..........................................................     880,888
     2002..........................................................     621,528
     Thereafter....................................................   3,323,004
                                                                    -----------
   Total........................................................... $10,828,419
                                                                    ===========

  The Company leased certain of its office facilities from a related party in 1995. Rent paid for these facilities in 1995 was approximately $434,000. As of November 1995, the lessor is no longer considered a related party.

  Contingencies--The Company is involved in certain legal actions and claims arising in the ordinary course of its business. While the Company believes many of these claims are without merit, from time to time it will settle matters to avoid the cost of litigation. During 1995 and 1996, the Company settled several matters for aggregate payments of approximately $482,000 and $415,000, respectively. Settlement payments during the six months ended June 30, 1996 and June 30, 1997 (unaudited) were approximately $269,000 and $100,000, respectively. In addition, the Company provides reserves against matters that are still pending, when it believes it is appropriate to do so. With respect to all known unsealed actions and claims, the Company believes they will be resolved without material effect on the Company's financial position or results of operations and cash flows.

                       CORNISH & CAREY RESIDENTIAL, INC.

3. INCOME TAXES

  The provision for income taxes consists of the following:

                                                           Six Months Ended
                                                        -----------------------
                                                         June 30,    June 30,
                              December 31, December 31,    1996        1997
                                  1995         1996     (Unaudited) (Unaudited)
                              ------------ ------------ ----------- -----------
   Current:
     Federal.................   $ 57,889    $  814,703   $482,840   $1,138,739
     State...................      5,953       230,719    136,237      207,618
                                --------    ----------   --------   ----------
       Total.................     63,842     1,045,422    619,077    1,346,357
                                --------    ----------   --------   ----------
   Deferred:
     Federal.................    166,000       (86,000)   (51,000)      22,000
     State...................     55,000        (1,000)    (1,000)       4,000
                                --------    ----------   --------   ----------
       Total.................    221,000       (87,000)   (52,000)      26,000
                                --------    ----------   --------   ----------
   Total.....................   $284,842    $  958,422   $567,077   $1,372,357
                                ========    ==========   ========   ==========

  The reconciliation between the Company's effective tax rate and the statutory federal income tax rate is as follows:

                                                           Six Months Ended
                                                        -----------------------
                                                         June 30,    June 30,
                              December 31, December 31,    1996        1997
                                  1995         1996     (Unaudited) (Unaudited)
                              ------------ ------------ ----------- -----------
   Statutory federal income
    tax rate................      34.0%        34.0%       34.0%       34.0%
   State income taxes, net
    of federal tax benefit..       6.2          6.2         6.2         6.2
   Nondeductible
    entertainment and
    officers' life
    insurance...............       3.5          0.7         0.7         0.4
   Tax-exempt dividend
    income..................      (1.1)        (0.5)       (0.4)
   Other....................       3.4          0.5         0.4         0.4
                                  ----         ----        ----        ----
   Total....................      46.0%        40.9%       40.9%       41.0%
                                  ====         ====        ====        ====

4. PENSION PLAN

  The Company had a defined contribution pension plan (401(k) plan). All employees over the age of 21 who completed at least one year of service were eligible to participate. Participants could elect to have amounts deducted from their compensation and contributed to the 401(k) plan up to the limit allowed by applicable laws. All such contributions were fully vested to the employee. While the Company was not required to make contributions to the 401(k) plan, it had accrued a $35,000 and $30,000 contribution for 1995 and 1996, respectively. For the six months ended June 30, 1996 and 1997, the Company had accrued $15,000 and $15,000, respectively. Subsequent to the acquisition (Note 1), the plan was terminated.

5. RELATED-PARTY TRANSACTIONS

  During 1995, the Company repurchased and retired capital stock from a shareholder. The Company purchased the shares for $1,000,000 ($400,000 in cash and $600,000 in a note).

                       CORNISH & CAREY RESIDENTIAL, INC.

6. INVESTMENT IN MARKETING VENTURE

  During 1995, the Company purchased the operating rights to certain specialized computer software to enhance its residential home marketing efforts. Because of the developer's inability to continue supporting and maintaining the software, the Company abandoned these assets in October 1995. The total costs written off related to these assets amount to approximately $406,000 and are included in other expense in the accompanying statements of operations.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of Contempo Realty, Inc.
Contempo Relocation, Inc.
and
To the Partners of Blossom Valley Partnership
Morgan Hill Partnership
Bascom Partnership

  We have audited the accompanying combined statements of operations, owners' equity and cash flows of Contempo Realty, Inc., Contempo Relocation, Inc. and the Blossom Valley, Morgan Hill and Bascom general partnerships, which are under common ownership and common management, for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the management of the companies and partnerships. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of operations, owners' equity and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of operations, owners' equity and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statements of operations, owners' equity and cash flows. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such combined statements of operations, owners' equity and cash flows present fairly, in all material respects, the combined results of operations of the companies and partnerships referred to above and their combined cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
San Francisco, California
June 26, 1998

                                CONTEMPO REALTY

                       COMBINED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                               1994        1995        1996
                                            ----------- ----------- -----------
REVENUE:
  Commission income........................ $34,615,265 $36,807,848 $54,333,863
  Other revenues...........................   2,325,102   3,102,626   2,033,736
                                            ----------- ----------- -----------
    Total..................................  36,940,367  39,910,474  56,367,599
EXPENSES:
  Commission and referral fees.............  26,805,532  29,193,097  42,592,573
  Salaries and related expenses............   2,338,300   2,514,483   4,004,671
  Facilities and related expenses..........   2,206,076   2,215,809   2,558,936
  Advertising and promotion................   1,214,832   1,216,675   1,117,804
  Depreciation and amortization............     372,946     498,478     499,059
  General and administrative...............   3,438,423   3,203,931   3,452,880
                                            ----------- ----------- -----------
    Total..................................  36,376,109  38,842,473  54,225,923
                                            ----------- ----------- -----------
INCOME FROM OPERATIONS.....................     564,258   1,068,001   2,141,676
OTHER INCOME...............................      74,725     107,264      51,361
                                            ----------- ----------- -----------
INCOME BEFORE INCOME TAX PROVISION.........     638,983   1,175,265   2,193,037
PROVISION FOR INCOME TAX (Note 2)..........      12,902     219,599     433,660
                                            ----------- ----------- -----------
NET INCOME................................. $   626,081 $   955,666 $ 1,759,377
                                            =========== =========== ===========


            See accompanying notes to combined financial statements.

                                CONTEMPO REALTY

                     COMBINED STATEMENTS OF OWNERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                            Shareholders' Equity
                                          ------------------------
                                           Common Stock               Total
                              Partners'   --------------- Retained   Owners'
                                Equity    Shares  Amount  Earnings    Equity
                              ----------  ------ -------- --------  ----------
BALANCE, JANUARY 1, 1994..... $  170,189  32,061 $325,911 $151,815  $  647,915
CASH DISTRIBUTIONS...........   (758,849)                             (758,849)
NET INCOME (LOSS)............    643,863                   (17,782)    626,081
                              ----------  ------ -------- --------  ----------
BALANCE, DECEMBER 31, 1994...     55,203  32,061  325,911  134,033     515,147
CASH DISTRIBUTIONS...........   (515,859)                             (515,859)
NET INCOME...................    766,708                   188,958     955,666
                              ----------  ------ -------- --------  ----------
BALANCE, DECEMBER 31, 1995...    306,052  32,061  325,911  322,991     954,954
CASH DISTRIBUTIONS...........   (920,632)                             (920,632)
NET INCOME...................  1,276,439                   482,938   1,759,377
                              ----------  ------ -------- --------  ----------
BALANCE, DECEMBER 31, 1996... $  661,859  32,061 $325,911 $805,929  $1,793,699
                              ==========  ====== ======== ========  ==========


            See accompanying notes to combined financial statements.

                                CONTEMPO REALTY

                       COMBINED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                              1994        1995        1996
                                            ---------  ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................... $ 626,081  $  955,666  $ 1,759,377
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation...........................   372,946     498,478      499,059
    Loss on disposal of fixed assets.......     8,403       2,274       36,392
    Changes in assets and liabilities:
      Receivables..........................   (21,509)   (139,572)    (102,054)
      Prepaid expenses.....................                            (49,974)
      Other assets.........................   (36,845)    (39,978)     (60,924)
      Trade payables.......................   (34,560)    176,944       17,177
      Accrued expenses.....................    14,951      99,256       81,868
      Other liabilities....................   (60,498)     19,800      249,164
                                            ---------  ----------  -----------
        Net cash provided by operating
         activities........................   868,969   1,572,868    2,430,085
                                            ---------  ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of fixed assets.......                              2,564
  Purchase of property and equipment.......  (877,000)   (792,732)    (431,796)
  Investment in affiliated entities........               (68,306)    (150,920)
  Distributions from affiliated entities...    85,729                    2,834
                                            ---------  ----------  -----------
        Net cash used in investing
         activities........................  (791,271)   (861,038)    (577,318)
                                            ---------  ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions paid.......................  (758,849)   (515,859)    (920,632)
  Increase (decrease) in credit line
   payable.................................    65,801       4,298      (25,444)
  Increase (decrease) in notes payable.....   527,808     129,420     (268,876)
  Repayments of loans from shareholders....   (48,134)    (44,997)    (262,464)
                                            ---------  ----------  -----------
        Net cash used in financing
         activities........................  (213,374)   (427,138)  (1,477,416)
                                            ---------  ----------  -----------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS...............................  (135,676)    284,692      375,351
CASH AND CASH EQUIVALENTS, beginning of
 year......................................   741,741     606,065      890,757
                                            ---------  ----------  -----------
CASH AND CASH EQUIVALENTS, end of year..... $ 606,065  $  890,757  $ 1,266,108
                                            =========  ==========  ===========
SUPPLEMENTAL CASH FLOW INFORMATION--
  Interest paid............................ $  69,000  $  168,000  $   111,000
                                            =========  ==========  ===========
  Income taxes paid........................ $     --   $  190,000  $   430,000
                                            =========  ==========  ===========

            See accompanying notes to combined financial statements.

                                CONTEMPO REALTY

                  NOTES TO COMBINED STATEMENTS OF OPERATIONS,
                         OWNERS' EQUITY AND CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Presentation--The statements of operations, owners' equity and cash flows for Contempo Realty, Inc., Contempo Relocation, Inc., and the Morgan Hill, Almaden and Bascom general partnerships (collectively, the "Company" or "Contempo Realty") have been combined, due to common ownership and common management, and are presented herein. Contempo Realty, Inc. has a 10% direct interest in each of the partnerships.

  Nature of Business--The Company provides real estate marketing and brokerage services related to resident properties. The Company operates business locations in Santa Clara, San Benito and Alameda Counties.

  During March 1997, the Company was acquired by Coldwell Banker Residential Brokerage Corporation, an affiliate of National Realty Trust.

  Cash and Cash Equivalents--The Company considers cash investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Depreciation and Amortization--Depreciation is computed using the straight-line method over estimated useful lives of three to seven years.

  Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or the estimated useful life of the assets.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition--Real estate commissions are recorded as revenue upon close of escrow or upon transfer of title. Other fees including management and referral fees are recorded as revenue at the time the related services have been performed by the Company unless significant future contingencies exist.

  Income Taxes--The Company uses the same method of depreciation for financial reporting purposes as used for federal income tax reporting purposes. There is no deferred tax liability, as there are no timing differences relating to income or expenses.

  Income tax has been provided only on the income of Contempo Realty, Inc. and Contempo Relocation, Inc. (the "Corporations"). This includes the Corporations' share of the partnerships' income. No tax has been provided for the partnerships as this tax is the responsibility of the individual partners.

                                CONTEMPO REALTY

                  NOTES TO COMBINED STATEMENTS OF OPERATIONS,
                   OWNERS' EQUITY AND CASH FLOWS--(Continued)

2. INCOME TAX PROVISION

  As tax is only provided on the Corporations' (loss) income, the following table shows the corporate taxable income for each year:

                                                  1994       1995       1996
                                                --------  ---------- ----------
   Corporate (loss) income..................... $ (4,880) $  408,557 $  916,598
   Partnership income..........................  643,863     766,708  1,276,439
                                                --------  ---------- ----------
   Income before income tax provision.......... $638,983  $1,175,265 $2,193,037
                                                ========  ========== ==========

  The income tax provision consists of the following at December 31:

                                                        1994     1995     1996
                                                       ------- -------- --------
   Federal............................................ $ 9,128 $183,856 $363,076
   State..............................................   3,774   35,743   70,584
                                                       ------- -------- --------
   Total.............................................. $12,902 $219,599 $433,660
                                                       ======= ======== ========

  The Company has no federal or state carryovers or deferred tax attributes remaining as of December 31, 1996.

  The reconciliation between the Corporations' effective tax rate on income before taxes and the statutory federal income tax rate is as follows at December 31:

                                                         1994    1995   1996
                                                        ------   ----   ----
   Statutory federal income tax rate...................   34.0 % 34.0 % 34.0 %
   State income taxes, net of federal benefit..........    6.2    6.2    6.2
   Nondeductible entertainment and officers' life in-
    surance............................................   12.3    1.8    1.0
   Taxable interentity partnership income.............. (293.2)  14.7    9.1
   Others..............................................  (23.7)  (3.0)  (3.0)
                                                        ------   ----   ----
   Total............................................... (264.4)% 53.7 % 47.3 %
                                                        ======   ====   ====

3. MINIMUM LEASE COMMITMENTS

  The Company leases its office facilities under operating lease agreements. Rent expense in 1994, 1995 and 1996 was $1,634,000, $1,840,000 and $2,071,000,
respectively. Also, the Company is obligated under lease agreements for various office equipment.

                                CONTEMPO REALTY

                  NOTES TO COMBINED STATEMENTS OF OPERATIONS,
                   OWNERS' EQUITY AND CASH FLOWS--(Continued)

  At December 31, 1996, future minimum operating lease payments for office facilities and equipment are approximately:

                                                              Office
                                                            Facilities Equipment
                                                            ---------- ---------
Year ending December 31:
  1997..................................................... $1,295,339 $239,758
  1998.....................................................  1,161,219  180,371
  1999.....................................................    825,444   64,469
  2000.....................................................    482,909   22,660
  2001.....................................................    388,404    3,779
  Thereafter...............................................     47,486
                                                            ---------- --------
Total...................................................... $4,200,801 $511,037
                                                            ========== ========

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Barbara Sue Seal Properties, Inc.
Portland, Oregon

  We have audited the accompanying statements of operations and retained earnings and of cash flows of Barbara Sue Seal Properties, Inc. (the "Company") for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations and retained earnings and of cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations and retained earnings and of cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of operations and retained earnings and of cash flows. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the statements of operations and retained earnings and of cash flows referred to above, present fairly, in all material respects, the results of operations and cash flows of Barbara Sue Seal Properties, Inc. for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

Portland, Oregon
July 1, 1998

                       BARBARA SUE SEAL PROPERTIES, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 and 1997 (UNAUDITED)

                                                    Nine Months   Nine Months
                                                       Ended         Ended
                                       Year Ended    Spetember   September 30,
                                      December 31,   30, 1996         1997
                                          1996      (unaudited)   (unaudited)
                                      ------------  -----------  -------------
REVENUES:
  Real estate commissions............ $20,292,752   $15,455,489   $17,000,134
  Other..............................     392,013        96,546        47,391
                                      -----------   -----------   -----------
    Total revenues...................  20,684,765    15,552,035    17,047,525
                                      -----------   -----------   -----------
EXPENSES:
  Commissions........................  13,455,268     9,829,784    11,474,149
  Salaries and wages.................   1,806,585     1,408,419     1,407,303
  Advertising and marketing..........   1,784,286     1,210,478     1,297,049
  Rent...............................   1,121,253       842,238       819,721
  General and administrative.........   1,141,787       954,218       904,493
  Depreciation and amortization......     220,828       132,300       286,919
                                      -----------   -----------   -----------
    Total expenses...................  19,530,007    14,377,457    16,189,634
                                      -----------   -----------   -----------
INCOME FROM OPERATIONS...............   1,154,758     1,174,578       857,891
                                      -----------   -----------   -----------
INTEREST INCOME (EXPENSE):
  Interest income....................      53,706        27,264        39,678
  Interest expense...................      (1,095)       (1,095)         (230)
                                      -----------   -----------   -----------
    Interest income--net.............      52,611        26,169        39,448
                                      -----------   -----------   -----------
NET INCOME...........................   1,207,369     1,200,747       897,339
RETAINED EARNINGS, BEGINNING OF
 PERIOD..............................   1,728,273     1,728,273     1,677,642
DISTRIBUTIONS........................  (1,258,000)     (730,000)     (943,000)
                                      -----------   -----------   -----------
RETAINED EARNINGS, END OF PERIOD..... $ 1,677,642   $ 2,199,020   $ 1,631,981
                                      ===========   ===========   ===========


                       See notes to financial statements.

                       BARBARA SUE SEAL PROPERTIES, INC.

                            STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 and 1997 (UNAUDITED)

                                                      Nine Months   Nine Months
                                                         Ended         Ended
                                                     September 30, September 30,
                                                         1996          1997
                                            1996      (unaudited)   (unaudited)
                                         ----------  ------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................  $1,207,369   $1,200,747    $  897,339
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation and amortization......     220,828      132,300       286,919
    Bad debt (recovery) expense........       4,801        2,152        (8,108)
    Gain on sale of investment in
     securities........................     (34,854)     (26,141)          --
    Change in:
      Commissions receivable...........     (44,134)      69,921        20,028
      Other receivables................      (5,716)      (7,011)       (5,750)
      Prepaid expenses.................       9,688       11,101        (5,898)
      Accounts payable.................     112,876        1,479       (49,433)
      Accrued bonuses and commissions
       to agents.......................     199,518      (22,156)     (257,239)
      Deferred compensation............      75,233       54,492       174,447
      Accrued and related tax
       benefits........................       9,148       15,029       (12,130)
      Other accrued liabilities........       3,865          (59)       (1,473)
                                         ----------   ----------    ----------
        Net cash provided by operating
         activities....................   1,758,622    1,409,653     1,038,702
                                         ----------   ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment and leasehold
   improvements........................    (511,638)    (389,228)      (45,061)
  Investment in securities, net........     (12,971)     262,104       143,881
  Decrease (Increase) in notes
   receivable..........................      79,364       61,139       (50,109)
                                         ----------   ----------    ----------
        Net cash (used in) provided by
         investing activities..........    (445,245)     (65,985)       48,711
                                         ----------   ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES--
 Distributions.........................  (1,258,000)    (730,000)     (943,000)
                                         ----------   ----------    ----------
NET INCREASE IN CASH AND CASH
 EQUIVALENTS...........................      55,377      613,668       144,413
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD................................     276,637      276,637       332,014
                                         ----------   ----------    ----------
CASH AND CASH EQUIVALENTS, END OF
 PERIOD................................  $  332,014   $  890,305    $  476,427
                                         ==========   ==========    ==========


                       See notes to financial statements.

                       BARBARA SUE SEAL PROPERTIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 and 1997 (UNAUDITED)
1. ORGANIZATION

  Barbara Sue Seal Properties, Inc. (the "Company"), founded in 1983, operates as a real estate broker/dealer specializing in sales of prestigious residential real estate in Oregon and Washington.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents include all cash balances and highly-liquid investments, all of which have maturities of three months or less.

  Depreciation--Equipment and leasehold improvements are depreciated using the straight-line method over its estimated useful life ranging from 5 to 31 years.

  Revenue Recognition--Commissions are recognized at the time sales are closed.

  Advertising Costs--Advertising costs are expensed when incurred.

  Income Taxes--The Company has elected under the Internal Revenue Code to be an S Corporation. In lieu of corporation income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. LEASING COMMITMENTS

  The Company leases office space under the long-term operating lease agreements. Most leases have original terms of five years with several three- to five-year renewal options with terms and conditions similar to the original lease.

The Uptown branch is leased from the 100% stockholder of the Company, and the Wilsonville branch is leased from the Seal Family, LLC, a related party. The Sunset Corridor Branch is leased from Seal-Wieden, LLC, a related party. Total rent paid to the stockholder and related party amounted to $285,008 for the year ended December 31, 1996 and, $208,006 and $229,606 for the nine months ended September 30, 1996 and 1997, respectively (unaudited).

                       BARBARA SUE SEAL PROPERTIES, INC.

  The following is a schedule, by years, of future minimum lease payments under leases that have initial or remaining noncancelable lease terms in excess of one year as of the nine months ended September 30, 1997 (unaudited):

                                                                    Nine Months
                                                                       Ended
                                                                   September 30,
                                                                       1997
                                                                   -------------
                                                                    (Unaudited)
       1998.......................................................  $  214,419
       1999.......................................................     778,955
       2000.......................................................     546,542
       2001.......................................................     486,229
       2002.......................................................     332,338
       Thereafter.................................................     260,000
                                                                    ----------
                                                                    $2,618,483
                                                                    ==========

  Beginning in 1995, the Company subleased a portion of its office space under month-to-month leases. Sublease rental income was $99,600 in 1996.

  Rental expense under operating leases was $1,121,253 for the year ended December 31, 1996 and, $842,258 and $819,721 for the nine months ended September 30, 1996 and 1997, respectively (unaudited).

4. RETIREMENT PLAN

  The Company has a defined contribution profit sharing pension plan covering substantially all of its employees with contributions set at the discretion of management. The total contributions to the plan were $20,000 for the year ended December 31, 1996 and, $8,100 and $20,000 for the nine months ended September 30, 1996 and 1997, respectively (unaudited).

5. DEFERRED COMPENSATION PLANS

  The Company established a deferred compensation system in 1990 called the President's Council. Employees are admitted into the Plan based on sales and years of service and vest five years after entering the plan. The Company makes contributions based on level of sales and years of service. The plan was amended in March 1996, retroactive to January 1, 1995 to read that participants in the plan who are 100% vested will not be allowed to withdraw from the plan except for termination, retirement or economic hardship reasons.

  The Company established an additional deferred compensation system in 1992 called the Roundtable. Employees are admitted into this plan based on sales and years of service. The Company makes contributions based on level of sales and years of service. Contributions to the President's Council and Roundtable deferred compensation plans were $81,775 for the year ended December 31, 1996 and, $101,522 and $90,512 for the nine months ended September 30, 1996 and 1997, respectively (unaudited).

                       BARBARA SUE SEAL PROPERTIES, INC.

6. SUBSEQUENT EVENT

  On October 10, 1997, the Company was acquired by NRT, Inc. After the acquisition, the Company became Coldwell Banker Barbara Sue Seal Properties.

  As a result of the acquisition, the Company terminated the employee profit sharing plan and both the President's Council and Roundtable deferred compensation plans. In November 1997, participants' account balances were dispersed resulting in total distributions of $652,197, $742,455, and $18,915, for each of the respective plans.

                                  * * * * * *

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     , 1999

                                NRT Incorporated

                               Shares of Common Stock

                            ---------------------

                                 PROSPECTUS

                            ---------------------

                          Donaldson, Lufkin & Jenrette
                            Bear, Stearns & Co. Inc.
                              Merrill Lynch & Co.
                           Morgan Stanley Dean Witter

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters that are not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create any implication that the information contained herein or the affairs of the company have not changed since the date hereof.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Until    , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II

Item 13. Other Expenses of Issuance and Distribution.

  The following table indicates the estimated expenses to be incurred in connection with the offering, all of which will be paid by the Company.

   SEC registration fee................................................ $62,550
   NASD fee............................................................  23,000
   NYSE listing fee....................................................       *
   Accounting fees and expenses........................................       *
   Legal fees and expenses.............................................       *
   Printing and engraving..............................................       *
   Transfer agent's fees...............................................       *
   Blue sky fees and expenses (including counsel fees).................       *
   Miscellaneous expenses..............................................       *
                                                                        -------
     Total............................................................. $     *
                                                                        =======

---------------------
* To be completed by amendment.

Item 14. Indemnification of Directors and Officers

  As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), the Restated Certificate of Incorporation of the Company (filed herewith as Exhibit 3.1) (the "Restated Certificate") provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director other than for
(i) breaches of the directors' duty of loyalty to the Company and its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL and (iv) any transaction from which the director derived an improper personal benefit.

  Section 145 of the DGCL provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other court shall deem proper.

  The Restated Certificate and the Amended and Restated By-laws of the Company (filed herewith as Exhibit 3.2) (the "Restated By-laws") provide for indemnification of officers and directors of the Company, both past and present, to the fullest extent permitted by the DGCL, and allow the Company to advance or reimburse litigation expenses upon submission by the director or officer of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer pursuant to the Restated By-laws. The Restated By-laws also authorize the Company to purchase and maintain insurance on behalf of an officer or director, past or present, against any liability asserted against him in any such capacity whether or not the Company would have the power to indemnify him against such liability under the provisions of its certificate of incorporation or Section 145 of the DGCL.

  The Company intends to provide liability insurance for each of its directors and officers against certain losses arising from claims made against them while acting in their capacities as directors or officers of the Company, whether or not the Company would have the power to indemnify such person against such losses, as permitted by law.

  The form of Underwriting Agreement filed herewith as Exhibit 1.1 provide, among other things, for the indemnification by the Underwriters of directors and certain officers of the Company against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

  In connection with the formation of the Company, on August 29, 1997, certain affiliates of Apollo Management, L.P. purchased 100 shares of Common Stock of the Company (subsequently split at the rate of 100,000 shares for each share outstanding) for $20,000,000 in cash and 55,000 shares of 18.00% Series C Cumulative Junior Redeemable Preferred Stock ("Junior Preferred Stock") of the Company for $40,500,000 in cash. On the same date, Cendant Corporation purchased 132,500 shares of 9.00% Series A Cumulative Senior Redeemable Preferred Stock ("Senior Preferred Stock") of the Company for $132,500,000 in cash and 24,000 shares of 5.00% Series B Cumulative Convertible Redeemable Preferred Stock of the Company for $24,000,000 in cash. On September 11, 1997, Cendant purchased an additional 25,091 shares of Senior Preferred Stock for $25,091,000 in cash, and certain affiliates of Apollo purchased 13,510 shares of Junior Preferred Stock for $13,510,000 in cash. All such transactions were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") in reliance on Section 4(2) of the Securities Act on the basis that such transactions did not involve a public offering.

Items 16. Exhibits

 (a) Exhibits:

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  1.1*   Form of Underwriting Agreement.
  3.1    Form of Restated Certificate of Incorporation of the Company.
  3.2    Form of Amended and Restated By-laws of the Company.
  4.1*   Specimen of Common Stock Certificate.
  5.1*   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, regarding legality of securities being registered.
 10.1    Master Membership Agreement, dated as of February 9, 1999, between ERA
         Franchise Systems, Inc. and the Company.
 10.2    Master Century 21 Real Estate Franchise Agreement, dated as of
         February 9, 1999, between Century 21 Real Estate Corporation and the
         Company.
 10.3    Master Real Estate Franchise Agreement, dated as of February 9, 1999, between Coldwell Banker Real Estate Corporation and the Company.
 10.4    Form of Amended and Restated Stockholders Agreement, among the
         Company, Apollo Management, L.P., Cendant Corporation and the
         stockholders named therein.
 10.5    Acquisition Cooperation Agreement, dated as of February 9, 1999, between Cendant Corporation and the Company.
 10.6    Marketing Agreement, dated as of August 11, 1997, between the Company and Cendant Mortgage Corporation.
 10.7    Program Outsourcing Agreement, dated as of February 9, 1999, between the Company and Cendant Corporation.
 10.8    Support Agreement, dated as of August 11, 1997, between Cendant
         Corporation and the Company.
 10.9    Advisory Services Agreement, dated as of August 11, 1997, among the
         Company and Apollo Management, L.P.
 10.10   Lease, dated as of August 11 , 1997, between the Company and Cendant
         (relating to Parsippany, New Jersey property).
 10.11   Lease, dated as of August 11, 1997, between the Company and Cendant
         (relating to Mission Viejo, California property).
 10.12   Acquisition Services Agreement, dated as of February 9, 1999, between the Company and Cendant Corporation.
 10.13   Development Advance Promissory Note, dated as of September 1, 1997, between the Company and Coldwell Banker Real Estate Corporation.
 10.14   Credit Agreement, dated as of January 7, 1999, among the Company, The
         Chase Manhattan Bank, Bankers Trust Company and the lending institutions party thereto.
 10.15   NRT Incorporated 1997 Equity Participation Plan, as amended.
 10.16   License Agreement, dated as of February 9, 1999, between Cendant and the Company

 Exhibit
 Number                       Description of Exhibit
 -------                      ----------------------
 21.1    Subsidiaries of the Company.
 23.1*   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
         Exhibit 5.1).
 23.2    Consent of Deloitte & Touche LLP.
 23.3    Consent of Deloitte & Touche LLP.
 23.4    Consent of Deloitte & Touche LLP.
 23.5    Consent of Deloitte & Touche LLP.
 23.6    Consent of Deloitte & Touche LLP.
 23.7    Consent of Deloitte & Touche LLP.
 23.8    Consent of Arthur Andersen LLP.
 24.1    Powers of Attorney (included on signature page).
 27.1    Financial Data Schedule.

-------------------
* To be filed by amendment.

 (b) Financial Statement Schedules:

  Financial statement schedules are omitted as not required or not applicable or because the information is included in the financial statements of the Company or notes thereto.

Item 17. Undertakings.

  (a) The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company by the Company pursuant to the Underwriting Agreement, the Restated Certificate, the Restated By-laws, the DGCL or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the adjudication of such issue.

  (c) The Company hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registration has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on February 10, 1999.

                                          NRT Incorporated

                                            /s/ Robert M. Becker
                                          By: _________________________________
                                            Name: Robert M. Becker
                                            Title: President and Chief
                                            Executive Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes and appoints Robert M. Becker, Gregory W. Hunt and Steven L. Barnett, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional Registration Statements related to the offering contemplated by this Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                         Title                Date

        /s/ Robert M. Becker            President, Chief         February 10,
-------------------------------------    Executive Officer           1999
          Robert M. Becker               and Director
                                         (Principal
                                         Executive Officer)

       /s/ Chandler B. Barton           Chairman of the          February 10,
-------------------------------------    Board and Director          1999
         Chandler B. Barton

         /s/ Gregory W. Hunt            Senior Vice              February 10,
-------------------------------------    President, Chief            1999
           Gregory W. Hunt               Financial Officer
                                         and Treasurer
                                         (Principal
                                         Financial and
                                         Accounting Officer)

              Signature                         Title                Date

       /s/ Terence W. Edwards                 Director           February 10,
-------------------------------------                                1999
         Terence W. Edwards

        /s/ Joshua J. Harris                  Director           February 10,
-------------------------------------                                1999
          Joshua J. Harris

        /s/ David M. Johnson                  Director           January 21,
-------------------------------------                                1999
          David M. Johnson

         /s/ Samuel L. Katz                   Director           February 10,
-------------------------------------                                1999
           Samuel L. Katz

          /s/ Marc J. Rowan                   Director           February 10,
-------------------------------------                                1999
            Marc J. Rowan

        /s/ Richard A. Smith                  Director           February 10,
-------------------------------------                                1999
          Richard A. Smith

       /s/ Michael L. Tarnopol                Director           January 20,
-------------------------------------                                1999
         Michael L. Tarnopol

        /s/ Michael D. Weiner                 Director           February 10,
-------------------------------------                                1999
          Michael D. Weiner